Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
Among
GERDAU S.A.
(as “Parent”),
GERDAU DELAWARE, INC.
(as “Merger Sub”)
and
QUANEX CORPORATION
(as the “Company”)
Dated November 18, 2007

-i-

(continued)
-ii-

(continued)

Page
9.10 Severability	50

9.11 Interpretation; Construction	50

9.12 Assignment	50

9.13 Knowledge	51
LIST OF EXHIBITS
Exhibit A — Amended Certificate of Incorporation of the Surviving Entity
Exhibit B — Amended Bylaws of the Surviving Entity
Exhibit C-1 — Spin-off Distribution Agreement
Exhibit C-2 — Spin-off Transition Services Agreement
Exhibit C-3 — Spin-off Tax Matters Agreement
Exhibit C-4 — Spin-off Employee Matters Agreement
-iii-

INDEX TO DEFINED TERMS

Defined Term	Page
Acquisition Proposal	32
Actions	13
Adverse Recommendation Notice	31
Agreement	1
Alternative Acquisition Agreement	31
Bankruptcy and Equity Exception	9
Building Products Business	1
Bylaws	2
Cancelled Shares	3
Certificate of Incorporation	2
Certificates	3
Change in Company Recommendation	31
CIC Agreements	38
Closing	1
Closing Date	1
Code	5
Company	1
Company Accounts	40
Company Balance Sheet Date	13
Company Board	9
Company Common Stock	3
Company Compensation and Benefit Plan	13
Company Disclosure Letter	6
Company ERISA Affiliate	14
Company Health Plan	37
Company Material Adverse Effect	6
Company Option	5
Company Reports	11
Company Stockholder Approval	9
Company Stockholders Meeting	34
Confidentiality Agreement	31
Constituent Entities	1
Continuing Employees	37
Contracts	10
Convertible Debentures	8
Costs	38
Current Premium	39
Current Year	37
D&O Insurance	39
Debt Commitment	26
Debt Commitment Letter	26
Delaware Certificate of Merger	2
DGCL	1
-iv-

INDEX TO DEFINED TERMS
(continued)

Defined Term	Page
Dissenters’ Shares	5
Distribution Agreement	6
Effective Time	2
Environmental Law	18
ERISA	13
Exchange Act	9
Exchange Fund	3
Excluded Shares	3
GAAP	11
Government Antitrust Entity	35
Governmental Entity	9
Hazardous Substance	18
HSR Act	8
Indemnified Parties	38
IP Rights	22
IRS	14
Knowledge of Parent	51
Knowledge of the Company	51
Laws	17
Lazard	9
Lender	26
Lien	27
Material Contract	11
Merger	1
Merger Consideration	3
Merger Sub	1
Notice Period	31
NYSE	8
Order	43
Parent	1
Parent Board	24
Parent Disclosure Letter	23
Parent SEC Reports	25
Past Service	37
Paying Agent	3
PBGC	15
Permits	17
Person	8
Potential Superior Proposal	30
Preferred Shares	7
Retained Business	6
Rights	8
-v-

INDEX TO DEFINED TERMS
(continued)

Defined Term	Page
Rights Agreement	8
RSU	6
Sarbanes-Oxley Act	12
SEC	11
SEC Reports	6
Securities Act	9
Series A Preferred Shares	7
Share or Shares	3
Spinco	1
Spinco Accounts	41
Spin-Off	1
Spin-Off Agreements	40
Stock Plans	8
Subsidiary	6
Superior Proposal	33
Supplemental Financial Statements	12
Surviving Entity	1
Takeover Statute	17
Tax	19
Tax Return	19
Taxes	19
Termination Date	45
Termination Fee	46
Trade Secrets	22
Transferee	4
Voting Debt	8
WARN	21
-vi-

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is dated as of November 18, 2007 by and among Gerdau S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Parent”), Gerdau Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Quanex Corporation, a Delaware corporation (the “Company”). Merger Sub and the Company are sometimes hereinafter collectively referred to as the “Constituent Entities”.
RECITALS
     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, prior to the Merger, the Company will spin off or otherwise dispose of (the “Spin-Off”) its businesses involving the manufacture and sale of aluminum sheet and engineered materials and components primarily used in the United States building products market (the “Building Products Business”) to a newly-formed Delaware entity (“Spinco”); and
     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement, including arrangements with respect to the disposition of the Building Products Business.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
The Merger; Closing; Effective Time
     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Entity”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Articles II, III and IV below and the Delaware General Corporation Law, as amended (the “DGCL”).
     1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place (i) at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010-3095, at 10:15 A.M. (Central Time) on the first business day (the “Closing Date”) following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

     1.3 Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the “Effective Time”).
ARTICLE II
Certificate of Incorporation and
Bylaws of the Surviving Entity
     2.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read as set forth in Exhibit A attached hereto (the “Certificate of Incorporation”) (including a change in the Company’s corporate name) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Entity until thereafter amended as provided therein or by applicable Law.
     2.2 Bylaws. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read as set forth in Exhibit B attached hereto (the “Bylaws”) and, as so amended and restated, shall be the bylaws of the Surviving Entity until thereafter amended as provided therein or by applicable Law.
ARTICLE III
Directors and Officers of the Surviving Entity
     3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws.
     3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws.
ARTICLE IV
Effect of the Merger on the Capital Stock
of the Constituent Entities; Exchange of Certificates
     4.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

     (a) Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Entity.
     (b) Excluded Shares. Each share of common stock, par value $0.50 per share, of the Company (“Company Common Stock”) that is owned directly by the Company as treasury stock or by Parent or Merger Sub and in each case not held on behalf of third parties (such shares, the “Cancelled Shares”) shall be canceled, and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any wholly owned Subsidiary of the Company or by any wholly owned Subsidiary of Parent, other than shares held on behalf of third parties (such shares, collectively with Dissenters’ Shares and Cancelled Shares, the “Excluded Shares”), shall remain outstanding, and no consideration shall be delivered in exchange therefor.
     (c) Conversion of Company Common Stock. Each share of Company Common Stock, together with the associated Rights (each share of Company Common Stock together with the associated Right, a “Share” or, collectively, “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive $39.20 in cash from Parent, without interest (the “Merger Consideration”).
     4.2 Exchange of Shares for Merger Consideration.
     (a) Exchange of Certificates. Parent shall select a bank or trust company in the United States reasonably acceptable to the Company to act as the paying agent hereunder (the “Paying Agent”). At the Effective Time, Parent shall deposit with the Paying Agent for the benefit of the holders of certificates, which immediately prior to the Effective Time represented Shares (the “Certificates”), the Merger Consideration, (the “Exchange Fund”), payable pursuant to Section 4.1(c) in exchange for outstanding Shares.
     (b) Exchange Procedures.
     (i) As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration, (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as Parent and the Company may specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.
     (ii) After the Effective Time, upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive therefor pursuant to the provisions of this Article IV, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered (the “Transferee”) if such Certificate is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article IV. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article IV.
     4.3 Return and Investment of Exchange Fund.
     (a) Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for 15 months after the Effective Time shall be delivered to the Surviving Entity upon demand of the Surviving Entity, and any former stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Entity for payment of their claim for the Merger Consideration; provided, that such former stockholder of the Company shall have no greater rights against the Surviving Entity than may be accorded to general creditors of the Surviving Entity under applicable Laws. None of the Company, Parent or the Surviving Entity shall be liable to any holder of Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (b) The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptance of commercial banks with capital exceeding $10 billion and provided that such investments shall be made in such a manner so as not to impair the availability of the Merger Consideration for payment on the Shares when required.
     4.4 Further Ownership Rights in Shares. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on Shares in accordance with the terms of this Agreement.
     4.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such person is entitled pursuant to Section 4.1 with respect to Shares formerly represented thereby.

     4.6 Withholding Rights. Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Shares and Company Options in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.
     4.7 Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Entity, they shall be canceled and exchanged as provided in this Article IV.
     4.8 Dissenters’ Shares. Notwithstanding any provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by holders of such Shares who exercise appraisal rights with respect thereto in accordance with applicable provisions of the DGCL, including, without limitation, Section 262 thereof (the “Dissenters’ Shares”) will not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenters’ Shares will be entitled to receive payment of the appraised value of such Dissenters’ Shares in accordance with those provisions unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights to appraisal and payment under the DGCL, such Dissenters’ Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Notwithstanding any provision of this Agreement to the contrary, if Parent or the Company abandon or are finally enjoined or prevented from carrying out the Merger and the other transactions contemplated under this Agreement, the right of each holder of Dissenters’ Shares to receive payment of the appraised value of Shares as provided herein shall terminate, effective as of the time of such abandonment, injunction, prevention or rescission.
     4.9 Company Options.
     (a) At the Effective Time, each option to purchase Shares granted under the Stock Plans that is outstanding immediately prior to the Effective Time (a “Company Option”) shall become fully vested and exercisable, and shall be cancelled and entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in no event more than three business days following the Effective Time), an amount in cash equal to (x) the total number of shares of Company Common Stock subject to the Company Option times (y) the excess of (i) the sum of (A) the Merger Consideration and (B) the closing sales price of a share of Spinco Common Stock on the Distribution Date as reported on the Exchange over (ii) the exercise price per share under such Company Option (the terms “Spinco Common Stock,” “Distribution Date” and “Exchange” being defined in the Distribution Agreement attached hereto as Exhibit C-1 (the “Distribution Agreement”)), less any applicable withholding.
     (b) At the Effective Time, each restricted stock unit in respect of a share of Company Common Stock (collectively, the “RSUs”) shall become fully vested and shall be converted into the right of each RSU holder to receive, as soon as reasonably practicable after the Effective Time (but in no event more than three business days following the Effective Time), an amount per RSU equal to the sum of (y) the Merger Consideration and (z) the closing sales price of a share of Spinco Stock on the Distribution Date as reported on the Exchange.
ARTICLE V
Representations and Warranties
     5.1 Representations and Warranties of the Company. For purposes of this Section 5.1, the term “Retained Business” means the Company and its Subsidiaries taken as a whole after giving effect to the Spin-Off. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) or in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006, or in any of the Quarterly Reports on Form 10-Q filed by the Company thereafter and prior to the date of this Agreement (collectively, the “SEC Reports”) (but, in any case, only to the extent such disclosure does not constitute a “risk factor” or a “forward-looking statement” under the heading “Forward-Looking Statements” in any of such SEC Reports), the Company hereby represents and warrants to Parent and Merger Sub that:
     (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be in good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement. The Company’s certificate of incorporation and bylaws so delivered are in full force and effect.
     As used in this Agreement, the term (i) “Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (ii) “Company Material Adverse Effect” means (x) a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Retained Business, or (y) an event, change, effect, development, condition or occurrence that is, or is reasonably likely to, prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, excluding such effects resulting from or arising in connection with events, changes, effects, developments, conditions or occurrences:
     (A) that are the result of general economic, capital market, regulatory, political or business conditions or acts of war or terrorism to the extent such changes do not disproportionately affect, in any material respect, the Retained Business as compared to the typical company operating in the same industry or market as the Retained Business;
     (B) that are the result of factors generally affecting the industries or markets in which the Retained Business operates to the extent such changes do not disproportionately affect, in any material respect, the Retained Business as compared to the typical company operating in the same industry or market as the Retained Business;
     (C) changes in the Retained Business’ relationships with its employees or with any labor organization, or any adverse change, effect or circumstance resulting from or arising in connection with any labor strike, slowdown, work stoppage or other labor controversy (in each case relating to collective bargaining negotiations), that is threatened to occur or occurs after the date of this Agreement;
     (D) that result from entering into this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby; and
     (E) that are the result of changes in applicable Law, rule or regulations or generally accepted accounting principles or the interpretation thereof by a Governmental Entity or industry standard that interprets such Law, rule, regulation or principles after the date of this Agreement to the extent such changes do not disproportionately affect, in any material respect, the Retained Business as compared to the typical company operating in the same industry or market as the Retained Business.
     (b) Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 Shares and 1,000,000 shares of preferred stock, no par value per share (the “Preferred Shares”), the only series of Preferred Stock being 150,000 shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Shares”). At the close of business on October 31, 2007, 37,190,513 Shares were outstanding, 38,301,959 Shares were issued and no Preferred Shares were issued and outstanding. The Company has no Shares or Preferred Shares reserved for issuance, except that, at the close of business on October 31, 2007, (i) 1,427,275 Shares were reserved for issuance by the Company pursuant to Company Options or other equity-based awards granted under the following plans:

Plan	Shares Reserved for Issuance
2006 Omnibus Incentive Plan	328,581 Shares
1996 Employee Stock Option and Restricted Stock Plan	967,578 Shares
1997 Key Employee Stock Plan	86,116 Shares
1997 Non-Employee Director Stock Option Plan	45,000 Shares
(collectively, the “Stock Plans”), (ii) 2,246,732 Shares were reserved for issuance pursuant to Company Options or other equity-based awards not yet granted under the Stock Plans, (iii) 1,877,508 Shares were reserved for issuance pursuant to the Company’s 2.5% Convertible Senior Debentures due 2034 (the “Convertible Debentures”), (iv) 981,117 Shares were held by the Company in its treasury and (v) 13,618 Series A Preferred Shares were reserved for issuance pursuant to the rights (the “Rights”) under the Third Amended and Restated Rights Agreement, dated as of September 15, 2004, between the Company and Wells Fargo Bank, N.A., as Rights Agent, as amended (the “Rights Agreement”). Since October 31, 2007, the Company has not issued any Shares or Preferred Shares other than the issuance of Shares upon the exercise in accordance with the terms of the Stock Plans outstanding on such date and disclosed in Section 5.1(b)(i) of the Company Disclosure Letter. The Company has no outstanding stock appreciation rights. The Company Common Stock is listed on the New York Stock Exchange (“NYSE”). All of the outstanding Shares have been duly authorized and are, and all Shares issuable upon the exercise of Company Options or other equity-based awards and the conversion of the Convertible Debentures will be when issued thereunder, validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned subsidiary of the Company, free and clear of any Lien. Except as set forth above and pursuant to the Rights Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (collectively, “Person”) a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than the Convertible Debentures, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”). The Company does not own, directly or indirectly, any voting interest in any Person, other than its Subsidiaries, that may require a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) The only outstanding indebtedness for borrowed money of the Company and its Subsidiaries is set forth in Section 5.1(b)(ii) of the Company Disclosure Letter.

(c) Corporate Authority; Approval and Fairness.
          (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such approval at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          (ii) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (A) has unanimously approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, (B) has determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interest of the Company and its stockholders, (C) has resolved (subject to Section 6.2) to recommend this Agreement and the Merger to its stockholders for approval and adoption, (D) has directed that this Agreement and the Merger be submitted to its stockholders for consideration in accordance with this Agreement and (E) has received the opinion of its financial advisor, Lazard Freres & Co. LLC (“Lazard”), to the effect that the consideration to be received by the holders of the Shares in the Merger is fair, as of the date of such opinion, to such holders from a financial point of view, a complete and correct copy of which opinion has been delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement or approve the transactions contemplated by this Agreement under applicable Law.
(d) Governmental Filings; No Violations; Certain Contracts, Etc.
     (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), (C) required to be made with the NYSE, (D) under the Exon Florio Amendment to the U.S. Defense Production Act, 50 U.S.C. App. 2170, as amended, and (E) other foreign approvals, state securities, takeover and blue sky laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material

Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
     (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Retained Business (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) binding upon the Retained Business or any Laws or governmental or non- governmental permit or license to which the Retained Business is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
     (iii) The Company has made available to Parent true, correct and complete copies of all Contracts and other instruments to which the Retained Business is a party or by which the Retained Business or any of its properties or assets is bound that (A) contain covenants that limit the ability of the Retained Business, or which, following the consummation of the Merger, could restrict the ability of Parent or any of its affiliates as of immediately prior to the Effective Time or the Surviving Entity, to compete or operate in any business or with any Person or in any geographic area, or to sell, supply or distribute any service or product or to otherwise operate or expand its current or future businesses; (B) involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, other than physical hedging Contracts entered into in the ordinary course of business consistent with past practice of the Retained Business; (C) relate to indebtedness for borrowed money, guarantees or similar obligations; (D) involve, since October 31, 2006, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $5 million (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory); (E) with respect to a material joint venture, partnership, limited liability or other similar agreement or arrangement; (F) by its terms calls for aggregate payments by the Company and its Subsidiaries or aggregate payments to the Retained Business under such Contract of more than $5 million over the remaining term of such Contract, other than Contracts pertaining to the purchase of product in the ordinary course of business of the Retained Business; (G) with respect to any acquisition by the Retained Business pursuant to which the Retained Business has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that could result in payments in excess of $5 million; (H) in which the counterparty is any director, executive officer or greater than 5% stockholder of the Company (other than

Company Compensation and Benefit Plans); (I) involve any labor union or other employee organization, including any works council or foreign trade union or trade association or (J) would be required to be filed by the Retained Business as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission (the “SEC”). Each such Contract described in clause (A) through (J) is referred to herein as a “Material Contract.”
     (iv) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary has received any written notice or claim of default under any Material Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Material Contract and (ii) each of the Material Contracts is in full force and effect and, to the Knowledge of the Company, is the valid, binding and enforceable obligation of the other parties thereto (except that such enforceability is subject to the Bankruptcy and Equity Exception).
(e) Company Reports; Financial Statements.
     (i) The Company furnished or filed, as applicable, on a timely basis statements, reports, certificates, forms and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since October 31, 2005, including the SEC Reports, (including exhibits, annexes and any amendments thereto) (collectively, including any such reports filed subsequent to the date of this Agreement and as amended, the “Company Reports”). As of their respective dates (or, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with US. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. The unaudited consolidating balance sheet and the unaudited corporate balance sheet contained in Section 5.1(e) of the Disclosure Letter (the “Supplemental Financial Statements”) are complete and accurate and were prepared in the ordinary course and on a basis and in a manner consistent with past practice. As of October 31, 2007 the Supplemental Financial Statements fairly present the financial position of the Retained Business, the Building Products Business and the corporate level assets and liabilities of the Company.

     (ii) The Company is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the NYSE. The Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board that they have identified (A) no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information and (B) no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of October 31, 2005, the Company has concluded, following an evaluation under the supervision and with the participation of the Company’s principal executive officer and its principal financial officer of the effectiveness of the Company’s disclosure controls and procedures, that the Company’s disclosure controls and procedures were effective. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.
     (iii) The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since October 31, 2005 and prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any Company Report.
     (f) Absence of Certain Changes. Except as contemplated by this Agreement, since the Company Balance Sheet Date (as defined below) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than in the ordinary and usual course of such businesses consistent with past practice and have not taken any action which, if it had been taken after the date hereof, would have required the prior written consent of Parent pursuant to clauses (i)-(xx) of Section 6.1 (assuming any applicable threshold contained therein was already fully surpassed) or would have breached the Company’s obligations under Section 6.11(c), and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which management of the Company has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date of this Agreement and except as expressly permitted hereby or (iv) any change by the Company in accounting principles or any material accounting practices or methods. Since the Company Balance Sheet Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date of this Agreement, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or directors or any amendment of any of the Company Compensation and Benefit Plans other than increases or amendments in the ordinary course. For purposes of this Agreement, “Company Balance Sheet Date” means July 31, 2007.
     (g) Litigation and Liabilities.
     (i) There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, inquiries or proceedings (“Actions”) pending or, to the Knowledge of the Company, threatened against the Retained Business except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
     (ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet, including the notes to the financial statements of which the balance sheet is a part, as of the Company Balance Sheet Date included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (C) incurred in connection with the Merger or the transactions contemplated by this Agreement or (D) that are not, individually or in the aggregate, reasonably likely have a Company Material Adverse Effect.
     (h) Employee Benefits.
     (i) Section 3.1(h)(i) of the Company Disclosure Letter contains a complete and correct list of all Company Compensation and Benefit Plans. The term “Company Compensation and Benefit Plan” means all material “employee benefit plan” (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including without limitation, multiemployer plans within the meaning of 3(37) of ERISA) and all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, vacation policies, and other similar plans, agreements and arrangements, whether formal or informal, that are sponsored, maintained or contributed to by the Retained Business or with respect to which the Retained Business may have any liability, contingent or otherwise. Section 3.1(h)(i) of the Company Disclosure Letter identifies which of the Company Compensation and Benefit Plans are subject to Title IV of ERISA.
     (ii) With respect to each Company Compensation and Benefit Plan, the Company has heretofore made available to Parent, as applicable, complete and correct copies of each of the following documents:
          (A) each Company Compensation and Benefit Plan and any amendments thereto (or if the Company Compensation and Benefit Plan is not a written agreement, an accurate description thereof);
          (B) the three most recent annual Form 5500 reports filed with the Internal Revenue Service (the “IRS”);
          (C) the most recent statement filed with the Department of Labor pursuant to 29 U.S.C. Section 2520.104-23;
          (D) the most recent annual Form 1041 reports filed with the IRS;
          (E) the actuarial reports for the last three years;
          (F) the three most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 87;
          (G) the most recent summary plan description and summaries of material modifications thereto;
          (H) the trust agreement, group annuity contract or other funding agreement that provides for the funding of a Company Compensation and Benefit Plan; and
          (I) the most recent determination letter received from the IRS with respect to each Company Compensation and Benefit Plan that is intended to qualify under Section 401 of the Code.
     (iii) No asset of the Company or any Person (whether or not incorporated) that is treated as a single employer together with the Company or any of its Subsidiaries under Section 414 of the Code (“Company ERISA Affiliate”) is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of the Company or any Company ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Lien or requirement to post any such security.

     (iv) With respect to any Company Compensation and Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Company Compensation and Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).
     (v) No pension benefit plan as defined in Section 3(2) of ERISA that is maintained or contributed to by the Company or any Company ERISA Affiliate had an accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the date of this Agreement. All contributions required to be made with respect to any Company Compensation and Benefit Plan on or prior to the date of this Agreement have been timely made or are reflected in the most recent financial statements included in the Company Reports.
     (vi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) neither the Company nor any other Person has engaged in a transaction that could result in the imposition upon the Company or any of its Subsidiaries of a civil penalty under Section 409 or 502(i) of ERISA or a tax under Section 4971, 4972, 4975, 4976, 4980, 4980B or 6652 of the Code with respect to any Company Compensation and Benefit Plan, and (B) to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such liability.
     (vii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each Company Compensation and Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.
     (viii) Each Company Compensation and Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no condition exists that could be reasonably expected to result in the revocation of any such letter.
     (ix) No Company Compensation and Benefit Plan provides medical, surgical or hospitalization benefits (whether or not insured by a third party) for employees or former employees of the Company, any of its Subsidiaries or any Company ERISA Affiliate for periods extending beyond their retirements or other terminations of service, other than (A) coverage mandated by applicable Law or (B) death benefits under any pension benefit plan as defined in Section 3(2) of ERISA.

     (x) The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event that occurs on or prior to the Closing Date (such as a termination of employment), will not (A) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay or any other payment under a Company Compensation and Benefit Plan, (B) accelerate the time of payment or vesting of benefits under a Company Compensation and Benefit Plan, (C) increase the amount of compensation due any current or former employee of the Company or any of its Subsidiaries or (D) result in payments of any kind that would not be deductible under Section 162(m) or Section 280G of the Code.
     (xi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, there is no litigation, action, proceeding, audit, examination or claim pending, or to the Knowledge of the Company, threatened or contemplated relating to any Company Compensation and Benefit Plan.
     (xii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) none of the Company or any Company ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) and (B) no condition exists for which the PBGC is authorized to seek from the Company or a Company ERISA Affiliate, a late payment charge under Section 4007(b) of ERISA. To the Knowledge of the Company, no condition exists that presents a risk that the Company or a Company ERISA Affiliate will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
     (xiii) No Company Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) and neither the Company, its Subsidiaries nor any Company ERISA Affiliate during the last six years has at any time during such period sponsored or contributed to, or has or had any liability or obligation in respect of, any such multiemployer plan.
     (xiv) The most recent financial statements and actuarial reports, if any, for the Company Compensation and Benefit Plans reflect the financial condition and funding of the Company Compensation and Benefit Plans as of the dates of such financial statements and actuarial reports, and no material adverse change has occurred with respect to the financial condition or funding of the Company Compensation and Benefit Plans since the dates of such financial statements and actuarial reports.
     (xv) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has entered into any split-dollar insurance arrangements since July 30, 2002 for any director or executive officer. None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has any obligation or liability under any plan, contract, policy or any other arrangement that limits its ability to terminate any split-dollar insurance arrangements, other than a requirement to provide notice of termination.

     (xvi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no Company Compensation and Benefit Plan that satisfies the requirements of Section 401(a) of the Code has incurred a partial termination within the meaning of Section 41l(d)(3) of the Code during the six- year period ending on the date of this Agreement.
     (i) Compliance with Laws; Permits. The businesses of the Retained Business have not been, and are not being, conducted in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, rule of common law, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as disclosed in the Company Reports filed prior to the date of this Agreement or with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Retained Business is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Retained Business has all governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (“Permits”) necessary to conduct their business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. The Retained Business has complied with, and is not in violation of, any Permits, except where such noncompliance or violation is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be likely to have a Company Material Adverse Effect, all such Permits are in full force and effect and there are no proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.
     (j) Takeover Matters. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (with the exception of Section 203 of the DGCL) (each a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is or at the Effective Time will be, applicable to the Shares, the Merger or the other transactions contemplated by this Agreement. The approval of this Agreement by the Company Board constitutes approval of this Agreement, the Merger and the other transactions contemplated hereby for purposes of Section 203 of the DGCL and for all provisions of the Company’s certificate of incorporation and bylaws and represents the only action necessary to ensure that the restrictions of Section 203 of the DGCL (and the restrictions of the Company’s certificate of incorporation and bylaws) do not apply to the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

     (k) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Retained Business complies with all, and has not violated any, Environmental Laws (as defined below); (ii) no property or facility currently, or to the Knowledge of the Company after due inquiry, formerly, leased, owned or operated by the Retained Business (including soils, groundwater, surface water, buildings or other structures) is or has been subject to any release or threatened release of any Hazardous Substance (as defined below) that could reasonably be expected to result in liability for the Retained Business under any Environmental Law including with respect to any remediation required pursuant to any Environmental Law; (iii) the Retained Business has not received any Action, notice or request for information alleging liability for any Hazardous Substance disposal or contamination on any third party property and, to the Knowledge of the Company after due inquiry, no such Action, notice or request for information is threatened; (iv) the Retained Business has not received any Action, notice or request for information alleging that the Retained Business is in violation of, or subject to liability under, any Environmental Law and, to the Knowledge of the Company after due inquiry, no such Action, notice or request for information is threatened; (v) the Retained Business is not subject to any order, decree or directive from any Governmental Entity pursuant to any Environmental Law and, to the Knowledge of the Company after due inquiry, no such order, decree or directive is threatened; (vi) no portion of any of the assets owned or operated by the Retained Business is listed on, or is, to the Knowledge of the Company after due inquiry, proposed for listing on, the National Priorities List; (vii) to the Knowledge of the Company after due inquiry, the Retained Business has not released or arranged for the release or other disposal of any Hazardous Substance in a manner, or to a location, that has resulted, or that could reasonably be expected to result, in liability under or relating to any Environmental Law; (viii) the execution of this Agreement and the consummation of the transactions contemplated hereby, do not require any submission to, or any consent or approval of, any Governmental Entity under or relating to any Environmental Law; and (ix) the Retained Business has not contractually assumed or provided indemnity against any liability under or relating to any Environmental Law.
     As used herein, the term “Environmental Law” means any applicable Law concerning: (A) the protection of the environment or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee or public exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Hazardous Substance” means any waste or any substance that is listed, classified or regulated pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or terms of similar import, including petroleum, petroleum products, asbestos, asbestos-containing materials, and polychlorinated biphenyls.
     (l) Taxes. The Company and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes (as defined below) (A) that are due and payable (whether or not shown in such Tax Returns) or, where payment is not due, have made adequate provision for all material Taxes in the financial statements of the Company or (B) that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, with respect to matters contested in good faith and for which adequate provision has been made in the Company Reports; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are reasonably likely to have a Company Material Adverse Effect and are not disclosed or provided for in the Company Reports. Neither the Company nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company Reports filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement. The Company has not been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. Neither the Company nor any of its U.S. Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. There are no material Liens with respect to Taxes upon any of the assets or properties of either the Company or its Subsidiaries, other than with respect to Taxes not yet due and delinquent. Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract (except as contemplated in the Tax Matters Agreement attached hereto as Exhibit C-3), or otherwise. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (A) a change in method of accounting occurring prior to the Closing Date, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received, or paid, prior to the Closing Date or (D) deferred gains arising prior to the Closing Date. Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (A) a list maintenance obligation with respect to any Person under Section 6112 of the code or the regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period, or (B) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.
          As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and any other taxes, duties, customs, governmental fees or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns, reports, or similar statements (including, without limitation, elections, declarations, disclosures, schedules, estimates, claims for refunds, amended returns, declarations of estimated Tax, and information returns, and including any attached schedules) required to be supplied to a Tax authority relating to Taxes.
     (m) Labor Matters. As of the date of this Agreement:
     (i) no collective bargaining agreements or other contracts or agreements with any labor organization are in effect with respect to the Retained Business, and the Retained Business is not negotiating any collective bargaining agreement or other contracts or agreements in respect of employees of the Retained Business;
     (ii) the Retained Business is in compliance with each of the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which any of them is a party except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;
     (iii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened, with regard to employees of the Retained Business, except those charges or complaints that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;
     (iv) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect or, to the Knowledge of the Company, threatened against the Retained Business, and no labor strike, material slowdown, material work stoppage or other material labor controversy has occurred within the past 5 years;
     (v) no union certification or decertification petition has been filed (with service of process having been made on the Company or any of its Subsidiaries), or, to the Knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of its Subsidiaries), that relates to employees of the Retained Business and, to the Knowledge of the Company, no union authorization campaign or other organizational effort has been conducted within the past 24 months except those petitions and campaigns that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;
     (vi) no grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending (with service of process having been made on the Company or any of its Subsidiaries), or, to the Knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of its Affiliates), against the Retained Business related to any of their employees, prospective employees, or former employees, except those proceedings that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;
     (vii) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the employees of the Retained Business is pending or, to the Knowledge of the Company, threatened, except those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;
     (viii) the Retained Business is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices of the Retained Business except those consent decrees or citations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;
     (ix) the Retained Business has not closed any plant or facility or effectuated any material layoffs of employees within the past 3 years without complying with all relevant Laws, including the Worker Adjustment and Retraining Notification Act (together with any similar state or local statute, rule or regulation, “WARN”); and
     (x) the Retained Business is in compliance with all applicable agreements, contracts, policies, plans, Laws and programs relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.
     Solely for purposes of this subsection (m), clause (C) of the definition of Company Material Adverse Effect shall not apply.
     (n) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Retained Business are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Retained Business and its properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
     (o) Intellectual Property.
     (i) The Retained Business owns, is licensed or otherwise possesses valid and legally enforceable rights to use all (A) trademarks, service marks, brand names, trade names, d/b/a’s, Internet domain names, logos, trade dress, and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and reissues; (C) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, restorations, and registrations and applications therefor; (D) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (E) all other intellectual property

(clauses (A) through (E) collectively, “IP Rights”) that are used in the business of the Retained Business as currently conducted and as currently planned to be conducted, except for the intellectual property being transferred to the Building Products Business pursuant to the Agreement set forth in Exhibit C-1 attached hereto and except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 5.1(o) of the Company Disclosure Letter identifies all IP Rights exercised in connection with the Retained Business that are the subject of subsisting patents, patent applications, trademark registrations, trademark applications, copyright registrations and copyright applications.
     (ii) Except as is not reasonably likely to have a Company Material Adverse Effect:
          (A) no claim is currently pending or threatened in writing against the Retained Business by any Person alleging that the operation of the business as currently conducted or as proposed to be conducted, or the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Retained Business, infringes or otherwise violates any IP Rights of any Person;
          (B) to the Knowledge of the Company, there are no valid grounds for any bona fide claims to the effect that the operation of the business as currently conducted or as proposed to be conducted, or the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Retained Business, or the exercise of any of the Company’s IP Rights related to Retained Business, infringes or otherwise violates any IP Rights of any Person;
          (C) to the Knowledge of the Company, there is no unauthorized use, infringement or other violation by any Person of any IP Rights owned or held by the Retained Business; and
          (D) all IP Rights listed on Section 5.l(o) of the Company Disclosure Letter are subsisting and have not been adjudicated invalid.
          (E) the Company (i) takes all reasonable actions to maintain and protect the validity and value of all of its trade secrets, know how, or other confidential information (collectively, “Trade Secrets”), (ii) has executed confidentiality agreements with all persons who had or have access to any such Trade Secrets, and (iii) has executed enforceable intellectual property assignment agreements with all persons who contributed or contribute to the development of any such Trade Secrets.
     (p) Owned and Leased Properties. The Retained Business has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, (i) all assets and properties (in each case, tangible and intangible) necessary to enable the Retained Business to conduct its businesses as currently conducted and (ii) all the properties and assets reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Retained Business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) except, in each case, for defects in title, easements, restrictive covenants and similar encumbrances that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Section 5.1(p) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all such owned and leased property and the address and owner thereof, other than properties and assets that in the aggregate are not material to the Retained Business.
     (q) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Lazard as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date of this Agreement. There are no amounts payable to Lazard in connection with Merger and the other transactions contemplated by this Agreement other than as set forth in the Company’s engagement letters with Lazard.
     (r) Rights Agreement. Immediately prior to the execution of this Agreement, the Company amended the Rights Agreement to provide that (i) Parent and Merger Sub each shall not be deemed an “Acquiring Person” (as defined in the Rights Agreement), (ii) a “Stock Acquisition Date” or a “Distribution Date” (as such terms are defined in the Rights Agreement) shall not occur as a result of the execution or delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) the Rights will not separate from the Shares or become exercisable solely as a result of entering into this Agreement or consummation of the Merger and/or the other transactions contemplated hereby and (iv) the Rights Agreement will terminate and the Rights will expire immediately prior to the Effective Time.
     (s) Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries or any Person beneficially owning 5% or more of the Shares is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction or series of transactions with any of the foregoing within the last twelve months or that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
     5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub each hereby represent and warrant to the Company that:
     (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent has furnished to the Company a complete and correct copy of its certificate of incorporation and bylaws and Merger Sub has furnished to the Company a complete and correct copy of its certificate of incorporation and bylaws, each as in effect on the date of this Agreement.
     (b) Authority.
     (i) Each of Parent and Merger Sub has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     (ii) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, (A) has unanimously (i) approved and adopted this Agreement, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of Parent, and (iii) determined to cause Parent, as the sole stockholder of Merger Sub, to approve and adopt this Agreement. The affirmative vote of Parent, as the sole stockholder of Merger Sub, is the only vote of the holders of any class or series of Merger Sub equity necessary to approve the Merger. The Board of Directors of Merger Sub (by unanimous written consent) have approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.
     (c) Governmental Filings; No Violations; Certain Contracts; Etc.
     (i) Other than the filings and/or notices (A) pursuant to Section 1.3, and (B) under the HSR Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
     (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
     (d) Parent Financial Statements. Each of the consolidated balance sheets of the Parent as of December 31, 2006 and June 30, 2007 (including the related notes and schedules) filed by Parent with the SEC in its Form 6-Ks on April 27, 2007 and September 14, 2007, respectively (the “Parent SEC Reports”), fairly presents the consolidated financial position of Parent and its Subsidiaries as of its date. Each of the consolidated statements of income and cash flows for the year ended December 31, 2006 and the six months ended June 30, 2007 (including any related notes and schedules) included in the Parent SEC Reports fairly presents the results of operations, retained earnings and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
     (e) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries except for those that are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
     (f) Compliance with Laws; Permits. The businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Except as disclosed in the Parent Reports filed prior to the date of this Agreement or with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries each has all Permits except those the absence of which are not, individually or in the aggregate, reasonably likely to prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
     (g) Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no subsidiaries.
     (h) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Citigroup Global Markets Inc. as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date of this Agreement.
     (i) Ownership of Shares. Neither Parent nor any of its Subsidiaries “Beneficially Owns” or is the “Beneficial Owner” (as such terms are defined in the Rights Agreement) of any Shares.
     (j) Financing. Merger Sub has delivered to the Company a copy of an executed commitment letter (the “Debt Commitment Letter”), dated as of November 16, 2007, from Citigroup Global Markets Inc. (the “Lender”), with Lender acting in arranging and bookrunning roles. Pursuant to the Debt Commitment Letter and subject to the terms and conditions contained therein (including the exhibits thereto), the Lender has committed to provide $1.5 billion in aggregate principal amount of indebtedness to Merger Sub at the Closing (the “Debt Commitment”). The obligations to fund the commitments under the Debt Commitment Letter are not subject to any condition other than those set forth in the Debt Commitment Letter. Merger Sub has no knowledge of any fact or occurrence that would reasonably be expected to (i) make any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate, (ii) cause the Debt Commitment Letter to be ineffective or (iii) preclude in any material respect the satisfaction of the conditions set forth in the Debt Commitment Letter. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been amended in any material respect, and the financing and other fees that are due and payable on or before the date hereof under the Debt Commitment Letter have been paid in full. Subject to the terms and conditions of the Debt Commitment letter, assuming for purposes of this representation that the conditions set forth in Article VI are satisfied, the funds contemplated to be received pursuant to the Debt Commitment Letter will be sufficient to pay the Merger Consideration and to make all other necessary payments (including related fees and expenses) by Merger Sub in connection with the transactions contemplated by this Agreement.
ARTICLE VI
Covenants
     6.1 Interim Operations. The covenants and agreements set forth in this Section 6.1 are qualified by and subject to the transactions contemplated by Section 6.11 and to the matters set forth in Section 6.1 of the Company Disclosure Letter. During the period from the date of this Agreement to the Effective Time (except as otherwise expressly provided or permitted by the terms of this Agreement), the Company shall carry on the Retained Business in the usual, regular and ordinary course in substantially the same manner as conducted at the date of this Agreement, and, to the extent consistent therewith, use its reasonable commercial efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, Governmental Entities, licensees, distributors and others having business dealings with the Company with respect to the Retained Business, in each case consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement (including without limitation Section 6.11) or as set forth in Section 6.1 of the Company Disclosure Letter, prior to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed):
     (i) (I) other than regular quarterly cash dividends not to exceed $0.14 per share of Company Common Stock per fiscal quarter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (II) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (III) purchase, redeem or otherwise acquire, except in connection with any Stock Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
     (ii) except as provided in the Employee Matters Agreement attached hereto as Exhibit C-4, issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock, or any Voting Debt (other than (I) the issuance of Shares upon the exercise of Company Options, Company Restricted Shares or restricted stock units in respect of a share of Company Common Stock outstanding on the date of this Agreement or (II) pursuant to any existing obligation in accordance with its current terms as set forth in the Company Disclosure Schedule);
     (iii) amend the Company’s certificate of incorporation or bylaws;
     (iv) acquire or agree to acquire (I) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (II) any assets that would be material, individually or in the aggregate, to the Retained Business, except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;
     (v) sell, lease, transfer, sublicense, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature (a “Lien”) on or otherwise encumber or dispose of any of its properties or assets, except (I) in the ordinary course of business consistent with past practice and (II) in other transactions involving not in excess of $10 million in the aggregate;
     (vi) (I) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) working capital borrowings and increases in letters of credit under revolving credit facilities incurred in the ordinary course of business consistent with past practice, (y) indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date of this Agreement and (z) indebtedness existing solely between the Company and its wholly-owned Subsidiaries or between such Subsidiaries or (II) make any loans, advances or capital contributions to, or investments in, any other Person;
     (vii) except for capital expenditures in compliance with the amounts and timing included in the Company’s written capital expenditure plan previously made available to Parent, make or incur any capital expenditure with respect to the Retained Business, except in the ordinary course of business consistent with past practice or involving the expenditure of no more than $5 million individually or in the aggregate;
     (viii) change any method of Tax accounting, make or change any material election relating to Taxes, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to Taxes, or surrender any right to claim a Tax refund;
     (ix) except to the extent permitted by Section 6.2(a) of this Agreement, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party or exempt any third party from the provisions of any Takeover Statutes;
     (x) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;
     (xi) enter into any new collective bargaining agreement;
     (xii) change any accounting principle used by it, except as required by applicable Laws or GAAP;
     (xiii) settle or compromise any material litigation, including any litigation that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement, or, except in the ordinary course of business consistent with past practice or as otherwise required pursuant to contracts existing on or prior to the date of this Agreement or entered into in the ordinary course consistent with past practice after the date of this Agreement, pay, discharge or satisfy any material claims, liabilities or obligations so long as such settlement would not (i) impose any injunctive or similar order on the Retained Business or restrict in any way the business of the Retained Business or (ii) exceed $5 million in cost or value to the Retained Business;
     (xiv) except as provided in or contemplated under the Distribution Agreement attached as Exhibit C-1 or the Employee Matters Agreement attached as Exhibit C-4,

(I)enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee whose annual base salary exceeds $100,000, (II) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company Compensation and Benefit Plan (other than amendments required by Law or to maintain the tax qualified status of such plans under the Code), (III) grant any increases in employee compensation, other than in the ordinary course consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) provided that any such increase shall not include increases in compensation to officers or any employee whose annual base salary exceeds $100,000 or (IV) grant any stock options or stock awards other than as permitted by this Agreement;
     (xv) effect or permit a “plant closing” or “mass layoff” as those terms are defined in WARN without complying with the notice requirements and all other provisions of WARN;
     (xvi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Retained Business;
     (xvii) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Retained Business), except for cancellations made or waivers granted with respect to claims other than indebtedness in the ordinary course of business consistent with past practice which, in the aggregate, are not material or for claims other than indebtedness which are cancelled or waived in connection with the settlement of the actions referred to in, and to the extent permitted by, clause (xiii) above;
     (xviii) (i) enter into any agreement that if entered into prior to the date hereof would be a Material Contract, (ii) modify, amend in any material respect, transfer or terminate any Material Contract or waive, release or assign any material rights or claims thereto or thereunder, (iii) enter into or extend in any material respect any lease with respect to the Retained Business’s real property, (iv) modify, amend, transfer or terminate in any material respect any Intellectual Property agreements, standstill or confidentiality agreement with any third party, or waive, release or assign any material rights or claims thereto or thereunder or (v) enter into, modify, amend, transfer or terminate any contract to provide exclusive rights or obligations;
     (xix) except as provided in Section 6.2 and Section 8.3(a), agree, authorize or commit to do any of the foregoing or any action or fail to take any action which would, to the Knowledge of the Company, result in any of the conditions to the Merger set forth in Article VIII not being satisfied or that would reasonably be expected to result in a Company Material Adverse Effect; or

     (xx) authorize any of, or commit or agree to take any of, the foregoing actions.
     6.2 Acquisition Proposals.
     (a) No Solicitation or Negotiation. The Company hereby covenants that, except as expressly permitted by this Section 6.2, the Company shall not, and the Company shall use its reasonable commercial efforts to instruct and cause its officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:
     (i) solicit, initiate or knowingly take any action to facilitate or encourage, whether publicly or otherwise, the submission of any inquiries or the making of any inquiry, proposal or offer or other efforts or attempts that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);
     (ii) enter into, or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal; or
     (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement with respect to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.
The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any Acquisition Proposal existing on the date of this Agreement and shall use its (and will cause the Company Representatives to use their) commercially reasonable efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, its Subsidiaries or its Representatives thereunder.
     Notwithstanding anything to the contrary set forth in this Agreement the Company may, to the extent failure to do so would reasonably be expected to result in a breach of the fiduciary obligations of the Company Board under applicable Law, as determined in good faith by the Company Board after consultation with outside counsel, in response to (1) a Superior Proposal (as defined below) or (2) a bona fide, unsolicited written Acquisition Proposal that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is or is reasonably likely to lead to a Superior Proposal (any such Acquisition Proposal, a “Potential Superior Proposal”), (x) furnish information with respect to the Company to the Person making such Superior Proposal or Potential Superior Proposal and its Representatives (provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is made available to any Person given such access which was not previously made available to Parent and Merger Sub) pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, dated July 17, 2007, between Gerdau Ameristeel Corporation and the Company, but excluding any “standstill” provisions (the “Confidentiality Agreement”) and (y) participate in discussions or negotiations with such Person and its Representatives regarding any such Superior Proposal or Potential Superior Proposal. The Company shall promptly advise Parent of the receipt by the Company of any Acquisition Proposal or any request for non public information made by any Person or group of Persons that has informed the Company it is considering making an Acquisition Proposal or any request for discussions or negotiations with the Company or the Company Representatives relating to an Acquisition Proposal (in each case within 48 hours of receipt thereof), and the Company shall provide to Parent (within such 48 hour time frame) a written summary of the material terms of such Acquisition Proposal (it being understood that such material terms shall include the identity of the Person or group of Persons making the Acquisition Proposal) and if the Company determines to begin providing information or to engage in discussions regarding an Acquisition Proposal. The Company shall keep Parent reasonably informed of any material change to the terms and conditions of any Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.
     (b) No Change in Company Recommendation or Alternative Acquisition Agreement. The Company Board and each committee thereof shall not:
     (i) except as expressly permitted by this Section 6.2, withdraw or modify (or publicly propose to withdraw or modify), in a manner adverse to Parent, the approval or recommendation by the Company Board or any committee thereof with respect to this Agreement and the Merger and other transactions contemplated hereby;
     (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement entered into in the circumstances referred to in Section 6.2(a)); or
     (iii) except as expressly permitted by this Section 6.2, approve, recommend or propose publicly to approve or recommend any Acquisition Proposal.
     Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may withdraw, qualify or modify or propose publicly to withdraw, qualify or modify in any manner adverse to Parent, its approval or recommendation with respect to this Agreement and the Merger and other transactions contemplated hereby or approve or recommend any Superior Proposal made or received after the date of this Agreement, if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would reasonably be expected to result in a breach of its obligations under applicable Law (a “Change in Company Recommendation”); provided, however, that no Change in Company Recommendation may be made in response to a Superior Proposal until three business days (the “Notice Period”) following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) (x) advising Parent that the Company Board intends to make such Change in Company Recommendation and the reason for such change, (y) specifying the material terms and conditions of such Superior Proposal (including the proposed financing for such proposal) and (z) identifying any party making such Superior Proposal; provided further prior to effecting such Change in Company Recommendation in response to a Superior Proposal, the Company shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event that during the Notice Period any revisions are made to the Superior Proposal to which the proviso in this Section 6.2(b) applies and the Company Board in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall be required to deliver a new Adverse Recommendation Notice to Parent and Merger Sub and to comply with the requirements of this Section 6.2(b) with respect to such new written notice, except that the Notice Period shall be reduced to two business days. In determining whether to make a Change in Company Recommendation in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.
     (c) Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders or the general public if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would reasonably be expected to result in a breach of its fiduciary duties under applicable Law; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the Company stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board effects a Change in Company Recommendation; provided further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Company Recommendation unless the Company Board expressly reaffirms the Company Recommendation at least two business days prior to the Company Stockholders Meeting if Parent has delivered to the Company a written request to so reaffirm at least 48 hours (or if 48 hours is impracticable, as far in advance as is practicable) prior to the time such reaffirmation is to be made.
     (d) Definitions. As used in this Agreement:
     “Acquisition Proposal” means, except as set forth in Section 6.2 of the Company Disclosure Letter, (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.
     “Superior Proposal” means any bona fide written Acquisition Proposal made by a third party and not solicited in violation of Section 6.2(a) to acquire more than 50% of the equity securities or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole but excluding the Building Products Business, pursuant to a tender or exchange offer, a merger, a recapitalization, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment (after consultation with its financial advisor) (i) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger and (ii) is reasonably capable of being completed on the terms proposed therein, after taking into account the likelihood and timing of completion (as compared to the Merger) and after taking into account all financial (including the financing terms of such Acquisition Proposal), regulatory, legal and other aspects of such proposal.
     6.3 Proxy Statement.
     (a) As soon as practicable following the date of this Agreement, the Company shall, in consultation with the Parent, prepare and file with the SEC the Proxy Statement. As promptly as reasonably practical, each of the Company, Parent and Merger Sub shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings. Each of the parties hereto shall provide promptly to the other parties hereto such information concerning its business and financial statements and affairs as, in the reasonable judgment of such party and its counsel, may be required or appropriate for inclusion in the Proxy Statement or the Other Filings, as applicable, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party’s counsel and auditors in the preparation of the Proxy Statement. Each of the Company, Parent and Merger Sub shall use its reasonable commercial efforts to respond as promptly as practicable to any comments of the SEC to the Proxy Statements or the Other Filings, and the Company shall use its reasonable commercial efforts to cause the definitive Proxy Statement to be mailed to the stockholders of the Company.
     (b) The Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or the Other Filings and any amendment or supplement thereto will, at the date of mailing to stockholders and at the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent of Merger Sub expressly for inclusion therein. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement or the Other Filings will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, officers or directors, should be discovered by such party and which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as applicable, and an appropriate amendment or supplement to the Proxy Statement or the Other Filings describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement and the Other Filings to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the NYSE. All Other Filings that are filed by the Parent or Merger Sub will comply as to form in all material respects with the requirements of the Exchange Act.
     (c) Parent and Merger Sub agree, as to themselves and their respective Subsidiaries, that none of the information supplied or to be supplied by any of them for inclusion or incorporation by reference in the Proxy Statement or the Other Filings and any amendment or supplement thereto, at the date of mailing to stockholders and at the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by the Company expressly for inclusion therein.
     6.4 Company Stockholders Meeting. The Company, acting through the Company Board, will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Company Stockholders Meeting”) as promptly as practicable after the Proxy Statement is available for mailing to consider and vote upon the adoption and approval of this Agreement and the Merger. Subject to Section 6.2(b), the Company Board shall recommend, and continue to recommend, such adoption and shall take all lawful action to solicit the Company Stockholder Approval.
     6.5 Filings; Other Actions; Notification; Access.
     (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable. Without limiting the generality of the foregoing, Parent and the Company shall each file a Pre-Merger Notification and Report Form under the HSR Act with respect to the Merger as promptly as reasonably possible, but in no event more than 15 calendar days following the date of this Agreement. Parent and the Company shall each request early termination of the waiting period with respect to the Merger under the HSR Act. Each of the parties agrees to use their respective reasonable best efforts to promptly respond to any request for additional information pursuant to Section (e)(l) of the HSR Act.
     (b) Subject to applicable Laws relating to the exchange of such information, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.
     (c) Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, respectively. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.
     (d) Without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company (in the case of clauses (i) and (iii) below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions: (i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) the prompt use of Parent’s best efforts, after consultation with the Company, to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person or entity (including, without limitation, any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) no later than 60 calendar days from the date of this Agreement if such action should be reasonably necessary or advisable to obtain termination of the waiting period under the HSR Act or to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Government Antitrust Entity); and (iii) the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.
     (e) Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause each of its Subsidiaries to) afford the Representatives of Parent reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, records and personnel and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.5(e) shall affect or be deemed to modify any representation or warranty made by the Company herein and provided, further, that nothing in this Section 6.5(e) shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in (i) the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) any violation of Laws relating to the sharing of information between competitors, it being understood that the Company will provide extracts, or summaries, or allegations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure. All requests for information made pursuant to this Section 6.5(e) shall be directed to an executive officer of the Company or such Person as may be designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.
     6.6 Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall use their respective reasonable best efforts to agree with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and the Spin-Off Agreements and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of the NYSE or by the request of any Government Antitrust Entity; provided, however, the Company shall provide Parent at least twenty-four hours advance notice of any press release or public announcement regarding the Spin-Off Agreements to allow Parent to consent to such release or announcement, which consent shall not be unreasonably withheld, and the Company shall be permitted to make such release or announcement if Parent has not responded within such twenty-four hour period. Notwithstanding anything to the contrary contained in this Section 6.6, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.
     6.7 Employee Benefits/Labor Matters.
     (a) For a period of one year after the Effective Time, Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, offer employees base salary and bonus opportunities to Continuing Employees (as defined below) that are in the aggregate equal to the base salary, bonus opportunities and value of the equity incentives being offered to Continuing Employees for the fiscal year immediately preceding the fiscal year in which the Closing Date occurs, and other compensation and benefit plans to such Continuing Employees that are substantially comparable in the aggregate to those offered under the Company Compensation and Benefit Plans. Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, take such actions as are necessary to grant those employees who are, as of the Effective Time, employed by the Company or any of its Subsidiaries and are not included in a unit of employees covered by a collective bargaining agreement (“Continuing Employees”) credit for Past Service (as defined below) for purposes of initial eligibility to participate, vesting and benefit accrual (other than benefit accrual under any defined benefit pension plan or plan providing post-retirement welfare benefits) under, any employee benefit plans maintained by Parent, the Surviving Entity or any Subsidiary of Parent or the Surviving Entity in which they are eligible to participate. “Past Service” means a Continuing Employee’s service with the Company or any Subsidiary of the Company to the same extent recognized by the Company and any of its Subsidiaries. Parent shall, or shall cause the Surviving Entity and its Subsidiaries to, take such actions as are necessary to give Continuing Employees credit for their Past Service for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay and vacation pay policies and programs maintained by Parent, the Surviving Entity or any Subsidiary of the Surviving Entity in which they are eligible to participate. With respect to each Continuing Employee who is an active participant in a group health plan (as defined in Section 5000(b) of the Code) (a “Company Health Plan”) immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, take such actions as are necessary to ensure that the group health plan maintained by Parent, the Surviving Entity or one of its Subsidiaries in which such Continuing Employee is eligible to participate during the calendar year in which the Effective Time occurs (the “Current Year”) shall (i) waive any preexisting condition restrictions and waiting period requirements to the extent that such preexisting condition restrictions and waiting period requirements were waived or satisfied under the applicable Company Health Plan in which such Continuing Employee participated immediately prior to the Effective Time; and (ii) provide credit, for the Current Year, for any co-payments or deductible payments made by the Continuing Employee and out of pocket expenditures incurred by the Continuing Employee under the applicable Company Health Plan for the Current Year.

     (b) Notwithstanding anything contained herein to the contrary, each Continuing Employee (other than a Continuing Employee who has entered into a CIC Agreement (as defined below)) whose employment is terminated by the Surviving Entity during the 12-month period following the Effective Time shall be entitled to receive severance pay and benefits at least equal to the severance pay and benefits under the applicable severance plan of the Company listed on Section 5.1(h)(i) of the Company Disclosure Letter, as in effect on the date of this Agreement.
     (c) Parent acknowledges that by operation of Law the Surviving Entity and its Subsidiaries shall continue to be obligated to comply with the terms of any Company Compensation and Benefit Plans that are maintained by the Company and any of its Subsidiaries immediately prior to the Effective Time; provided, however, nothing herein shall restrict Parent’s or the Surviving Entity’s or its Subsidiaries’ ability to amend or terminate such Company Compensation and Benefit Plans in accordance with their terms. Nothing contained herein is intended to, nor shall it, amend any Company Compensation and Benefit Plan or any employee benefit plan maintained by Parent, the Surviving Entity or any Subsidiary of Parent or the Surviving Entity.
     (d) Parent acknowledges that by operation of Law the Surviving Entity and its Subsidiaries shall continue to be obligated to comply with the terms of the agreements listed on Section 6.7(d) of the Company Disclosure Letter (the “CIC Agreements”). Parent acknowledges that the consummation of the Merger contemplated by this Agreement will constitute a “Change of Control” within the meaning of each of the CIC Agreements.
     (e) Parent acknowledges that by operation of Law after the Effective Time the Subsidiaries of the Company that are parties to collective bargaining agreements shall continue to be obligated to comply with the terms of such collective bargaining agreements.
     6.8 Expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.
     6.9 Indemnification; Directors’ and Officers’ Insurance.
     (a) From and after the Effective Time, Parent shall cause the Surviving Entity to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall cause the Surviving Entity to also advance expenses as incurred to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time), including the transactions contemplated by this Agreement.
     (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Entity shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request of reimbursement of documented expenses reasonably incurred, (ii) Parent shall cooperate with the defense of such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent and the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If such indemnity is not available with respect to any Indemnified Party, then the Surviving Entity and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.
     (c) For six years after the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s D&O Insurance policy on terms with respect to such coverage and amount no less favorable than those of the policy of the Company in effect on the date of this Agreement; provided, however, that in no event will the Surviving Entity be required to pay aggregate annual premiums for insurance under this Section 6.9(c) in excess of three times the most recent aggregate annual premium paid by the Company for such purpose (which annual aggregate premium the Company represents and warrants to be $561,500 in the aggregate) (the “Current Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Surviving Entity Board, for a cost up to but not exceeding 300% of the Current Premium. In addition, for six years after the Effective Time, Parent shall cause the Surviving Entity to maintain in effect fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any employee benefit plans described in Section 6.9 of the Company Disclosure Letter with coverages and in amounts no less favorable than those of the policies of the Company in effect on the date of this Agreement.
     (d) If Parent or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of such party’s properties and assets to any individual, corporation or other entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.9.

     (e) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and are in addition to, and not in substitution for, any other rights to indemnification that any such person may have by contract or otherwise. If any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Parent and the Surviving Entity shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action including, without limitation, reasonable attorneys’ fees and costs.
     6.10 Other Actions by the Company and Parent.
     (a) Rights. Prior to the Effective Time, the Company Board shall take all necessary action to terminate all of the outstanding Rights, effective immediately prior to the Effective Time.
     (b) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
     (c) Convertible Debentures. The Company shall use its commercially reasonable efforts to contact holders of the Convertible Debentures to encourage such holders to convert the Convertible Debentures into Company Common Stock prior to the Distribution Date.
     6.11 Spin-Off and Related Intercompany Matters.
     (a) Prior to the Effective Time, the Company shall effect the Spin-Off in accordance with the agreements included in Exhibit C-1 through C-4 attached hereto (the “Spin-Off Agreements”). The Company shall execute the Distribution Agreement, the Tax Matters Agreement and the Employee Matters Agreement within ten days of the date of this Agreement. The Company shall execute the Transition Services Agreement and shall have attached final versions of Exhibits A and B of the Distribution Agreement to the Distribution Agreement within thirty days of the date of this Agreement.
     (b) Prior to the Distribution Date, and except as otherwise provided herein or as otherwise agreed by the parties hereto, all payments, including employee benefit expenses, insurance premiums, professional services, bank fees made by either the Retained Business or the Building Products Business on behalf of the other from the date of this Agreement until the Effective Time shall be repaid by the applicable party for each calendar month during such period by the fifth day of the following month.
     (c) Prior to the Distribution Date, the Company shall use separate and independent bank accounts (the “Company Accounts”) or ledgers for the Retained Business that will be operated by, or, as applicable, on behalf of, the Retained Business and maintained in accordance with the Company’s normal practice and such records and bank accounts shall be capable of evidencing, on a daily basis, all Cash Inflows (as such term is defined in the Distribution

Agreement) and Cash Outflows (as such term is defined in the Distribution Agreement) of the Retained Business prior to the Distribution Date.
     (d) Prior to the Distribution Date, the Company shall cause Spinco to use separate and independent bank accounts (the “Spinco Accounts”) or ledgers for the Building Products Business that will be operated by, or, as applicable, on behalf of, Spinco and maintained in accordance with normal practice.
     (e) From the date of this Agreement to the Distribution Date, to the extent practicable, the Company shall discharge Liabilities (as such term is defined in the Distribution Agreement) incurred by the Retained Business with cash amounts held in the Company Accounts, and the Company shall, and shall cause Spinco to, discharge Liabilities incurred by the Building Products Business with cash amounts held in the Spinco Accounts. Within ten days following the end of each calendar month during the period from the date of this Agreement to the Distribution Date, the Company shall, and shall cause Spinco to, settle the net amount of any Liabilities paid for by the other during the previous calendar month. The Company agrees that a final settlement between the Company and Spinco of the net amount of any Liabilities paid for by the other in the calendar month including the Distribution Date shall be made prior to the Distribution.
     (f) The Company shall consult with and obtain written approval of Parent (which approval shall not be unreasonably withheld) prior to taking any action relating to the provisions of any matter contained in the Spin-Off Agreements or that would require any agreement as between the Retained Business and Spinco, or any of the Subsidiaries of Spinco, from (and including) the date of this Agreement to (and including) the Distribution Date, including without limitation appointment by the Company or any of its Subsidiaries of any actuary in order to assess any pension liabilities under the Spin-Off Agreements or taking any action to enforce any of the provisions of the Spin-Off Agreements.
     6.12 Financing Assistance. (a) (a) Prior to the Closing, the Company shall use its commercially reasonable efforts to, and shall cause its Subsidiaries and its and their respective officers, employees and representatives to use their commercially reasonable efforts to, assist Parent and Merger Sub in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing required in order for the Parent to satisfy its obligations under this Agreement or any refinancing or replacement of any existing, or the arrangement of any new, facility for indebtedness of the Company and its Subsidiaries; provided that such assistance does not (i) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached, (iii) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any of its Subsidiaries is a party, (iv) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement or (v) in the case of the Company’s or its Subsidiaries’ officers, (A) the indemnification protections afforded such officers by the Company or its Subsidiaries are in full force and effect, (B) such officers will only be required to sign documents, certificates and other instruments in their representative capacity with the Company or such Subsidiary and

(C) no personal liability will attach to such officers as a result of signing such documents, certificates and other instruments.
     (b) The Company shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its and their respective officers, employees and representatives to (i) enter into customary agreements, including underwriting and purchase agreements, in connection with the debt financing, (ii) participate in meetings, due diligence sessions and road shows, (iii) assist in preparing offering memoranda, rating agency presentations, private placement memoranda, prospectuses and similar documents, (iv) use commercially reasonable efforts to obtain comfort letters of accountants and legal opinions, and (v) otherwise make available documents and information relating to the Company and its Subsidiaries, in the case of each of (i) through (iv), as may be reasonably requested by Parent; provided that the foregoing clauses (i) through (v) do not (A) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (B) cause any representation or warranty in this Agreement to be breached, (C) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any of its Subsidiaries is a party, (D) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement or (E) in the case of the Company’s or its Subsidiaries’ officers, (1) the indemnification protections afforded such officers by the Company or its Subsidiaries are in full force and effect, (2) such officers will only be required to sign documents, certificates and other instruments in their representative capacity with the Company or such Subsidiary and (3) no personal liability will attach to such officers as a result of signing such documents, certificates and other instruments.
     6.13 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the other exchanges on which the common stock of the Company is listed to enable the delisting by the Surviving Entity of the Shares from the NYSE and the other exchanges on which the common stock of the Company is listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
     6.14 Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company and its Subsidiaries to be effective upon the consummation of the Merger.
     6.15 Rule 16b-3. Prior to the Effective Time, the Company may approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

ARTICLE VII
Conditions
     7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
     (b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all notices, reports, applications and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
     (c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).
     7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time (as though made at and as of the Effective Time), except where the failure of such representations and warranties (other than Sections 5.1(b) and 5.1(q) hereof, which must be true and correct in all material respects) to be so true and correct has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the

Company to the effect that such executive officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
     (c) The Spin-Off shall have been effected by the Company on the terms and conditions as set forth in the Spin-Off Agreements.
     7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time (as though made at and as of the Effective Time), except where the failure of such representations and warranties to be so true and correct has not had and is not reasonably likely to have, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.
     (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.
ARTICLE VIII
Termination
     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.
     8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company:

     (a) if the Merger shall not have been consummated by April 30, 2008, whether such date is before or after the date of approval by the stockholders of the Company (the “Termination Date”); provided, however, that if an HSR second request is made, such period shall be extended until 60 days after the time period for government action on the second request terminates; provided, further, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated by the Termination Date.
     (b) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any reconvened meeting following an adjournment or postponement thereof.
     (c) if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company).
     8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company Board:
     (a) if, prior to obtaining the Company Stockholder Approval, (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within two business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iii) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5.
     (b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the Termination Date; provided that the Company is not then in breach of this Agreement such that any of the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied.
     8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Parent Board:
     (a) in the event that (i) the Company Board shall have effected a Change in Company Recommendation or (ii) the Company Board fails publicly to reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this

Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal.
     (b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable by the Termination Date; provided that Parent and Merger Sub are not then in breach of this Agreement such that the conditions set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied.
     8.5 Effect of Termination and Abandonment.
     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.
     (b) The Company agrees to pay Parent a fee in immediately available funds (in recognition of the fees and expenses incurred to date by Parent in connection with the matters contemplated hereby) of $50,190,000 (the “Termination Fee”) if this Agreement is terminated:
     (i) (A) by Parent as permitted by Sections 8.2(a), 8.2(b) or 8.4(b) or the Company as permitted by Sections 8.2(a) or 8.2(b), (B) after the date of this Agreement and prior to the Company Stockholders Meeting, a bona fide written Acquisition Proposal has been publicly made to the Company or shall have been made directly to the stockholders of the Company or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal prior to the Company Stockholders Meeting and (C) within twelve months of such termination the Company or any of its Subsidiaries shall have entered into a definitive agreement, or consummated any Acquisition Proposal (regardless of whether such Acquisition Proposal is made before or after the termination of this Agreement) (for purposes of the foregoing clause the term “Acquisition Proposal” has the meaning assigned to such term in Section 6.2(d) except that the references to “20%” in the definition are deemed to be references to “50%");
     (ii) by the Company as permitted by Section 8.3(a); or
     (iii) by Parent pursuant to Section 8.4(a).
     (c) In the event that this Agreement is terminated by either party pursuant to Section 8.2(a) and at the time of such termination there exists a decision, injunction, order, judgment, determination or decree based upon or purportedly enforcing any federal or state antitrust, competition or trade regulation law, rule or regulation that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or in violation of any court order, then Parent shall pay the Company, as directed in writing by the Company, a fee in immediately available funds of $60 million no later than two business days following such termination.
     The Termination Fee shall be paid promptly by the Company, but in no event later than: (x) two business days after the first to occur of the execution of an acquisition agreement or the consummation of the Acquisition Proposal, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two business days after termination of this Agreement in the case of clause (iii) above. The Company’s payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the breach of any covenant or agreement giving rise to such payment. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.
ARTICLE IX
Miscellaneous and General
     9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, and Sections 6.7 (Employee Benefits/Labor Matters), 6.8 (Expenses), and 6.9 (Indemnification; Directors’ and Officers’ Insurance), shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.8 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
     9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by written agreement executed and delivered by duly authorized officers of the respective parties.
     9.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.
     9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
     (a) THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATED TO THE AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED

AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
     9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:
if to the Company:
Quanex Corporation
1900 West Loop South, Suite 1500
Houston, Texas 77027
Attention: General Counsel
Fax: (713) 626-7549

with a copy to:
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Michael W. Conlon
Fax: (713) 651-5246
if to Parent or Merger Sub:
Gerdau S.A.
Av. Dos Farrapos, 1811
Porto Alegre, RS 90220-005
Attention: Expedito Luz
Fax: 55-51-3323-2288
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Alan Klein
Fax: (212) 455-2502
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
     9.7 Entire Agreement; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY RAISES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.8 No Third Party Beneficiaries. Except for the rights of holders of Shares to receive the Merger Consideration after the Effective Time pursuant to Section 4.1(c) (Conversion of Company Common Stock), the rights of holders of Company Options or RSUs to receive the consideration provided in Section 4.9 (Company Options) or as provided in Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third party beneficiaries under Sections 4.1(c), 4.9 or 6.9 shall not arise unless and until the Effective Time occurs.
     9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.
     9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     9.11 Interpretation; Construction.
     (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     (c) As used in this Agreement, the term “Affiliates” shall have the same meaning as the term “affiliates” as defined by Rule 12b-2 under the Exchange Act.
     9.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.
     9.13 Knowledge. As used in this Agreement, (a) “Knowledge of the Company” means to the actual knowledge of the individuals listed on Section 9.13(a) of the Company Disclosure Letter, and (b) “Knowledge of Parent” means to the actual knowledge of the individuals listed on Section 9.13(b) of the Parent Disclosure Letter.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

GERDAU S.A.

By:	/s/ Osvaldo Burgos Schirmer
Osvaldo Burgos Schirmer
Executive Vice President and Chief Financial Officer

GERDAU DELAWARE, INC.

By:	s/ Osvaldo Burgos Schirmer
Osvaldo Burgos Schirmer
President

QUANEX CORPORATION

By:	/s/ Raymond A. Jean
Raymond A. Jean
Chairman and Chief Executive Officer

Exhibits A and B have been
intentionally omitted.

Exhibit C-1
DISTRIBUTION AGREEMENT
DATED AS OF                    , 2007
AMONG
QUANEX CORPORATION,
[SPINCO],
AND
[SPINCO SUB]

-i-

(continued)
-ii-

(continued)

Page
Section 8.10 Severability	28

Section 8.11 References; Construction	29

Section 8.12 Termination	29

Section 8.13 Consent to Jurisdiction and Service of Process	29

Section 8.14 Waivers	29

Section 8.15 Specific Performance	29

Section 8.16 Waiver of Jury Trial	29

Section 8.17 Use of Name	29
-iii-

DISTRIBUTION AGREEMENT
     THIS DISTRIBUTION AGREEMENT, dated as of                     , 2007, is among Quanex Corporation, a Delaware corporation (“Quanex”), [SPINCO], a Delaware limited liability company and a wholly-owned subsidiary of Quanex (“Spinco”), and [SPINCO SUB], a Delaware corporation and a wholly-owned subsidiary of Spinco (“Spinco Sub”).
     WHEREAS, the board of directors of Quanex has determined that it is appropriate and desirable for Quanex to separate its building products divisions from Quanex;
     WHEREAS, prior to the Distribution Date, Quanex may cause one or more of members of the Spinco Group that are corporations to convert into, merge with and into or otherwise transfer all of their assets, subject to all of their liabilities, to limited liability companies, of which Quanex or another member of the Spinco Group will be the sole member (collectively, such transactions are the “Conversions”);
     WHEREAS, after the Conversions and prior to the Distribution Date, Quanex will, pursuant to this Agreement, transfer or cause to be transferred to Spinco all of the Spinco Assets, which represent substantially all of the assets comprising Quanex’ building products divisions, and will assume all of the Spinco Liabilities, as contemplated by this Agreement (the “Contribution”);
     WHEREAS, either before or after the Distribution, Spinco will merge with and into Spinco Sub (the “Spinco Merger”) pursuant to the Spinco Merger Agreement;
     WHEREAS, on the Distribution Date and pursuant to the terms and conditions of this Agreement, Quanex will distribute (the “Distribution”) to the holders as of the Record Date of the outstanding common stock of Quanex, par value $0.50 per share (“Quanex Common Stock”), for each share of Quanex Common Stock outstanding, either (a) one unit of limited liability company interest (the “Spinco Interest”) of Spinco (if the Spinco Merger occurs after the Distribution) or (b) one share of Spinco Sub common stock (the “Spinco Sub Common Stock”) (if the Spinco Merger occurs prior to the Distribution); and
     WHEREAS, Quanex has filed with the SEC a Form 10 Registration Statement pursuant to the Exchange Act in connection with the Distribution;
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

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     “Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of the Quanex Group shall be deemed an Affiliate of any member of the Spinco Group and no member of the Spinco Group shall be deemed an Affiliate of any member of the Quanex Group.
     “Agent” shall mean the distribution agent to be agreed to by Quanex and Spinco to distribute the Spinco Interests or the shares of Spinco Sub Common Stock, as the case may be, pursuant to the Distribution.
     “Agreement” shall mean this Distribution Agreement.
     “Assets” shall mean the Spinco Assets or the Quanex Assets, as the case may be.
     “Business” shall mean the Spinco Business or the Quanex Business, as the case may be.
     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.
     “Cash Inflows” shall mean the daily amount of all and any cash amounts (including any cash received in respect of sales taxes) received by the Quanex Group or received or passed to any member of the Quanex Group, during the Separation Period.
     “Cash Outflows” shall mean the daily amount of cash payments (including any cash paid in respect of sales taxes) made by the Quanex Group, during the Separation Period in discharging Qualifying Liabilities.
     “Claims Administration” shall mean the processing of claims made under the Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.
     “Claims Made Policies” shall have the meaning specified in Section 5.6(a).
     “Contribution” shall have the meaning specified in the Recitals hereof.
     “Distribution” shall have the meaning specified in the Recitals hereof.
     “Distribution Date” shall mean the date and time that the Distribution shall become effective.
     “Employee Matters Agreement” shall mean the Employee Matters Agreement of even date herewith between Quanex and Spinco.

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     “Environmental Law” shall mean any Law or authorization concerning: (A) the protection of the environment or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee or public exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
     “Exchange” shall mean the New York Stock Exchange.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
     “Form 10 Registration Statement” shall mean the Registration Statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Exchange Act) to be filed by Spinco Sub with the SEC to effect the registration of the Spinco Sub Common Stock pursuant to the Exchange Act in connection with the Distribution or the Spinco Merger, as the case may be.
     “Governmental Entity” shall mean any governmental or regulatory authority, agency, commission, body or other governmental entity.
     “Group” shall mean the Quanex Group or the Spinco Group, as the case may be.
     “Hazardous Substance” shall mean any waste, pollutant, contaminant or hazardous, toxic or deleterious substance or any substance that is listed, classified or regulated pursuant to any Environmental Law or that could result in the imposition of liability pursuant to any Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing materials and polychlorinated biphenyls.
     “Indemnifiable Losses” shall mean all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee, including any reasonable costs or expenses of enforcing any indemnity hereunder.
     “Indemnifying Party” shall mean a Person that is obligated under this Agreement to provide indemnification.
     “Indemnitee” shall mean a Person that may seek indemnification under this Agreement.
     “Information” shall mean all records, books, contracts, instruments, computer data and other data and information.
     “Law” or “Laws” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.
     “Liability” or “Liabilities” shall mean any and all losses, claims, debts, demands, actions, causes of action, suits, damages, liabilities and obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialities, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, guarantees, make whole agreements and similar obligations, whether absolute or contingent, matured or

3

unmatured, liquidated or unliquidated, accrued or unaccrued, direct or indirect, known or unknown, whenever arising, and whether or not the same would properly be reflected in books and records or financial statements prepared in accordance with United States generally accepted accounting principles and including those arising under any Law (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorney’s fees and any and all costs and expenses, whatsoever reasonably incurred).
     “Litigation Matters” shall mean actual, threatened or future litigation, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Quanex and/or Spinco (or members of either Group).
     “Merger Agreement” shall mean the Agreement and Plan of Merger dated on or about the date of this Agreement by and among Quanex, Parent and Gerdau Delaware, Inc.
     “Occurrence Basis Policies” shall have the meaning specified in Section 5.6(a).
     “Person” shall mean a natural person, corporation, company, partnership, limited partnership, limited liability company or any other entity, including a Governmental Entity.
     “Policies” shall mean all insurance policies, insurance contracts and claim administration contracts of any kind of Quanex and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date, including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, and crime, errors and omissions policies, together with all rights, benefits and privileges thereunder.
     “Privileged Information” shall mean, with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.
     “Qualifying Liabilities” shall mean all liabilities incurred by the Quanex Business in the ordinary course, whether prior to or on the Distribution Date and whether by the Quanex Group directly or though their agents.
     “Quanex” shall have the meaning specified in the preamble hereof.
     “Quanex Assets” shall mean, collectively, all of the right, title and interest of Quanex and the Quanex Subsidiaries in all their respective assets and properties, tangible or intangible, other than the Spinco Assets.
     “Quanex Business” shall mean all of the businesses and operations conducted by Quanex and the Quanex Subsidiaries (other than the Spinco Business) at any time, whether prior to, on or after the Distribution.
     “Quanex Common Stock” shall have the meaning specified in the Recitals hereof.

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     “Quanex Group” shall mean Quanex and the Quanex Subsidiaries.
     “Quanex Indemnitees” shall mean Quanex, each person who is or becomes an Affiliate of Quanex after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.
     “Quanex Liabilities” shall mean, collectively, all Liabilities of Quanex and all Liabilities of the Quanex Subsidiaries, including (i) the Liabilities of Quanex under the Transaction Agreements and; provided that Quanex Liabilities shall not include (x) the Spinco Liabilities and (y) Liabilities dealt with separately in the other Transaction Agreements.
     “Quanex Subsidiaries” shall mean the following entities:
          (a) MacSteel Atmosphere Annealing, Inc.;
          (b) MacSteel Monroe, Inc.;
          (c) Quanex Bar, Inc.;
          (d) Quanex Steel Inc.;
          (e) Quanex Solutions, Inc.;
          (f) Quanex Health Management Company, Inc.;
          (g) Quanex Nine, Inc.;
          (h) Quanex Ten, Inc.;
          (i) Quanex Eleven, Inc.; and
          (j) Quanex Twelve, Inc.
     “Record Date” shall mean the close of business on the date to be determined by the Board of Directors of Quanex as the record date for determining stockholders of Quanex entitled to receive the Distribution.
     “Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
     “Separation Period” means the period from November 1, 2007 to (and including) the Distribution Date.
     “Shares” means, in the case where the Spinco Interest is distributed to the holders of shares of Quanex Common Stock in the Distribution, a fractional part of the Spinco Interest, and

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in the case where shares of Spinco Sub Common Stock is distributed in the Distributions, the shares of Spinco Sub Common Stock.
     “Solvent” shall mean that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
     “Spinco” shall have the meaning specified in the Preamble hereof.
     “Spinco Assets” shall mean, collectively, the right, title and interest of Quanex and the Quanex Subsidiaries immediately prior to the Contribution in and to:
          (a) all real property and leasehold estate interests of Quanex used in the Spinco Business, including the real property and leasehold estates described on Schedule 1(a);
          (b) all tangible property used primarily in conjunction with the Spinco Business, including all surplus, materials, stock and inventory listed on Schedule 1(b);
          (c) all contracts and instruments including those listed on Schedule 1(c), and all rights thereunder, to the extent the same relate primarily to the Spinco Business (collectively, the “Contracts”);
          (d) all books and records (including those referred to in Section 6.1), files, reports, intellectual property (including patents, trade secrets and copyrights, but excluding those items of intellectual property set forth on Schedule 1(d)), whether or not of a proprietary nature to the extent primarily related to the Spinco Business;
          (e) the rights of Spinco and its Subsidiaries under this Agreement and the other Transaction Agreements;
          (f) all accounts receivable, inventories, goodwill and other current assets (other than cash and cash equivalents) attributable to the assets described in paragraphs (a) through (e) above from and after the Distribution Date;
          (g) cash and cash equivalents in the amount of (i) $20.9 million as at November 1, 2007 plus or minus the amount of any net cash flow (if any) generated by the Spinco Business during the Separation Period in accordance with Section 5.7;

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          (h) the capital stock of the Spinco Subsidiaries; and
          (i) the name and trademark “Quanex” and any similar names, service marks, trademarks, trade names, identifying symbols, trade dress, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto.
     “Spinco Business” shall mean the building products business conducted by Quanex through the Spinco Subsidiaries on the Distribution Date.
     “Spinco Equity” means, with respect to Spinco, the Spinco Interest, and with respect to Spinco Sub, the Spinco Sub Common Stock.
     “Spinco Group” shall mean Spinco and the Spinco Subsidiaries.
     “Spinco Indemnitees” shall mean Spinco and each person who is or becomes an Affiliate of Spinco after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.
     “Spinco Interests” shall have the meaning specified in the Recitals hereof.
     “Spinco Liabilities” shall mean all Liabilities, whenever incurred or arising, including, but not limited to Liabilities under or relating to any Environmental Laws or any consultant, former employee or employee, that relate to the Spinco Assets (including any contracts relating to the Spinco Business and any real property and leasehold interests), or resulting from the operation of the Spinco Business (and to the business currently or formerly conducted by Quanex or any of the Spinco Group or any of the Affiliates of the foregoing relating to Quanex’ building products division), as conducted at any time before, on or after the Distribution Date but excluding (i) Liabilities dealt with separately in the other Transaction Agreements and (ii) the corporate overhead expenses referred to in Section 2.7.
     “Spinco Merger” shall have the meaning specified in the Recitals hereof.
     “Spinco Sub” shall have the meaning specified in the Recitals hereof.
     “Spinco Sub Common Stock” shall have the meaning specified in the Recitals hereof.
     “Spinco Subsidiaries” shall mean the following entities:
          (a) Besten Equipment, Inc.;
          (b) Mikron Industries, Inc. (including (A) Mikron Washington, LLC and VL Investors I, LLC, the wholly-owned Subsidiaries of Mikron Industries, Inc., and (B) Vinyl Link, LLC, the 49% subsidiary of VL Investors I, LLC);
          (c) Nichols Aluminum, Inc. (including Nichols Aluminum-Alabama, Inc., the wholly-owned Subsidiary of Nichols Aluminum, Inc.);
          (d) Quanex Foundation;

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          (e) Quanex Homeshield, Inc. (including Colonial Craft, Inc. and Imperial Products, Inc., the wholly-owned Subsidiaries of Quanex Homeshield, Inc.); and
          (f) TruSeal Technologies, Inc. (including TruSeal Technologies, Ltd., the wholly-owned Subsidiary of TruSeal Technologies, Inc.).
     “Subsidiary” shall mean any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.
     “Surviving Entity” means Spinco prior to the Spinco Merger and Spinco Sub following the Spinco Merger.
     “Tax Matters Agreement” shall mean the Tax Matters Agreement of even date herewith between Quanex and Spinco.
     “Taxes” shall have the meaning set forth in the Tax Matters Agreement.
     “Third-Party Claim” shall mean any claim, suit, derivative suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.
     “Transaction Agreements” shall mean this Agreement, the Employee Matters Agreement, the Tax Matters Agreement and the Transition Services Agreement.
     “Transition Services Agreement” shall mean the Transition Services Agreement of even date herewith between Quanex and Spinco.
ARTICLE II
PRELIMINARY TRANSACTIONS
     Section 2.1 Business Separation.
          (a) On or prior to the Distribution Date, Quanex shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to the Surviving Entity all of the Spinco Assets, and the Surviving Entity shall, and shall cause its applicable Subsidiaries to accept, assume and agree to pay, perform and discharge all of the Spinco Liabilities, in accordance with their respective terms. The Surviving Entity shall be responsible for all Spinco Liabilities assumed by the Spinco Group, regardless of when or where such Spinco Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Spinco Liabilities are asserted or determined or whether asserted or determined prior to the date hereof and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by either the Quanex Group or the Spinco Group.

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          (b) The separation of the Quanex Assets and the Spinco Assets, as contemplated by this Agreement, shall be effected in a manner that does not unreasonably disrupt either the Quanex Business or the Spinco Business.  Subject to Section 2.6, to the extent the separation of any of the Assets cannot be achieved in a reasonably practicable manner, the Surviving Entity and Quanex will enter into appropriate arrangements regarding the shared Asset. Any costs related to the use of a shared Asset that is not separated as of the Distribution Date shall be allocated in a reasonable manner as agreed by Spinco and Quanex.
          (c) Subject to the provisions of this Agreement, on or prior to the Distribution Date, Quanex and the Surviving Entity will use their commercially reasonable efforts to amend all contractual arrangements between or among Quanex, the Surviving Entity, their respective Affiliates and any other Person (other than the Transaction Agreements and contractual arrangements relating to the Distribution and the intercompany agreements discussed in Section 5.3) that either (i) relate to the Quanex Business but relate predominantly to the Spinco Business or (ii) relate solely to the Spinco Business, but, by their terms, contain provisions relating to a member of the Quanex Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the Spinco Business and (y) will eliminate any provisions relating to a member of the Quanex Group and, in either event, will inure to the benefit of the Spinco Group on substantially the same economic terms as such arrangements exist as of the date hereof.  On or prior to the Distribution Date, Quanex and the Surviving Entity will use their commercially reasonable efforts to amend all contractual arrangements between or among Quanex, the Surviving Entity, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Distribution) that either (i) relate to the Spinco Business but relate predominantly to the Quanex Business or (ii) relate solely to the Quanex Business, but, by their terms, contain provisions relating to a member of the Spinco Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the Quanex Business and (y) will eliminate any provisions relating to a member of the Spinco Group and, in either event, will inure to the benefit of the Quanex Group on substantially the same economic terms as such arrangements exist as of the date hereof.  If, in any case, such amendment cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect the rights of Quanex or the Surviving Entity thereunder, Quanex and the Surviving Entity will, subject to Section 2.6, cooperate in negotiating a mutually agreeable arrangement under which Quanex or the Surviving Entity, as applicable, will obtain the benefits and assume the obligations thereunder intended by this Agreement.
     Section 2.2 Conveyancing and Assumption Agreements. In connection with the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by Section 2.1, Quanex and the Surviving Entity shall execute, or cause to be executed by the appropriate entities, conveyancing and assumption instruments in such forms as shall be reasonably acceptable to Quanex and the Surviving Entity.
     Section 2.3 Governing Documents. The governing documents of the Surviving Entity immediately prior to the Distribution Date will be in the forms attached as Exhibits A and B, respectively, which forms will be agreed to within twenty days following the date of this Agreement.

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     Section 2.4 Issuance of Spinco Equity. Prior to the Distribution Date, the parties hereto shall take all steps necessary so that the number of Shares of Spinco Equity outstanding and held by Quanex shall equal                     .
     Section 2.5 Other Agreements. Each of Quanex and the Surviving Entity shall, on or prior to the Distribution Date, enter into, and cause the appropriate members of the Group of which it is a member to enter into, the other Transaction Agreements.
     Section 2.6 Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date. To the extent that any transfers contemplated by this Article II shall not have been consummated on or prior to the Distribution Date, the parties hereto shall use their commercially reasonable efforts to effect such transfers as promptly following the Distribution Date as shall be practicable.  Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that Quanex and the Surviving Entity shall and shall cause their respective Subsidiaries to use commercially reasonable efforts to obtain any necessary consents or approvals for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II.  In the event that any such transfer of Assets or assumption of Liabilities has not been consummated, effective on or before the Distribution Date, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, to the extent reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby.  As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith. Notwithstanding the date on which any such Asset or Liability has been actually transferred or actually assumed, each of Quanex and the Surviving Entity shall cooperate and use commercially reasonable efforts to provide the economic and operational equivalent of an assignment, transfer or assumption of such Asset or Liability as of the Distribution Date. The Surviving Entity shall, or shall cause the applicable Subsidiary to pay or reimburse the relevant member of the Quanex Group retaining any such Liability for all amounts payable, paid, or incurred in connection with such Liability and Quanex shall, or shall cause the applicable Subsidiary to pay or reimburse the relevant member of the Spinco Group retaining any such Liability for all amounts payable, paid or incurred in connection with such Liability.
     Section 2.7 Allocation of Corporate Overhead. Quanex shall allocate to the Surviving Entity, and shall cause the Surviving Entity to pay, an amount calculated by Quanex to be the Surviving Entity’s corporate overhead expenses incurred by Quanex for the Separation Period. The amount of such corporate overhead expenses shall be $640,000 per month. Quanex shall be responsible for paying such corporate overhead expenses as they become due regardless of whether the asset associated with such expense is a Spinco Asset that is transferred to Spinco in the Contribution.
     Section 2.8 Responsibility for Costs Associated with Conversion of Quanex Convertible Debentures. In conjunction with the anticipated conversion of Quanex’ 2.5%

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Convertible Senior Debentures due 2034 (the “Debentures”) by the holders thereof and any costs associated with the full satisfaction by Quanex of the principal and premium of such Debentures following such conversion in cash assuming, solely for purposes of calculating such costs, for those holders of Debentures that have not converted their Debentures on or prior to the Distribution Date, that (x) such Debentures convert into shares of Quanex Common Stock as of the Distribution Date and (y) Quanex elects to satisfy the principal and premium of such Debentures in cash), (the “Conversion Costs”), notwithstanding anything herein to the contrary, the responsibility for Conversion Costs shall be allocated between Quanex and the Surviving Entity as follows:
               (i) Quanex’ Responsibility for Conversion Costs. Quanex shall be responsible for any and all Conversion Costs to the extent the amount of the Conversion Costs do not exceed $275 million. If the Conversion Costs do not exceed $275 million, Quanex shall pay to the Surviving Entity an amount equal to the amount by which $275 million exceeds the amount of the Conversion Costs.
               (ii) The Surviving Entity’s Responsibility for Conversion Costs. The Surviving Entity shall be responsible for any and all Conversion Costs to the extent the amount of the Conversion Costs exceeds $275 million. If the amount of the Conversion Costs exceeds $275 million, the Surviving Entity shall pay to Quanex an amount equal to the amount by which the amount of the Conversion Costs exceeds $275 million.
     Within 45 days after the Distribution Date, Quanex shall confirm to Spinco in writing the actual amount of the Conversion Costs, providing reasonable documentation to Spinco to support such amount. Spinco shall have 10 days following receipt of such amount to review such amount and the supporting documentation and raise any objections with Quanex regarding such amount. Within 5 Business Days following such 10-day period, either (a) Quanex shall pay to Spinco the amount by which $275 million exceeds the amount of the Conversion Costs or (b) Spinco shall pay to Quanex the amount by which the Conversion Costs exceed $275 million, in each case in immediately available funds to an account designated by the party to receive funds.
ARTICLE III
THE DISTRIBUTION
     Section 3.1 Record Date and Distribution Date. Subject to the satisfaction of the conditions set forth in Section 8.1, the Board of Directors of Quanex, consistent with Delaware law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.
     Section 3.2 The Agent. Prior to the Distribution Date, Quanex and the Surviving Entity shall enter into an agreement with the Agent providing for, among other things, the Distribution to the holders of Quanex Common Stock in accordance with this Article III.
     Section 3.3 The Distribution. Each holder of Quanex Common Stock on the Record Date (or such holder’s designated transferee) will be allocated in the Distribution one Share of Spinco Equity for each share of Quanex Common Stock held by such stockholder. No action

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will be necessary for any stockholder of Quanex to receive such Shares in the Distribution. The Surviving Entity will issue to Quanex the number of Shares of Spinco Equity required so that the total number of Shares of Spinco Equity held by Quanex immediately prior to the Distribution is equal to the total number of Shares of Spinco Equity distributable in the Distribution. The Agent shall hold a certificate representing all of the Shares of Spinco Equity allocated to holders of Quanex Common Stock in the Distribution. The Distribution shall be effective at 10:00 a.m. Central Time on the Distribution Date.
     Section 3.4 Actions in Connection with the Distribution.
          (a) Spinco shall file such amendments and supplements to the Form 10 Registration Statement as Quanex may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 Registration Statement as may be required by the SEC or federal or state securities laws. Spinco shall mail to the holders of Quanex Common Stock, at such time on or prior to the Distribution Date as Quanex shall reasonably determine, the information statement included in the Form 10 Registration Statement, as well as any other information concerning Spinco, its business, operations and management, the Contribution, the Distribution and such other matters as Quanex shall reasonably determine are necessary and as may be required by applicable Law.
          (b) The Surviving Entity shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing of the shares of Spinco Sub Common Stock to be distributed in the Distribution or received in the Spinco Merger, as the case may be, on the Exchange, subject to official notice of distribution.
     Section 3.5 Fractional Shares. Fractional Shares of Spinco Sub Common Stock will not be distributed in the Distribution or the Spinco Merger, as applicable, nor credited to book-entry accounts. The Agent shall (a) determine the number of whole Shares and fractional Shares of Spinco Sub Common Stock allocable to each holder of record or beneficial owner of Quanex Common Stock as of the close of business on the Record Date, (b) aggregate all such fractional Shares into whole Shares and sell the whole Shares of Spinco Sub Common Stock obtained thereby in open market transactions at then prevailing prices on behalf of holders who would otherwise be entitled to fractional Shares of Spinco Sub Common Stock, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per Share of Spinco Sub Common Stock, after making appropriate deductions for any amount required to be withheld for Tax purposes. The Surviving Entity shall bear the cost of brokerage fees incurred in connection with these sales of fractional Shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Agent. None of Quanex, the Surviving Entity or the Agent will guarantee any minimum sale price for the fractional Shares of Spinco Sub Common Stock. Neither the Surviving Entity nor Quanex will pay any interest on the proceeds from the sale of fractional Shares. The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional Shares and to determine when, how and at what price to sell such Shares.

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     Section 3.6 The Spinco Merger.
          (a) The Spinco Merger may occur either before or after the Distribution, at the election of Spinco and Spinco Sub. If the Spinco Merger occurs after the Distribution, as a result of the Spinco Merger, the holders of Shares of Spinco Interest will receive one share of Spinco Sub Common Stock for each Share of Spinco Interests allocated to them in the Distribution. The Spinco Merger shall be effective at as set forth in the certificate of merger filed with the Delaware Secretary of State to effect the Spinco Merger.
          (b) Prior to the Distribution Date, Spinco will deliver to the Agent for the benefit of the holders of Quanex Common Stock on the Record Date (if the Spinco Merger is effected prior to the Distribution) or the holders of the Shares of the Spinco Interest (if the Spinco Merger is effected after the Distribution), stock certificates, endorsed by Spinco in blank, representing all of the outstanding Shares of Spinco Sub Common Stock then owned by Spinco. Spinco will cause the transfer agent for the Spinco Sub Common Stock to credit the appropriate class and number of such Shares of Spinco Sub Common Stock to book entry accounts for each such holder or designated transferee of such holder. For stockholders of Quanex who own Quanex Common Stock through a broker or other nominee, their shares of Spinco Sub Common Stock will be credited to their respective accounts by such broker or nominee.
ARTICLE IV
SURVIVAL AND INDEMNIFICATION
     Section 4.1 Survival of Agreements. All representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms.
     Section 4.2 Indemnification.
          (a) Except as specifically otherwise provided in the other Transaction Agreements, the Surviving Entity shall indemnify, defend and hold harmless the Quanex Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the Spinco Group (i) to pay or satisfy any Spinco Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, (ii) to cause the termination or substitution required by Section 5.5(a) to occur by the Distribution Date or (iii) to perform any of its obligations under this Agreement including any breach by the Surviving Entity of any representation, warranty, covenant or other provision in this Agreement.
          (b) Except as specifically otherwise provided in the other Transaction Agreements, Quanex shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the Quanex Group (i) to pay or satisfy any Quanex Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, (ii) to transfer to the Surviving Entity or any member of the Spinco Group all of the Spinco Assets, (iii) to cause the termination or substitution required by Section 5.5(b) to occur by the Distribution Date or (iv) to

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perform any of its obligations under this Agreement including any breach by Quanex of any representation, warranty, covenant or other provision in this Agreement.
          (c) Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the Quanex Group and any member of the Spinco Group for the provision after the Distribution Date of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section or as otherwise set forth in this Agreement and the other Transaction Agreements.
          (d) Indemnification for matters subject to the Tax Matters Agreement is governed by the terms, provisions and procedures of the Tax Matters Agreement and not by this Article IV.
     Section 4.3 Procedures for Indemnification.
          (a) Quanex shall, and shall cause the other Quanex Indemnitees to, notify the Surviving Entity in writing promptly (i) of any claim for indemnification for which any Quanex Indemnitee intends to seek indemnification from the Surviving Entity under this Agreement or (ii) after learning of any Third-Party Claim for which any Quanex Indemnitee intends to seek indemnification from the Surviving Entity under this Agreement. the Surviving Entity shall, and shall cause the other Spinco Indemnitees to, notify Quanex in writing promptly (i) of any claim for indemnification for which any Spinco Indemnitee intends to seek indemnification from Quanex under this Agreement or (ii) after learning of any Third-Party Claim for which any Spinco Indemnitee intends to seek indemnification from Quanex under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article IV except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such indemnification claim or Third-Party Claim in reasonable detail considering the Information provided to the Indemnitee and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnitee.
          (b) Except as otherwise provided in paragraph (c) of this Section 4.3, an Indemnifying Party may, by notice to the Indemnitee and to Quanex, if the Surviving Entity is the Indemnifying Party, or to the Indemnitee and the Surviving Entity, if Quanex is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitee’s notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnitee. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim, except that such Indemnifying Party shall not (i) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, or (ii) without the prior written consent of the Indemnitee and of Quanex, if the Indemnitee is a Quanex Indemnitee, or the Indemnitee and of the Surviving Entity, if the Indemnitee is a Spinco Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the relevant Indemnitees from Liability with respect to such Third-Party Claim or that requires the

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Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. Subject to the Indemnifying Party’s control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder.
          (c) If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim; and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, in which case the reasonable fees, costs and expenses of such counsel for the Indemnitee (but not more than one counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such action as efficiently as possible.
          (d) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnitees (in addition to local counsel and its own counsel, if any) in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances of a Third-Party Claim.
          (e) If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.
     Section 4.4 Reductions for Insurance Proceeds and Other Recoveries. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this Article IV shall be reduced (retroactively or prospectively) by any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses (net of retrospective premium adjustments, experience-based premium adjustments or other costs to the Indemnifying Party). Notwithstanding the foregoing, it is understood and agreed that the possibility that insurance proceeds may be realized by the Indemnifying Party shall not delay payment or indemnification of such Indemnifiable Losses by Indemnifying Party. All Indemnifiable Losses shall be paid or reimbursed promptly upon determination; the Indemnifying Party shall reimburse the other party in the amount of any insurance proceeds received on account of the facts and circumstances resulting in such Indemnifiable Losses. The Indemnifying Party shall act in good faith to pursue insurance proceeds relating to the Indemnifiable Losses. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather the Indemnifying

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Party shall make payment in full of such amount so determined to be due and owing by it and, if, and to the extent that, there exists a claim against any third party (other than an insurer) in respect of such Indemnifiable Loss, the Indemnitee shall assign such claim against such third party to the Indemnifying Party or shall otherwise diligently pursue such claim against its insurer. Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.
     Section 4.5 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Contribution and the Distribution, will cause irreparable injury to the other party for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
     Section 4.6 Remedies Exclusive. The remedies provided in this Article IV shall be the exclusive remedies of the parties with respect to a claim for Indemnifiable Losses hereunder or any other claim with respect to this Agreement.
     Section 4.7 Tax Treatment of Indemnity and Other Payments. For all Tax purposes, the parties agree to treat any payment to the other party required by this Agreement as either a contribution by Quanex to Spinco or a distribution by Spinco to Quanex, as the case may be, occurring immediately prior to the Distribution, except as otherwise mandated by applicable Law.
     Section 4.8 Survival of Indemnities. The obligations of each of Quanex and the Surviving Entity under this Article IV shall survive the sale or other transfer by it of any of its assets or business or the assignment by it of any of its Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, business or Liabilities.
ARTICLE V
CERTAIN ADDITIONAL COVENANTS
     Section 5.1 Notices to Third Parties. In addition to the actions described in Section 5.2, the members of the Quanex Group and the members of the Spinco Group shall cooperate to make all other filings and give notice to and obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement

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and the other Transaction Agreements, including to cause a member of the Spinco Group to succeed Quanex as operator of any of the Spinco Assets (both of record and under contractual arrangements).
     Section 5.2 Licenses and Permits. Each party hereto shall cause the appropriate members of its Group to prepare and file with the appropriate licensing and permitting authorities applications for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, to its Group of all material governmental licenses and permits required for the members of its Group to operate its Business after the Distribution Date. The members of the Spinco Group and the members of the Quanex Group shall cooperate and use commercially reasonable efforts to secure the transfer or issuance of the licenses and permits.
     Section 5.3 Intercompany Agreements. All contracts, licenses, agreements, commitments and other arrangements, formal and informal, between any member of the Quanex Group, on the one hand, and any member of the Spinco Group, on the other hand, in existence as of the Distribution Date, pursuant to which any member of either Group makes payments in respect of Taxes to any member of the other Group or provides to any member of the other Group goods or services (including management, administrative, legal, financial, accounting, data processing, insurance and technical support), or the use of any Assets of any member of the other Group, or the secondment of any employee, or pursuant to which rights, privileges or benefits are afforded to members of either Group as Affiliates of the other Group, shall terminate as of the close of business on the day prior to the Distribution Date, except as specifically provided in this Agreement or the other Transaction Agreements. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided in this Agreement or the other Transaction Agreements. Each intercompany account between any member of the Quanex Group, on the one hand, and any member of the Spinco Group, on the other hand, as of October 31, 2007 shall be satisfied or settled in the equity accounts of the relevant members of the Spinco Group and the Quanex Group no later than the Distribution Date (unless previously satisfied in accordance with its terms). All intercompany balances created in the ordinary course of business in the Separation Period shall be settled in accordance with Section 5.7 below.
     Section 5.4 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement.

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     Section 5.5 Guarantee Obligations, Liens and Other Obligations.
          (a) Quanex and the Surviving Entity shall use their commercially reasonable efforts, and shall cause their respective Groups to use their commercially reasonable efforts: (x) to terminate, or to cause a member of the Spinco Group to be substituted in all respects for any member of the Quanex Group in respect of, all obligations of any member of the Quanex Group under any Spinco Liabilities for which such member of the Quanex Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause Spinco Assets to be substituted in all respects for any Quanex Assets in respect of, any liens or encumbrances on Quanex Assets which are securing any Spinco Liabilities. If such a termination or substitution is not effected by the Distribution Date, without the prior written consent of Quanex, from and after the Distribution Date, the Surviving Entity shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Quanex Group is or may be liable or for which any Quanex Asset is or may be encumbered unless all obligations of the Quanex Group and all liens and encumbrances on any Quanex Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Quanex.
          (b) Quanex and the Surviving Entity shall use their commercially reasonable efforts, and shall cause their respective Groups to use their commercially reasonable efforts: (x) to terminate, or to cause a member of the Quanex Group to be substituted in all respects for any member of Spinco Group in respect of, all obligations of any member of the Spinco Group under any Quanex Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause Quanex Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any Quanex Liabilities. If such a termination or substitution is not effected by the Distribution Date, without the prior written consent of the Surviving Entity, from and after the Distribution Date, Quanex shall not, and shall not permit any member of the Quanex Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Spinco Group is or may be liable or for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.
     Section 5.6 Insurance.
          (a) Rights Under Policies. Notwithstanding any other provision of this Agreement, from and after the Distribution Date, the Surviving Entity and the Spinco Subsidiaries will have no rights with respect to any Policies, except that (i) Quanex will use commercially reasonable efforts to assist the Surviving Entity in asserting claims for any loss, liability or damage with respect solely to the Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Quanex will use commercially reasonable efforts to assist the Surviving Entity to continue to prosecute claims

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with respect solely to Spinco Assets or Spinco Liabilities properly asserted with an insurer prior to the Distribution Date under Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of both clauses (i) and (ii) above, (A) all of Quanex’s and each Quanex Subsidiary’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by the Surviving Entity, (B) Quanex and the Quanex Subsidiaries may, at any time, without Liability or obligation to the Surviving Entity or any Spinco Subsidiary (other than as set forth in Section 5.6(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy. Quanex’s obligation to use commercially reasonable efforts to assist the Surviving Entity in asserting claims under applicable Policies will include using commercially reasonable efforts in assisting the Surviving Entity to establish its right to coverage under such Policies (so long as all of Quanex’s reasonable costs and expenses in connection therewith are promptly paid by Spinco). In the event that the terms and conditions of any Policy do not allow the Surviving Entity the right to assert or prosecute a claim as set forth in clause (i) or (ii) above, then in such case, Quanex shall use commercially reasonable efforts to pursue such claim under such Policy and the Surviving Entity shall promptly pay all of Quanex’s and each Quanex Subsidiary’s reasonable costs and expenses incurred in connection therewith.
          (b) Assistance by Quanex. Until the first anniversary of the Distribution Date, Quanex will use commercially reasonable efforts to assist the Surviving Entity in connection with any efforts by the Surviving Entity to acquire insurance coverage with respect to the Spinco Business for incidents occurring prior to the Distribution Date; as described in Section 5.6(a) hereof, provided, that all of Quanex’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by the Surviving Entity.
          (c) Quanex Actions. In the event that after the Distribution Date, Quanex or any Quanex Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which the Surviving Entity has rights to assert claims pursuant to Section 5.6(a) in a manner that would adversely affect any such rights of the Surviving Entity (i) Quanex will give the Surviving Entity prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of Quanex) and (ii) Quanex will pay to the Surviving Entity its equitable share (which shall be determined by Quanex in good faith based on the amount of premiums paid or allocated to the Spinco Business in respect of the applicable Policy) of any net proceeds actually received by Quanex from the insurer under the applicable Policy as a result of such action by Quanex (after deducting Quanex’s reasonable costs and expenses incurred in connection with such action). The Tax treatment of any such payments to Spinco by Quanex shall be handled in accordance with Section 4.7.
          (d) Administration. From and after the Distribution Date:

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          (i) Quanex or a Quanex Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Quanex and the Quanex Subsidiaries under the Policies; and
          (ii) the Surviving Entity or a Spinco Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of the Surviving Entity and the Spinco Subsidiaries under the Policies.
          (e) Insurance Premiums. Subject to clause (B) of the proviso to Section 5.6(a), from and after the Distribution Date, Quanex will pay, if so directed by the Surviving Entity, all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Distribution Date, whereupon the Surviving Entity will upon the request of Quanex, promptly reimburse Quanex for that portion of such premiums paid by Quanex as are reasonably determined by Quanex (and reasonably approved by Spinco) to be attributable to the Spinco Business.
          (f) Agreement for Waiver of Conflict and Shared Defense. In the event that a Policy provides coverage for both Quanex and/or a Quanex Subsidiary, on the one hand, and the Surviving Entity and/or a Spinco Subsidiary, on the other hand, relating to the same occurrence or claim, Quanex and the Surviving Entity agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.
          (g) Nothing in this Section 5.6 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement.
     Section 5.7 Cash Separation.
          (a) During the Separation Period, Quanex covenants, represents and warrants with the Surviving Entity that separate and independent bank accounts (the “Quanex Accounts”) or ledgers for the Quanex Business have and will be operated by, or, as applicable, on behalf of, Quanex and maintained in accordance with Quanex’ normal practice and such records and bank accounts shall be capable of evidencing, on a daily basis, all Cash Inflows and Cash Outflows of the Quanex Business during the Separation Period.
          (b) During the Separation Period, the Surviving Entity covenants, represents and warrants with Quanex that separate and independent bank accounts (the “Spinco Accounts”) or ledgers for the Spinco Business have and will be operated by, or, as applicable, on behalf of, the Surviving Entity and maintained in accordance with normal practice.
          (c) During the Separation Period, to the extent practicable, Quanex shall discharge Liabilities incurred by the Quanex Business with cash amounts held in the Quanex Accounts, and the Surviving Entity shall discharge Liabilities incurred by the Spinco Business with cash amounts held in the Spinco Accounts. Within ten days following the end of each calendar month during the Separation Period, Quanex and the Surviving Entity shall settle the net amount of any Liabilities paid for by the other during the previous calendar month. A final settlement between Quanex and the Surviving Entity of the net amount of any Liabilities paid for

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by the other in the calendar month including the Distribution Date shall be made prior to the Distribution.
          (d) During the Separation Period, Quanex covenants, represents and warrants with the Surviving Entity and the Surviving Entity covenants, represents and warrants with Quanex that no intercompany receivable or payable has or shall be created other than in the ordinary course of business at the then applicable current market prices and on terms no less favorable than could be obtained from a third-party in the ordinary course of business.
          (e) From and after the Distribution Date, no employee of the:
          (i) Spinco Group shall have any authority to access or control any ledgers or bank accounts of the Quanex Group; and
          (ii) Quanex Group shall have any authority to access or control any ledgers or bank accounts of the Spinco Group.
          (f) Within ten Business Days from the Distribution Date, Quanex and Spinco shall prepare and send to the other statements showing ledgers, records and bank accounts which clearly evidence, on a daily basis and during the Separation Period:
          (i) in respect of the Quanex Group all Cash Inflows and Cash Outflows of the Quanex Business; and
          (ii) in respect of the Spinco Group all cash inflows and cash outflows of the Spinco Business.
ARTICLE VI
ACCESS TO INFORMATION
     Section 6.1 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, Quanex shall deliver or make available to the Surviving Entity all corporate books and records of the Spinco Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Quanex Group relating directly and predominantly to the Spinco Assets, the Spinco Business, or the Spinco Liabilities. Quanex may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of the Surviving Entity. Prior to or as promptly as practicable after the Distribution Date, the Surviving Entity shall deliver or make available to Quanex all corporate books and records of the Quanex Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Spinco Group relating directly and predominantly to the Quanex Assets, the Quanex Business, or the Quanex Liabilities. The Surviving Entity may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of Quanex. The costs and expenses incurred in the provision of records or other information to a party shall be paid for (including reimbursement of costs incurred by the receiving party) by the delivering party.

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     Section 6.2 Access to Information. From and after the Distribution Date, each of Quanex and the Surviving Entity shall afford to the other and to the other’s Representatives reasonable access and duplicating rights during normal business hours to all Information within the possession or control of such party’s Group relating to the other party’s Group’s pre-Distribution business, Assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, to the extent such access is reasonably required for a reasonable purpose, subject to the provisions below regarding Privileged Information. Without limiting the foregoing, Information may be requested under this Section 6.2 for audit, accounting, regulatory, claims and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.
     In furtherance of the foregoing:
          (a) Each party hereto acknowledges that: (i) each of Quanex and the Surviving Entity (and the members of the Quanex Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting each or both of Quanex and the Surviving Entity; (iii) both Quanex and the Surviving Entity have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution business of the Quanex Group or the Spinco Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date; and (iv) both Quanex and the Surviving Entity intend that the transactions contemplated hereby and by the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.
          (b) Each of Quanex and the Surviving Entity agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that Quanex and the Surviving Entity shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution business of the Quanex Group in the case of Quanex or the Spinco Group in the case of the Surviving Entity. In the event of a disagreement between any member of the Quanex Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by Law.
          (c) Upon any member of the Quanex Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Distribution business of the Spinco Group or the Quanex Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended

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response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved by a court of competent jurisdiction as provided in paragraph (b) of this Section, each of Quanex and the Surviving Entity shall cooperate to assert all defenses to disclosure claimed by either party’s Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.
     Section 6.3 Production of Witnesses. Subject to Section 6.2, after the Distribution Date, each of Quanex and the Surviving Entity shall, and shall cause each member of its respective Group to make available to the Surviving Entity or Quanex or any member of the Spinco Group or of the Quanex Group, as the case may be, upon written request, such Group’s directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution business of the Quanex Group or the Spinco Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. The costs and expenses incurred in the provision of such witnesses shall be paid by the party requesting the availability of such persons.
     Section 6.4 Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Quanex and the Surviving Entity shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party’s Group’s possession or under its control, relating directly and predominantly to the pre-Distribution business, Assets or Liabilities of the other party’s Group until such Information is at least ten years old or until such later date as may be required by Law, except that if, prior to the expiration of such period, any member of either party’s Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (a) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days’ prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.
     Section 6.5 Confidentiality. Subject to Section 6.2, which shall govern Privileged Information, from and after the Distribution Date, each of Quanex and the Surviving Entity shall hold, and shall use reasonable best efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party’s Group obtained by it prior to the Distribution Date or furnished to it by such other party’s Group pursuant to this Agreement or the other Transaction Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 6.5, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Quanex Group or the Spinco Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person’s counsel, by other requirements of

23

law, so long as the other party is provided with reasonable prior notice of, and a reasonable opportunity to challenge, any such disclosure, or (b) such party can show that such Information was (i) in the public domain through no fault of such Person or (ii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror. Notwithstanding the foregoing, each of Quanex and the Surviving Entity shall be deemed to have satisfied its obligations under this Section 6.5 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information, provided that such care is at least a reasonable degree of care.
     Section 6.6 Cooperation with Respect to Government Reports and Filings. Quanex, on behalf of itself and each member of the Quanex Group, agrees to provide any member of the Spinco Group, and the Surviving Entity, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the Quanex Group, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to the business of the Quanex Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups prior to, on or after the Distribution Date. Each party shall promptly forward copies of appropriate notices, forms and other communications received from or sent to any government authority which relate to the Quanex Group, in the case of the Spinco Group, or the Spinco Group, in the case of the Quanex Group. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.
     Section 6.7 Tax Matters Agreement. None of the provisions of this Article VI are intended to supersede any provision in the Tax Matters Agreement with respect to matters related to Taxes.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     Section 7.1 No Representations or Warranties. Except as expressly set forth in this Agreement or any other Transaction Agreement, the Surviving Entity and Quanex understand and agree that no member of the Quanex Group is representing or warranting to the Surviving Entity or any member of the Spinco Group in any way as to the Spinco Assets, the Spinco Business or the Spinco Liabilities. Except as expressly set forth in this Agreement or any other Transaction Agreement, Quanex and the Surviving Entity understand and agree that no member of the Spinco Group is representing or warranting to Quanex or any member of the Quanex Group in any way as to the Quanex Assets, the Quanex Business or the Quanex Liabilities.
     Section 7.2 Operations, No Liabilities. The Surviving Entity hereby represents and warrants to Quanex that, as of the Distribution Date, none of Quanex Bar, Inc., Quanex Steel Inc., Quanex Solutions, Inc., Quanex Health Management Company, Inc., Quanex Nine, Inc., Quanex Ten, Inc., Quanex Eleven, Inc., and Quanex Twelve, Inc., has engaged in any business activities nor will have any material Liabilities.

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     Section 7.3 Solvency. Spinco hereby represents and warrants to Quanex that each of Spinco and the Spinco Subsidiaries will be Solvent as of the Distribution Date and immediately after the consummation of the Merger Agreement.
     Section 7.4 Organization, Good Standing, Authorization.
          (a) Each of Spinco and Spinco Sub hereby represents and warrants to Quanex as follows:
          (i) Spinco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power required to consummate the transactions contemplated hereby, and Spinco Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to consummate the transactions contemplated hereby;
          (ii) The execution, delivery and performance by Spinco and Spinco Sub of this Agreement and the consummation by Spinco and Spinco Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Spinco and Spinco Sub. This Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by Spinco and Spinco Sub pursuant to this Agreement will, upon such execution and delivery, constitute a legal, valid and binding obligation of Spinco and Spinco Sub, enforceable against Spinco and Spinco Sub in accordance with its terms, subject to the effects of bankruptcy or insolvency.
          (b) Quanex hereby represents and warrants to Spinco and Spinco Sub as follows:
          (i) Quanex is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to consummate the transactions contemplated hereby;
          (ii) The execution, delivery and performance by Quanex of this Agreement and the consummation by Quanex of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Quanex. This Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by Quanex pursuant to this Agreement will, upon such execution and delivery, constitute a legal, valid and binding obligation of Quanex, enforceable against Quanex in accordance with its terms, subject to the effects of bankruptcy or insolvency.
     Section 7.5 Financial Statements. Spinco hereby represents and warrants to Quanex as follows:
          (a) The unaudited consolidating balance sheet and the unaudited corporate balance sheet contained Schedule 7.5 (the “Supplemental Financial Statements”) is complete and accurate and the Financial Statements were prepared in the ordinary course and on a basis and in a manner consistent with past practice.

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          (b) As of October 31, 2007 the Supplemental Financial Statements fairly present the financial position of the Quanex Business, the Spinco Business and the corporate level assets and liabilities of the Quanex.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Conditions to the Distribution. The following are conditions to consummate any part of the Distribution:
          (a) All material consents, approvals and authorizations of any Governmental Entity legally required for the making of the Distribution and the consummation of the other transactions contemplated by this Agreement and the other Transaction Agreements shall have been obtained and be in effect in all material respects at the Distribution Date;
          (b) No court of competent jurisdiction or other Governmental Entity shall have issued any decree, judgment, injunction, writ, rule or other order that is in effect restraining, enjoining, prohibiting or otherwise imposing any material restrictions or limitations on the Distribution;
          (c) The Form 10 Registration Statement shall have become declared effective in accordance with the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance of units of Spinco Interests to be issued in connection with the Distribution shall have been obtained and shall be in effect;
          (d) The Spinco Sub Common Stock shall have been approved for listing on the Exchange, subject to official notice of issuance;
          (e) No action, proceeding or investigation by any Governmental Entity with respect to the Distribution shall be pending that seeks to restrain, enjoin, prohibit or delay the making of the Distribution or to impose any material restrictions or requirements thereon or on any of the parties with respect thereto; and
          (f) No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Entity with respect to the Distribution that, individually or in the aggregate, would (i) restrain, prohibit or delay the making of the Distribution or (ii) impose any material restrictions or requirements thereon or on any of the parties with respect thereto.
     Section 8.2 Complete Agreement. This Agreement (including the Schedules attached hereto), the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall be applicable.

26

     Section 8.3 Expenses. Except as otherwise set forth herein, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including costs and expenses attributable to the separation of the Assets as contemplated herein) shall be divided evenly between Quanex and Spinco.
     Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its conflicts of laws principles.
     Section 8.5 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five Business Days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):
If to Quanex or any member of the Quanex Group, to:
Quanex Corporation
________________________
________________________
Attention: _______________
Facsimile: _______________
with a copy (which shall not constitute effective notice) to:
with a copy to:
_________________________
_________________________
_________________________
Attention: ________________
Facsimile: ________________
If to Spinco, Spinco Sub, or any member of the Spinco Group prior to the Distribution Date, to:
[SPINCO]
c/o Quanex
________________________
________________________
Attention: _______________
Facsimile: _______________

27

If to Spinco, Spinco Sub or any member of the Spinco Group after the Distribution Date, to:
[SPINCO]
c/o __________
________________________
________________________
Attention: _______________
Facsimile: _______________
with a copy (which shall not constitute effective notice) to:
________________________
________________________
________________________
Attention: _______________
Facsimile: _______________
or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.
     Section 8.6 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.
     Section 8.7 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Sections 4.2 and 4.3 relating to indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of Quanex and Spinco and their respective Subsidiaries, Affiliates, successors and assigns, and is not intended to confer upon any other Persons any rights or remedies hereunder.
     Section 8.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 8.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
     Section 8.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable,

28

shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.
     Section 8.11 References; Construction. References to any “Article,” “Exhibit,” “Schedule” or “Section,” without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement.
     Section 8.12 Termination. Notwithstanding any provision hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Quanex. In the event of such termination, neither Quanex, Spinco nor Spinco Sub shall have any Liability by reason of this Agreement, except as provided in any other Transaction Agreement.
     Section 8.13 Consent to Jurisdiction and Service of Process. Each of the parties to this Agreement hereby irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the jurisdiction of the courts of the State of Texas and of the federal courts sitting in the Southern District of Texas.
     Section 8.14 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
     Section 8.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     Section 8.16 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.
     Section 8.17 Use of Name. Following the Distribution Date, certain of the Quanex Assets or Quanex Business may bear, contain or use “Quanex” marks, including signage, yellow pages, stationery and websites. Quanex will as soon as reasonably practicable but in any event prior to                     , 2008, take such action to remove and/or replace such references and such removal or replacement shall not denigrate the “Quanex” mark.

29

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Quanex Corporation

By

Name:

Title:

[SPINCO]

By

Name:

Title:

[SPINCO SUB]

By

Name:

Title:

30

Exhibit C-2
TRANSITION SERVICES AGREEMENT
     THIS TRANSITION SERVICES AGREEMENT, dated as of                     , 2007 but effective pursuant to Section 7 (this “Agreement”), is between Quanex Corporation, a Delaware corporation (“Quanex”), and [SPINCO], a Delaware                      (“Spinco”).
     WHEREAS, Quanex and Spinco have entered into a Distribution Agreement, dated as of                     , 2007 (the “Distribution Agreement”), pursuant to which (i) Quanex will transfer or cause to be transferred to Spinco all of the Spinco Assets (as such term and other capitalized terms not defined herein are defined in the Distribution Agreement), which represent substantially all of the assets comprising Quanex’s building products divisions, and Spinco intends to assume all of the Spinco Liabilities and (ii) all of the issued and outstanding Spinco Common Stock will be distributed on a pro rata basis to the holders as of the Record Date of the outstanding Quanex Common Stock;
     WHEREAS, this Agreement, the Distribution Agreement, the Tax Sharing Agreement between Quanex and Spinco dated as of                     , 2007, and the Employee Matters Agreement between Quanex and Spinco dated as of                     , 2007 (collectively, the “Transaction Agreements”) set forth certain transactions that are conditions to consummation of the transactions contemplated by the Distribution Agreement;
     WHEREAS, Quanex and one or more of the Quanex Subsidiaries (collectively, the “Quanex Group”), on the one hand, and Spinco and one or more of the Spinco Subsidiaries (collectively, the “Spinco Group”), on the other hand, will provide certain services (the “Services”) to each other in accordance with the terms and subject to the conditions set forth herein for a period described herein on and after the Distribution Date in order to assist in the transition of the Spinco Business;
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
SECTION 1. SERVICES
     1.1 Services Provided by Quanex Group to Spinco Group. In order to continue the operation of the Spinco Business and to facilitate the orderly and effective transition of the Spinco Business from Quanex to Spinco, the Quanex Group shall use commercially reasonable efforts to provide the Spinco Group the Services set forth in Exhibit A, a copy of which is attached to and made a part of this Agreement, to the extent such Services may be requested by Spinco from time to time for the term of this Agreement. The applicable rates, fees and charges associated with each Service are also set forth in Exhibit A. Any additional services to be provided by the Quanex Group but not specifically detailed in Exhibit A or any change in the fees to be charged from that set forth on Exhibit A shall be mutually agreed upon by the parties as an amendment to Exhibit A.

     1.2 Services Provided by Spinco Group to Quanex Group. In order to continue the operation of the Quanex business and to facilitate the orderly and effective transition of the Spinco Business from Quanex to Spinco, the Spinco Group shall use commercially reasonable efforts to provide the Quanex Group the Services set forth in Exhibit B, a copy of which is attached to and made a part of this Agreement, to the extent such Services may be requested by Quanex from time to time for the term of this Agreement. The applicable rates, fees and charges associated with each Service are also set forth in Exhibit B. Any additional services to be provided by the Spinco Group but not specifically detailed in Exhibit B or any change in the fees to be charged from that set forth on Exhibit B shall be mutually agreed upon by the parties as an amendment to Exhibit B.
SECTION 2. PERFORMANCE OF SERVICES
     2.1 Manner of Performance. Each of the Quanex Group and the Spinco Group agrees that it shall use commercially reasonable efforts to cause each of its respective personnel who previously provided the Services being requested herein prior to the Distribution Date to perform the Services with the same degree of care, skill, confidentiality and diligence with which such personnel perform similar services for such party, but in no event less than in conformance with industry standards. Each of Quanex and Spinco shall ensure that its personnel occupying positions related to the support of the Spinco Business and the Quanex business, respectively, shall devote sufficient time and effort as reasonably required to perform the Services. If a dispute arises over the nature or quality of the Services, the prior practice of Quanex with respect to the Services, as determined from the books and records of Quanex relating to its business or the Spinco Business, shall be conclusive as to the nature and quality of the Services.
     2.2 Provision of Information. Any data, information, equipment or general directions necessary for the Quanex Group or the Spinco Group to perform the Services shall be submitted to the party performing the Services in a timely manner.
     2.3 Termination of Any Service. The termination of any one or more of the specific Services shall have no impact on the Quanex Group’s or the Spinco Group’s obligation to continue to provide any other Services.
     2.4 Laws and Regulations. Quanex represents and agrees that it and each member of the Quanex Group, and Spinco represents and agrees that it and each member of the Spinco Group, will use the Services provided hereunder only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the conditions, rules, regulations and specifications which may be set forth in any manuals, materials, documents or instructions provided on or prior to the date of this Agreement.
     2.5 Modification of Service Levels. Prior to the end of the first calendar month following the Distribution Date and prior to the end of every calendar month thereafter, the parties will review the Services provided to discuss whether the Services will remain at the same level or decrease during the next immediately succeeding month. Each party will notify the other in writing of any Service reduction or termination of Services pursuant to Section 8.

     2.6 No Warranty. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.
     2.7 Use of Subcontractors. Each of Quanex and Spinco may hire or engage one or more subcontractors to perform any or all of its Services; provided, that, each of Quanex and Spinco will in all cases remain responsible for all of their respective obligations under this Agreement, including, without limitation, with respect to the scope of the Services, the standard for Services and the content of the Services provided. Under no circumstances will Spinco be responsible for making any payments directly to any subcontractor engaged by Quanex, nor will Quanex be responsible for making any payments directly to any subcontractor engaged by Spinco.
SECTION 3. CHARGES FOR SERVICES
     From and after the date of this Agreement and throughout the term of this Agreement, Spinco agrees to pay to Quanex on a monthly basis the service fees set forth on Exhibit A, and Quanex agrees to pay Spinco on a monthly basis the service fees set forth on Exhibit B. The parties agree that the amounts to be paid for Services rendered hereunder are intended to both reasonably cover the Quanex Group’s and the Spinco Group’s costs in providing the Services and be competitive with the amount charged by third parties for similar services.
SECTION 4. PAYMENT OF CHARGES AND REIMBURSEMENTS
     On or before the 15th day of each month during the term of this Agreement, each party (or its designee) shall submit to the other party an invoice for the Services provided hereunder during the immediately preceding calendar month representing amounts determined in accordance with Section 3 above, if any. Subject to Section 5.2, each party shall remit payment to the other party within fifteen days after its receipt of such invoice. Unless otherwise agreed to in writing, each party shall remit all funds due under this Agreement to the other party (or its designee) by wire transfer in immediately available funds based on the instructions set forth in Exhibit C, a copy of which is attached to and made a part of this Agreement.
SECTION 5. RECORDS AND AUDITS
     5.1 Records Maintenance and Audits. All records and other information generated, gathered or maintained by each party in connection with its provision of the Services pursuant to this Agreement shall be the proprietary material of the party receiving the Services. Each party shall provide the party receiving the Services the originals of such records and other information, and any copies kept by Quanex with Spinco’s consent or by Spinco with Quanex’s consent shall remain subject to Section 6 hereof. Each of Quanex and Spinco shall, for two years after the termination of this Agreement, maintain records and other evidence sufficient to accurately and properly calculate the amounts due determined in accordance with Section 3 hereof. Each of Quanex and Spinco or each of their respective representatives shall have reasonable access, after requesting such access in writing, during normal business hours to such records for the purpose of auditing and verifying the accuracy of the invoices submitted regarding such amounts due.  Any such audits performed by or on behalf of Quanex or Spinco shall be at the requesting party’s sole cost and expense.  The party being audited shall fully cooperate with the auditing party’s representatives to accomplish the audit.  Each party shall have the right to audit the other party’s books for a period of one year after the month in which the Services were rendered.
     5.2 Disputed Amounts.  In the event of a good-faith dispute as to the amount or propriety of any invoice or any portions thereof submitted pursuant to Sections 3 and 4, the party receiving the Services shall pay all charges on such invoice other than disputed amounts and shall promptly notify the other party in writing of such disputed amounts.  So long as the parties are attempting in good faith to resolve the dispute, neither party shall be entitled to terminate the Services related to, or that are the cause of, the disputed amounts. If it is determined that the party receiving Services is required to pay all or a portion of the disputed amounts to the party providing Services, the party receiving the Services shall pay such amounts promptly and in no case more than five days after such determination is made.
     5.3 Undisputed Amounts.  Any statement or payment not disputed in writing by Spinco or Quanex within one year after the month in which the Services were rendered shall be considered final and no longer subject to adjustment.
     5.4 Set Off. Each party shall have the right to set off any amounts owed to such party by the other party under this Agreement.
SECTION 6.  CONFIDENTIALITY
     Each party acknowledges that in connection with its performance under this Agreement, it may gain access to confidential material and information that is of a proprietary, technical or business nature to the other party with respect to the Services being performed hereunder. Therefore, each party agrees that it shall not, and shall cause each of its respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors and consultants (collectively, such party’s “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any person (other than Representatives of such party who reasonably need to know such information in providing Services hereunder) or use or otherwise exploit for its own benefit or for the benefit of any third party, any of the other party’s Confidential Information (as defined below). If any disclosures are made by a party to its Representatives in connection with such Representatives providing Services hereunder, then the Confidential Information so disclosed shall be used only as required to perform the Services. Such party shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the other party’s Confidential Information by any of its Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. If a party is required to disclose Confidential Information of the other party due to a provision of law or a compulsory disclosure notice of a court or governmental agency, the party needing to make such disclosure shall promptly notify the other party and shall assist the other party in obtaining confidential treatment of such Confidential Information. “Confidential Information” of a party means any information, material or documents relating to the business of such party currently or formerly conducted, or proposed to be conducted, by such party furnished to or in possession of the other party, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of the other party that contain or otherwise reflect such information, material or documents. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the other party or any of its Representatives not otherwise permissible hereunder, (ii) the other party can demonstrate was or became available to such other party from a source other than the first party, or (iii) is developed independently by the other party without reference to the Confidential Information; provided, however, that, in the case of clause (ii) above, the source of such information was not known by the other party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the first party with respect to such information.
     Following termination of the Services hereunder, upon written request at any time by either party, the parties shall account for and return or destroy all papers, books, records and electronic records containing any Confidential Information.
SECTION 7.  TERM OF AGREEMENT
     Unless sooner terminated pursuant to Section 8 hereof, this Agreement shall become effective and shall be for a term commencing on the Distribution Date and ending on the last day of the twelfth calendar month following the month in which the Distribution Date occurs.
SECTION 8.  TERMINATION
     8.1 Termination of Agreement.  At any time or from time to time, either party may terminate this Agreement for any reason whatsoever by giving the other party at least 45 days’ prior written notice to that effect.  Each party shall pay the other party for all charges determined pursuant to Section 3 and incurred up to the date of such termination.  Subject to Section 5, either party may also immediately terminate this Agreement if the other party does not tender payment for the Services within fifteen days after such party is given written notice of a failure to pay.
     8.2 Termination of Services.  At any time or from time to time, either party may terminate any one or more of the specific Services provided hereunder by giving the other party at least thirty days’ prior written notice to that effect.  At any time or from time to time, either party may immediately terminate any one or more of the specific Services if the providing of such Service would violate any applicable regulation, statute, ordinance or other law; provided, however, that a party shall give the other party prompt written notice when it intends to terminate any specific Services for this reason.
SECTION 9.  MISCELLANEOUS
     9.1 Force Majeure.  Neither party shall have any obligation to perform any specific Service hereunder if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strike, terrorism, war, insurrection or other cause or circumstances beyond its control, which acts or occurrences make it impossible for such party to carry out its obligations under this Agreement.  During the term of the force majeure, the party receiving the Service shall have no obligation to pay for the specific Service that the other party does not provide as a result of the force majeure.
     9.2 Limitation of Liability.  EXCEPT FOR FAILURE TO COMPLY WITH THE CONFIDENTIALITY PROVISIONS HEREIN AND FOR FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING LOST PROFITS AND GOODWILL, WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.  IN NO EVENT SHALL EITHER PARTY’S LIABILITY HEREUNDER EXCEED THE TOTAL AMOUNT OF CASH COMPENSATION THAT SUCH PARTY IS PAID UNDER THIS AGREEMENT.
     9.3 Indemnification.  Each party shall release, defend (upon the other party’s request), protect, indemnify and save the other party, its employees, contractors, subcontractors (of any tier) and agents harmless from and against all liability, claims, costs, expenses, demands, suits and causes of action of every kind and character arising in favor of or against the first party, its employees, contractors, subcontractors (of any tier) or agents, on account of personal injuries to or death of any person, or damages to or the loss or destruction of property, incident to or in connection with or arising out of:  (a) the presence of any of such party’s employees, contractors, subcontractors (of any tier) or agents on the other party’s premises, (b) the negligent act or omission of such party or its employees, contractors, subcontractors (of any tier) or agents or (c) the failure of such party to comply with the provisions of this Agreement.  The foregoing shall not be interpreted to require either party to indemnify the other party against the gross negligence or willful misconduct of the other party, its employees, contractors or agents.
     9.4 Independent Contractor:  The parties hereto agree that the Services rendered by the Quanex Group and the Spinco Group in the fulfillment of the terms and obligations of this Agreement shall be as an independent contractor and not as an employee, and with respect thereto, the Quanex Group, the Spinco Group and their respective employees, contractors or agents are not entitled to the benefits provided by the other party to its employees including, but not limited to, group insurance and participation in any employee benefit and pension plans. Further, nothing stated in this Agreement shall be construed to make any member of the Quanex Group an agent, partner or joint venturer of or with any member of the Spinco Group or to make any member of the Spinco Group an agent, partner or joint venturer of or with any member of the Quanex Group.  No employee, contractor or agent of either the Quanex Group or the Spinco Group shall represent himself to third persons to be other than an independent contractor of the other party, nor shall he permit himself to offer or agree to incur or assume any obligations or commitments in the name of such party or for such party without the prior consent and authorization of such party.
     9.5 Complete Agreement.  This Agreement and the Exhibits hereto, the other Transaction Agreements and other documents referred to herein and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
     9.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.
     9.7 Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):
      If to Quanex or any member of the Quanex Group, to:
Quanex Corporation
[Address]
Attention:
Facsimile:
     with a copy (which shall not constitute effective notice) to:
[Firm and Address]
Attention:
Facsimile:
     If to Spinco or any member of the Spinco Group prior to the Distribution Date, to:
[SPINCO]
c/o [QUANEX]
[Address]
Attention:
Facsimile:
     If to Spinco or any member of the Spinco Group after the Distribution Date, to:
[SPINCO]
c/o [                    ]
[Address]
Attention:
Facsimile:

     with a copy (which shall not constitute effective notice) to:
[Firm and Address]
Attention:
Facsimile:
or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.
     9.8 Amendment and Modification.  This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.
     9.9 Successors and Assigns; No Third-Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Section 9.3, which are also for the benefit of the indemnitees, this Agreement is solely for the benefit of Quanex and Spinco and their respective subsidiaries, affiliates, successors and assigns, and is not intended to confer upon any other persons any rights or remedies hereunder
     9.10 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9.11 Interpretation.  The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.
     9.12 Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.
     9.13 References; Construction.  References to any “Exhibit” or “Section,” without more, are to Exhibits and Sections to or of this Agreement.  Unless otherwise expressly stated, clauses beginning with the term “including” or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.
     9.14 Termination.  Notwithstanding any provision hereof, this Agreement may be terminated at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Quanex.  In the event of such termination, no party hereto shall have any liability to the other party hereto by reason of this Agreement.

     9.15 Consent to Jurisdiction and Service of Process.  Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, appoints the Corporation Trust Company as such party’s agent in the State of Delaware for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.
     9.16 Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
     9.17 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     9.18 Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

     The parties hereto have executed this Agreement on the date first written above, to be effective on the Distribution Date.

Quanex Corporation

By:

Name:
Title:

[SPINCO]

By:

Name:
Title:

EXHIBIT A
SERVICES PROVIDED BY QUANEX GROUP TO SPINCO GROUP
AND
APPLICABLE RATES, FEES AND CHARGES
     The Quanex Group shall perform or assist Spinco in performing any services requested by Spinco related to the transition of the Spinco Business from Quanex to Spinco, including but not limited to the following functions:
[to come]

EXHIBIT B
SERVICES PROVIDED BY SPINCO GROUP TO QUANEX GROUP
AND
APPLICABLE RATES, FEES AND CHARGES
     The Spinco Group shall perform or assist Quanex in performing, under the direction of Quanex, any services requested by Quanex related to the transition of the Spinco Business from Quanex to Spinco, including but not limited to the following functions:
[to come]

EXHIBIT C
PAYMENT INSTRUCTIONS
Quanex
     Until further notice, the following are wire transfer/ACH payment instructions for payment to Quanex (or its designee) owing under the terms of this Agreement:
Bank Name:
Bank ABA #:
Account Name:
Account #:
Reference:
Spinco
     Until further notice, the following are wire transfer/ACH payment instructions for payment to Spinco (or its designee) owing under the terms of this Agreement:
Bank Name:
Bank ABA #:
Account Name:
Account #:
Reference:

Exhibit C-3
TAX MATTERS AGREEMENT
BY AND AMONG
QUANEX CORPORATION,
[SPINCO]
AND
[SPINCO SUB]
Dated as of November                     , 2007

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TAX MATTERS AGREEMENT
     This Tax Matters Agreement (this “Agreement”) is entered into as of November ___, 2007, by and among Quanex Corporation, a Delaware corporation (“Quanex”), [SPINCO], a Delaware limited liability company and a wholly-owned subsidiary of Quanex (“Spinco”), and [SPINCO SUB], a Delaware corporation and a wholly-owned subsidiary of Spinco (“Spinco Sub”).
Recitals
     Whereas, as of the date hereof, Quanex is the common parent corporation of an affiliated group (as defined in Section 1504 of the Code) of corporations (the “Quanex Consolidated Group”) that has elected to file consolidated U.S. federal income tax returns;
     Whereas, the Quanex Consolidated Group currently includes the eligible domestic Spinco Group Members;
     Whereas, after the Cutoff Date and prior to the Distribution Date, Quanex may cause one or more of the Spinco Group Members that are corporations to convert into, merge with and into or otherwise transfer all of their assets, subject to all of their liabilities, to limited liability companies, of which Quanex or another Spinco Group Member will be the sole member (collectively, such transactions are the “Conversions”);
     Whereas, after the Conversions and prior to the Distribution Date, Quanex intends, pursuant to the terms of the Distribution Agreement and subject to conditions set forth therein, to transfer or cause to be transferred to Spinco all of the Spinco Assets, which represent substantially all of the assets comprising the Building Products Business, and Spinco intends to assume all of the Spinco Liabilities, as contemplated by the Distribution Agreement (the “Contribution”);
     Whereas, either before or after the Distribution, Spinco will merge with and into Spinco Sub (the “Spinco Merger”) pursuant to the Spinco Merger Agreement;
     Whereas, on the Distribution Date and pursuant to the terms of the Distribution Agreement and subject to conditions set forth therein, Quanex will distribute (the “Distribution”) on a pro rata basis to the holders as of the Record Date of the outstanding Quanex Common Stock (the “Quanex Stockholders”) either (a) all of the limited liability company interest (the “Membership Interest”) of Spinco (if the Spinco Merger occurs after the Distribution) or (b) the shares of Spinco Sub stock (if the Spinco Merger occurs prior to the Distribution); and
     Whereas, in contemplation of the Conversions, the Contribution, the Distribution and the Spinco Merger, the Companies desire to enter into this Agreement (a) to provide for the allocation between them of the liabilities for Taxes arising prior to, as a result of and subsequent to the Distribution and (b) to provide for and agree upon other matters relating to Taxes;

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AGREEMENTS
     Now, Therefore, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:
Section 1. Definition and Construction.
     Section 1.1. Definitions of Capitalized Terms.
     For purposes of this Agreement (including the recitals hereof), the following capitalized terms shall have the meanings set forth below:
     “Accounting Cutoff Date” means, with respect to any Spinco Group Member, any date as of the end of which there is a closing of its financial accounting records.
     “Additional Tax” means:
(a)	with respect to any Tax imposed on or attributable to any Group Member for which Quanex or the Surviving Entity, as applicable, is otherwise responsible under this Agreement, an amount equal to the excess (if any) of (1) the cumulative amount of Tax for which Quanex or the Surviving Entity, as applicable, is otherwise responsible under this Agreement determined after taking into account any and all actions described in Section 2.6(b), over (2) the cumulative amount of Tax that Quanex or the Surviving Entity, as applicable, would otherwise be responsible for under this Agreement determined without taking into account any actions described in Section 2.6(b); and

(b)	subject to clause (a) and without duplication, with respect to any action described in Section 2.6(b) that affects a Tax Asset of any Group Member, an amount equal to the Tax Benefits from such Tax Asset that Quanex or the Surviving Entity, as applicable, would have otherwise recognized if such action had not occurred.
     For purposes of this Agreement, the term “Additional Tax” does not include any Distribution and Restructuring Taxes.
     “Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.
     “Affiliate” means any Person that directly or indirectly is “controlled” by the other Person in question. For purposes of the term “Affiliate”, the term “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or

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otherwise. Except as otherwise provided herein, the term “Affiliate” shall refer to Affiliates of a Person as determined after the Distribution.
     “Agreement” shall have the meaning provided in the preamble.
     “Building Products Business” means the building products business conducted by Quanex through the Spinco Group.
     “Carryback Item” means any net operating loss, net capital loss, excess tax credit or other similar Tax item which may or must be carried from a Tax Period to a previous Tax Period under the Code or other applicable Tax Law.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor law.
     “Combined Tax Return” means, with respect to any Tax, a Tax Return filed on a combined, consolidated or unitary basis that includes one or more Quanex Group Members and one or more Spinco Group Members or in which Tax Items of one or more Quanex Group Members may be combined with or offset against the Tax Items of one or more Spinco Group Members.
     “Companies” means Quanex, Spinco and Spinco Sub, collectively, and “Company” means, as the context requires, Quanex, Spinco or Spinco Sub.
     “Controlling Company” shall have the meaning provided in Section 7.3.
     “Contribution” shall have the meaning provided in the recitals to this Agreement.
     “Conversions” shall have the meaning provided in the recitals to this Agreement.
     “Cutoff Date” means the date of the Merger Agreement.
     “Default Rate” means a rate of interest equal to the underpayment rate provided in Section 6621(c) of the Code, determined as of the date any applicable payment required to be made under this Agreement is due.
     “Distribution” shall have the meaning provided in the recitals to this Agreement.
     “Distribution Agreement” means that certain Distribution Agreement dated ___, 2007, as amended from time to time, between Quanex and Spinco setting forth the corporate transactions required to effect the Distribution, and to which this Agreement is attached as an exhibit.
     “Distribution Date” means the Distribution Date as that term is defined in the Distribution Agreement.
     “Distribution and Restructuring Taxes” means (i) any Taxes, calculated without regard to any Tax Assets of the Quanex Group, imposed on any Quanex or Spinco Group Member resulting from, or arising in connection with, the Distribution or (ii) any and all Taxes imposed

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on or attributable to any Quanex or Spinco Group Member that arise from or are attributable to such Group Member’s distribution, transfer, assignment, other disposition, receipt, purchase or other acquisition of the Spinco Assets pursuant to the Restructuring, however effected.
     “Entity” means a partnership (whether general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, without regard to whether it is treated as a disregarded entity for U.S. federal tax purposes.
     “Equity Award” means any equity-based incentive compensation award, grant or agreement that provides for the delivery of shares of Quanex stock to any Person as compensation for services, including, but not limited to, an option to acquire shares of Quanex stock (or other equity-based incentives, the economic value of which is designed to mirror that of an option, including incentive stock options, non-qualified stock options, discounted non-qualified stock options, cliff options and tandem stock options), restricted stock, restricted stock units, stock appreciation rights, phantom stock units, performance shares, dividend equivalents, stock payments, deferred stock payments, performance-based awards or warrants granted under any plan, agreement or arrangement to the extent shares of Quanex stock are issued, issuable or transferred (as opposed to cash compensation).
     “Federal Income Tax” means any Tax imposed by Subtitle A or F of the Code.
     “Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Taxable Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the Controlling Company, or by a comparable form under the Tax Laws of a state, local or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the Controlling Company to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Taxable Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Tax Laws of a state, local or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.
     “Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or possession of the United States, which is an “income tax” as defined in Treasury Regulations Section 1.901-2.
     “Group” means the Quanex Group or the Spinco Group, as the context requires, and the term “Groups” means the Quanex Group and the Spinco Group.

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     “Group Member” means, as the context requires, any Quanex Group Member or any Spinco Group Member.
     “Income Tax” means each of any Federal Income Tax, State Income Tax or Foreign Income Tax, as the context requires.
     “Income Tax Return” means any Tax Return filed or required to be filed with any Tax Authority with respect to an Income Tax.
     “Indemnification Expenses” shall have the meaning provided in Section 7.3.
     “Indemnified Company” means (a) Quanex, in cases where it is entitled to be indemnified for Losses by the Surviving Entity under this Agreement, and (b) the Surviving Entity, in cases where it is entitled to be indemnified for Losses by Quanex under this Agreement.
     “Indemnifying Company” means (i) Quanex, in cases where it is obligated to indemnify the Surviving Entity for Losses under this Agreement, and (ii) the Surviving Entity, in cases where it is obligated to indemnify Quanex for Losses under this Agreement.
     “Independent Firm” means a nationally recognized accounting firm; provided, however, that such term shall not include any accounting firm that performs or has performed audit services with respect to any Company.
     “IRS” means the Internal Revenue Service.
     “Loss” means any loss, cost, fine, penalty, fee, damage, obligation, liability, payment in settlement, Tax or other expense of any kind, including reasonable attorneys’ fees and costs, but excluding any consequential, special, punitive or exemplary damages.
     “Membership Interest” shall have the meaning provided in the recitals to this Agreement.
     “Merger Agreement” means that certain Agreement and Plan of Merger dated November 18, 2007, as amended from time to time, among Quanex, Gerdau, S.A. and Gerdau Delaware, Inc., and to which this Agreement is attached as an exhibit.
     “Other Tax” means any Tax that is not an Income Tax, and specifically includes any value added tax, any real or personal property Tax, any flat minimum dollar Tax, any withholding Tax or any capital duty tax.
     “Payment Period” shall have the meaning provided in Section 5.5.
     “Person” means an individual, any Entity or a governmental entity or any department, agency or political subdivision thereof.
     “Post-Cutoff Period” means, with respect to any Income Tax, any Tax Period beginning after the Cutoff Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning on the day after the Cutoff Date.

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     “Pre-Cutoff Period” means, with respect to any Income Tax, any Tax Period ending on or before the Cutoff Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Cutoff Date.
     “Preparing Company” shall have the meaning provided in Section 5.1(c).
     “Prior Tax Allocation Agreements” means any written or oral agreement or any other arrangements relating to the allocation of Taxes existing between or among any Quanex Group Member and any Spinco Group Member as of the Cutoff Date (other than this Agreement).
     “Quanex” shall have the meaning provided in the preamble to this Agreement.
     “Quanex Combined Tax Return” means a Combined Tax Return that a Quanex Group Member is responsible for filing under applicable Tax Law.
     “Quanex’ Combined Tax Return Estimated Income Tax Payment” shall have the meaning provided in Section 5.1(a)(1)(ii).
     “Quanex’ Combined Tax Return Separate Income Tax Liability” shall have the meaning provided in Section 5.1(b)(1)(ii).
     “Quanex Consolidated Group” shall have the meaning provided in the recitals to this Agreement.
     “Quanex’ Estimated Income Tax Payment” shall have the meaning provided in Section 5.1(a)(2).
     “Quanex Filed Returns” shall have the meaning provided in Section 4.1(a).
     “Quanex Group” means, collectively, Quanex and its direct and indirect Subsidiaries, but excluding any Spinco Group Member.
     “Quanex Group Member” means, individually, each member of the Quanex Group, and the term “Quanex Group Members” means, collectively, as the context requires, all or less than all of the members of the Quanex Group.
     “Quanex Indemnitees” shall have the meaning provided in Section 2.1(b).
     “Quanex Separate Return” means, with respect to any Tax, a Tax Return that includes only Quanex Group Members.
     “Quanex’ Separate Income Tax Liability” shall have the meaning provided in Section 5.1(b)(2).
     “Quanex Stockholders” shall have the meaning provided in the recitals to this Agreement.
     “Receiving Company” shall have the meaning provided in Section 5.1(c).

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     “Record Date” means the Record Date as that term is defined in the Distribution Agreement.
     “Reimbursement Statement” shall have the meaning provided in Section 7.3.
     “Restructuring” means the restructuring by Quanex of the Spinco Assets related to the Building Products Business to cause the Spinco Assets to be held by the Spinco Group, including the Conversions, but does not include the Distribution.
     “Revised Tax Payment” shall have the meaning provided in Section 5.1(d).
     “Revised Tax Schedule” shall have the meaning provided in Section 5.1(d).
     “Separate Company Tax” means any Tax computed by reference to the assets and activities of a member or members of a single Group.
     “Spinco” shall have the meaning provided in the preamble to this Agreement.
     “Spinco Assets” means the Spinco Assets as that term is defined in the Distribution Agreement.
     “Spinco Combined Tax Return” means a Combined Tax Return that a Spinco Group Member is responsible for filing under applicable Tax Law.
     “Spinco’s Estimated Income Tax Payment” shall have the meaning provided in Section 5.1(a)(1)(i).
     “Spinco Filed Returns” shall have the meaning provided in Section 4.2.
     “Spinco Group” means, collectively, Spinco, Spinco Sub and the Entities listed on Schedule 1.1 and each successor to any such Entity and each Entity to which the assets and liabilities of any such Entity are transferred and assumed, respectively, as a result of the Conversions; provided, that if any Entity listed on Schedule 1.1 is not a Subsidiary of Spinco immediately after the Distribution, such Entity shall cease to be included in the Spinco Group immediately prior to the Distribution.
     “Spinco Group Member” means, individually, each member of the Spinco Group, and the term “Spinco Group Members” means, collectively, as the context requires, all or less than all of the members of the Spinco Group.
     “Spinco Indemnitees” shall have the meaning provided in Section 2.1(a).
     “Spinco Liabilities” means the Spinco Liabilities as that term is defined in the Distribution Agreement.
     “Spinco Merger” shall have the meaning provided in the recitals to this Agreement.
     “Spinco Merger Agreement” means the Agreement and Plan of Merger to be entered into by and between Spinco and Spinco Sub prior to the Distribution Date.

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     “Spinco’s Separate Income Tax Liability” shall have the meaning provided in Section 5.1(b)(1)(i).
     “Spinco Separate Return” means a Tax Return that includes one or more Spinco Group Members and does not include any Quanex Group Member, including any such Tax Return filed for Federal Income Tax purposes by an affiliated group (as defined in Section 1504 of the Code) of corporations the common parent of which is a Spinco Group Member or any other corporation that is not a Quanex Group Member.
     “Spinco Sub” shall have the meaning provided in the preamble to this Agreement.
     “State Income Tax” means any Tax imposed by any state of the United States, the District of Columbia or any political subdivision of the foregoing, which is imposed on or measured, in whole or in part, by income, including franchise Taxes based on income.
     “Straddle Period” means any Tax Period that begins on or before and ends after the Cutoff Date.
     “Stub Period” means the Tax Period, or the portion of any Tax Period, that begins on the day after the Cutoff Date and ends on the Distribution Date.
     “Subsidiary” means, with respect to any Person, each Entity that such Person directly or indirectly owns, beneficially or of record (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.
     “Surviving Entity” means (a) Spinco prior to the effective time of the Spinco Merger and (b) Spinco Sub at and after the effective time of the Spinco Merger.
     “Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, capital duty, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.
     “Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Taxable Period, and that could reduce a Tax in another Tax Period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit, but does not include the tax basis of an asset.
     “Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such governmental entity or political subdivision, including the IRS.

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     “Tax Benefit” means any refund received, credit or other reduction of a Tax liability (including any reduction in estimated Taxes) as a result of a Tax Item.
     “Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any member of any Group (including any administrative or judicial review of any claim for refund) for any Tax Period.
     “Tax Detriment” means an increase in the Tax liability of any Group Member for any Tax Period or a decrease in a Tax Asset of any Group Member. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized from a Tax Item in a Tax Period only if and to the extent that the Tax liability of the Group Member for such Tax Period, after taking into account the effect of the Tax Item on the Tax liability of such Group Member in the current Tax Period and all prior Tax Periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.
     “Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
     “Tax Law” means the law of any Tax Authority, including the Code and any controlling judicial or administrative interpretations of such law relating to any Tax.
     “Tax Payment” means any payment by the Surviving Entity to Quanex or by Quanex to the Surviving Entity, as the case may be, that is contemplated in Section 5.1.
     “Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
     “Tax Records” means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.
     “Tax Return” means any report, return, declaration, statement, form or other information required to be filed with or submitted to any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Tax Law relating to any Tax, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
     “Tax Schedule” shall have the meaning provided in Section 5.1(c).
     “Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
     Other capitalized terms defined elsewhere in this Agreement shall have the meanings given them.

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     Section 1.2. Construction.
     Unless the context otherwise requires: (a) references to a Section (other than in connection with the Code or the Treasury Regulations) refer to a section of this Agreement; (b) the word “including” shall mean “including, but not limited to”; and (c) words used in the singular shall also denote the plural, and words used in the plural shall also denote the singular. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 2. Indemnification; Allocation of Responsibility for Taxes.
     Section 2.1. Indemnification.
          (a) Quanex’ Indemnity of the Surviving Entity.
     Quanex shall indemnify the Surviving Entity, each other Spinco Group Member and their respective directors, managers, officers and employees (collectively, the “Spinco Indemnitees”), and hold them harmless from and against any and all Losses that arise from or are attributable to:
     (1) any and all Taxes that do not relate or are not attributable to the Building Products Business (for the avoidance of doubt, other than Taxes arising out of the Spinco Group’s operations after the Cutoff Date);
     (2) any and all Taxes that are specifically allocated to or are the responsibility of Quanex under this Agreement;
     (3) any failure by Quanex to make a payment required by this Agreement to the Surviving Entity when due;
     (4) any breach or nonperformance, as appropriate, by Quanex of any of its representations, warranties or covenants contained in this Agreement; and
     (5) except as provided in Section 2.1(b), any Taxes of Quanex or any member of the Quanex Consolidated Group imposed on any Spinco Group Member by reason of being severally liable for such Taxes pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of Tax Law.
          (b) The Surviving Entity’s Indemnity of Quanex.
     The Surviving Entity shall indemnify Quanex, each other Quanex Group Member and their respective directors, officers and employees (collectively, the “Quanex Indemnitees”), and hold them harmless from and against any and all Losses that arise from or are attributable to:
     (1) any and all Taxes that are specifically allocated to or are the responsibility of the Surviving Entity under this Agreement;
     (2) any failure by the Surviving Entity to make a payment required by this Agreement to Quanex when due; and

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     (3) any breach or nonperformance, as appropriate, by Spinco or Spinco Sub of any of its representations, warranties or covenants contained in this Agreement.
     Section 2.2. Allocation of Federal Income Taxes.
     Except as provided in Section 2.6, the responsibility for Federal Income Taxes, including any adjustment to such Federal Income Taxes as a result of a Final Determination, imposed on or attributable to the Building Products Business shall be allocated between Quanex and the Surviving Entity as follows:
          (a) Quanex’ Responsibility for Federal Income Taxes.
     Quanex shall be responsible for any and all Federal Income Taxes to the extent such Federal Income Taxes are imposed on or are attributable to the Building Products Business for any Pre-Cutoff Period.
          (b) The Surviving Entity’s Responsibility for Federal Income Taxes.
     Except as provided in Section 2.2(a), the Surviving Entity shall be responsible for any and all Federal Income Taxes that are imposed on or are attributable to the Building Products Business.
     Section 2.3. Allocation of State Income Taxes.
     Except as provided in Section 2.6, the responsibility for any and all State Income Taxes, including any adjustment to such State Income Taxes as a result of a Final Determination, imposed on or attributable to the Building Products Business shall be allocated between Quanex and the Surviving Entity as follows:
          (a) Quanex’ Responsibility for State Income Taxes.
     Quanex shall be responsible for any and all State Income Taxes to the extent such State Income Taxes are imposed on or are attributable to the Building Products Business for any Pre-Cutoff Period.
          (b) The Surviving Entity’s Responsibility for State Income Taxes.
     Except as provided in Section 2.3(a), the Surviving Entity shall be responsible for any and all State Income Taxes that are imposed on or are attributable to the Building Products Business.
     Section 2.4. Foreign Income Taxes.
     Except as provided in Section 2.6, the responsibility for Foreign Income Taxes, including any adjustment to such Foreign Income Taxes as a result of a Final Determination, imposed on or attributable to the Building Products Business shall be allocated between Quanex and the Surviving Entity as follows:

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          (a) Quanex’ Responsibility for Foreign Income Taxes.
     Quanex shall be responsible for any and all Foreign Income Taxes to the extent such Foreign Income Taxes are imposed on or are attributable to the Building Products Business for any Pre-Cutoff Period.
          (b) The Surviving Entity’s Responsibility for Foreign Income Taxes.
     Except as provided in Section 2.4(a), the Surviving Entity shall be responsible for any and all Foreign Income Taxes that are imposed on or are attributable to the Building Products Business.
     Section 2.5. Allocation of Other Taxes.
     Except as provided in Section 2.6, the responsibility for Other Taxes, including any adjustment to such Other Taxes as a result of a Final Determination, imposed on or attributable to the Building Products Business shall be allocated between Quanex and the Surviving Entity as follows:
          (a) Quanex’ Responsibility for Other Taxes.
     Quanex shall be responsible for any and all Other Taxes imposed on or attributable to the Building Products Business to the extent that such Other Taxes are due and payable on or prior to the Cutoff Date.
          (b) The Surviving Entity’s Responsibility for Other Taxes.
     The Surviving Entity shall be responsible for any and all Other Taxes imposed on or attributable to the Building Products Business to the extent that such Other Taxes are due and payable after the Cutoff Date.
     Section 2.6. Distribution Taxes; Restructuring Taxes; Additional Taxes.
          (a) Distribution and Restructuring Taxes.
     Notwithstanding any other provision of this Agreement to the contrary, the responsibility for Distribution and Restructuring Taxes shall be allocated between Quanex and the Surviving Entity as follows:
                    (1) Quanex’ Responsibility for Distribution and Restructuring Taxes. Quanex shall be responsible for any and all Distribution and Restructuring Taxes to the extent the amount of the Distribution and Restructuring Taxes do not exceed $85 million. If the Distribution and Restructuring Taxes do not exceed $85 million, Quanex shall pay to the Surviving Entity an amount equal to the amount by which $85 million exceeds the amount of the Distribution and Restructuring Taxes.
                    (2) The Surviving Entity’s Responsibility for Distribution and Restructuring Taxes. The Surviving Entity shall be responsible for any and all Distribution and

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Restructuring Taxes to the extent the amount of the Distribution and Restructuring Taxes exceeds $85 million. If the amount of the Distribution and Restructuring Taxes exceeds $85 million, the Surviving Entity shall pay to Quanex an amount equal to the amount by which the amount of the Distribution and Restructuring Taxes exceeds $85 million.
               (3) Adjustments to Distribution and Restructuring Taxes. If there is any increase to Distribution and Restructuring Taxes described in this Section 2.6(a), whether as a result of a Tax Contest, Adjustment Request or otherwise, the Surviving Entity shall pay to Quanex the amount of such increase not more than 15 days after such adjustment is made. If there is a decrease to Distribution and Restructuring Taxes described in this Section 2.6(a), whether as a result of a Tax Contest, Adjustment Request or otherwise, Quanex shall pay to the Surviving Entity the amount of such decrease not more than 15 days after the refund from the relevant Tax Authority relating to such adjustment is made.
          (b) Additional Taxes.
     Except as provided in Section 2.6(a), but notwithstanding any other provision of this Agreement to the contrary:
     (1) Quanex’ Responsibility for Additional Taxes. Quanex shall be responsible for any and all Additional Taxes imposed on any Group Member that result or arise, in whole or in part, from Quanex’ breach or nonperformance, as appropriate, of any representation, covenant or agreement contained in this Agreement, including Additional Taxes resulting or arising from any Quanex Group Member failing to provide assistance and cooperation to the Surviving Entity in accordance with Section 6.1 or failing to retain Tax Records in accordance with Section 6.2.
     (2) The Surviving Entity’s Responsibility for Additional Taxes. The Surviving Entity shall be responsible for any and all Additional Taxes imposed on any Group Member that result or arise, in whole or in part, from any Spinco Group Member’s breach or nonperformance, as appropriate, of any representation, covenant or agreement contained in this Agreement that occurs after the Distribution, including Additional Taxes resulting or arising from any Spinco Group Member failing to provide assistance and cooperation to Quanex in accordance with Section 6.1 or failing to retain Tax Records in accordance with Section 6.2.
Section 3. Proration of Tax Items; Allocation of Tax Assets.
     For purposes of allocating Tax Items between Pre-Cutoff Periods and Post-Cutoff Periods and for purposes of preparing and filing Income Tax Returns under this Agreement, the following provisions shall apply:

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     Section 3.1. Proration of Tax Items.
          (a) General Method.
     Except as provided in Section 3.1(b), Tax Items relating or attributable to the Building Products Business shall be apportioned between Pre-Cutoff Periods and Post-Cutoff Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) or an applicable corresponding provision under the Tax Laws of any state, local or foreign jurisdiction by assuming (i) that each Spinco Group Member ceases to be a member of the Quanex Consolidated Group on the Cutoff Date, (ii) that no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items) and (iii) that any and all Tax Items of any Quanex Group Member that relate or are attributable to the Building Products Business were Tax Items of Spinco. If the Cutoff Date is not an Accounting Cutoff Date, the principles of Treasury Regulations Section 1.1502-76(b)(2)(iii) shall be applied to ratably allocate the Tax Items (other than extraordinary items) of the month that includes the Cutoff Date.
          (b) Restructuring Tax Items.
     In determining the apportionment of Tax Items between Pre-Cutoff Periods and Post-Cutoff Periods, any Tax Items relating to the Restructuring shall be treated as “extraordinary items” described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Cutoff Periods, and any Taxes related to such Tax Items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such “extraordinary item” and shall be allocated to Pre-Cutoff Periods.
     Section 3.2. Allocation of Tax Assets.
     Quanex shall determine in accordance with applicable Tax Laws the allocation of any applicable Tax Assets among Quanex, each other Quanex Group Member, Spinco and each other Spinco Group Member. The Companies hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, each Tax Asset shall be allocated to the Group Member who generated such Tax Asset.
     Section 3.3. Quanex Equity Awards.
     Except as otherwise required by applicable Tax Law and subject to the following sentence, Quanex shall be entitled to claim on its Tax Returns any and all Tax deductions attributable to an exercise, or a disqualifying disposition, grant, vesting, payment or delivery of shares, or other consideration in lieu of shares, by Quanex, under or in connection with an Equity Award (including a payment of dividends in connection with an Equity Award), and neither the Surviving Entity nor any Spinco Group Member shall attempt to claim on any Tax Return any such Tax deductions. Notwithstanding the foregoing sentence, if Quanex determines that under applicable Tax Law (or as a result of a Final Determination) no Quanex Group Member is entitled to claim such Tax deductions but the Surviving Entity or a Spinco Group Member is entitled to claim such Tax deductions, the Surviving Entity or such Spinco Group Member shall be entitled to claim such Tax deductions on its applicable Tax Returns, and the Surviving Entity shall pay to Quanex the “deemed tax benefit” of such Tax deductions, regardless of whether the

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Surviving Entity or any Spinco Group Member actually claims such Tax deductions or realizes a Tax Benefit from claiming any such Tax deductions. For purposes of this Section 3.3, the “deemed tax benefit” shall conclusively be the total amount of the available Tax deductions for any such exercise, disqualifying disposition, grant, vesting or payment multiplied by 36%. The Surviving Entity shall pay the “deemed tax benefit” amount, if any, to Quanex no later than 20 days after the later of (a) Quanex’ notification to the Surviving Entity that the Surviving Entity or a Spinco Group Member is entitled to claim such Tax deductions or (b) the occurrence of any applicable exercise, disqualifying disposition, grant, vesting, payment or delivery of shares, or other consideration in lieu of shares, by Quanex under or in connection with an Equity Award. Further, if the performance of the obligations described in this Section 3.3 shall become impracticable or impossible due to any change in Tax Law or the interpretation thereof by any Tax Authority subsequent to the date of this Agreement, the Companies shall use their best efforts to find an alternative means to achieve the same or substantially the same result as that contemplated by this Section 3.3.
Section 4. Preparation and Filing of Tax Returns.
     Section 4.1. Quanex’ Responsibility.
          (a) Quanex Filed Returns.
     Quanex shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Quanex Separate Returns and all Quanex Combined Tax Returns (“Quanex Filed Returns”), and Quanex shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Adjustment Requests made with respect to Quanex Filed Returns. The Surviving Entity shall, and shall cause each Spinco Group Member to, assist and cooperate with Quanex in accordance with Section 6 with respect to the preparation and filing of all Quanex Filed Returns, including providing information required to be provided in Section 6. In the case of any Quanex Filed Return which is required by applicable Tax Law to be signed by any Spinco Group Member (or by its authorized representative), the Surviving Entity shall cause such Spinco Group Member (or its authorized representative) to sign such Quanex Filed Return.
          (b) Election to Join in Quanex Combined Tax Returns.
     The Surviving Entity shall cause each Spinco Group Member to elect and join in filing Quanex Combined Tax Returns with any Quanex Group Member that Quanex reasonably determines are required to be filed under applicable Tax Laws or will result in the minimization of the net present value of the aggregate Tax to the Group Members eligible to join in such Quanex Combined Tax Returns.
          (c) Appointment as Agent.
     The Surviving Entity hereby irrevocably designates, and agrees to cause each Spinco Group Member to so designate, Quanex as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Quanex, in its reasonable discretion, may deem appropriate in any and all matters (including Tax Contests) relating to any Quanex Combined Tax Return.

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     Section 4.2. The Surviving Entity’s Responsibility.
          (a) Spinco Filed Returns.
     The Surviving Entity shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Spinco Separate Returns and all Spinco Combined Tax Returns (“Spinco Filed Returns”), and the Surviving Entity shall have the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, all Adjustment Requests made with respect to Spinco Filed Returns. Quanex shall, and shall cause each Quanex Group Member to, assist and cooperate with the Surviving Entity in accordance with Section 6 with respect to the preparation and filing of all Spinco Filed Returns, including providing information required to be provided in Section 6. In the case of any Spinco Filed Return which is required by applicable Tax Law to be signed by any Quanex Group Member (or by its authorized representative), Quanex shall cause such Quanex Group Member (or its authorized representative) to sign such Spinco Filed Return.
          (b) Election to Join in Spinco Combined Tax Returns.
     Quanex shall cause each Quanex Group Member to elect and join in filing Spinco Combined Tax Returns with any Spinco Group Member that the Surviving Entity reasonably determines are required to be filed under applicable Tax Laws or will result in the minimization of the net present value of the aggregate Tax to the Group Members eligible to join in such Spinco Combined Tax Returns.
          (c) Appointment as Agent.
     Quanex hereby irrevocably designates, and agrees to cause each Quanex Group Member to so designate, the Surviving Entity as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as the Surviving Entity, in its reasonable discretion, may deem appropriate in any and all matters (including Tax Contests) relating to any Spinco Combined Tax Return.
     Section 4.3. Tax Accounting Practices.
          (a) In General.
     Except as otherwise provided in Section 4.3(b), to the extent the Tax accounting practices or reporting position with respect to Tax Items reported on any Spinco Filed Return might reasonably affect any Tax liability for which Quanex is responsible under this Agreement, the Surviving Entity shall prepare such Spinco Filed Return and report such Tax Items in a manner that is consistent with Quanex’ past Tax accounting practices and reporting positions with respect to such Tax Items (unless such past Tax accounting practices or reporting positions are no longer permissible under the Code or other applicable Tax Law).

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          (b) Reporting of Distribution Tax Items.
                    (1) Tax Consequences of the Distribution. If the Spinco Merger has not occurred prior to the Distribution and Quanex distributes the Membership Interest of Spinco to the Quanex Stockholders, the Companies intend for U.S. federal income purposes:
               (i) that, prior to the Distribution, Spinco and each other Spinco Group Member (the “Disregarded Entities”) eligible to be disregarded as entities separate from Quanex for U.S. federal tax purposes under Treasury Regulations section 301.7701-3 shall be so treated;
               (ii) that the Distribution be treated for U.S. federal income tax purposes as a distribution of the Spinco Assets (subject to the Spinco Liabilities) held by the Disregarded Entities to the Quanex Stockholders, followed by a contribution of such Spinco Assets (subject to the Spinco Liabilities) by the Quanex Stockholders to Spinco in exchange for a pro rata share of the Membership Interest of Spinco (which Company intends to be classified as a partnership for U.S. federal tax purposes immediately following such exchange); and
               (iii) that the Spinco Merger be treated for U.S. federal income tax purposes as a contribution by Spinco of all of the Spinco Assets (subject to the Spinco Liabilities) to Spinco Sub in exchange for all of the outstanding shares of Spinco Sub stock, followed by the distribution of such Spinco Sub shares to the Quanex Stockholders in liquidation of Spinco.
                    (2) Reporting of Distribution. Notwithstanding any other provision of this Agreement to the contrary, the Surviving Entity shall determine, in a manner consistent with Section 4.3(b)(1) if applicable, the amount of the Distribution and Restructuring Taxes and the proper Tax treatment of Tax Items relating to the Restructuring and the Distribution and the method for reporting any such Tax Item on any Tax Return; provided, that Quanex shall have the opportunity to review and comment upon the Surviving Entity’s determinations, such comments to be reasonably accepted by the Surviving Entity. Such amount, treatment and reporting method shall be used by (i) the Surviving Entity in preparing and filing any Spinco Filed Return and (ii) Quanex in preparing and filing any Quanex Filed Return; provided that, after Quanex has had the opportunity to comment upon the Surviving Entity’s determinations, Quanex believes that it is more likely than not that such positions will be sustained. To the extent any Quanex Filed Return includes a Tax Item relating to the Distribution or the Restructuring, Quanex shall submit a copy of the relevant portion of such Quanex Filed Return to the Surviving Entity for its review. Quanex shall use its reasonable best efforts to make the relevant portions of such Quanex Filed Return available for the Surviving Entity’s review sufficiently in advance of the due date for filing such Quanex Filed Return to provide the Surviving Entity with a meaningful opportunity to analyze and comment on such Quanex Filed Return and have such Quanex Filed Return modified before filing. If, after reviewing Spinco’s determinations under this Section 4.3(b)(2) there is any dispute regarding the proper Tax treatment of any Tax Item relating to the Distribution or the Restructuring, such dispute shall be referred for resolution pursuant to Section

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9 sufficiently in advance of the filing date for such Quanex Filed Return (including extensions) to permit the timely filing of the Quanex Filed Return.
     Section 4.4. Right to Review Combined Tax Returns.
     The Company responsible for preparing and filing a Combined Tax Return shall make the relevant portions of such Combined Tax Return and related workpapers available for review by the other Company, if requested, to the extent (i) such Combined Tax Return relates to Taxes for which the other Company may be responsible under this Agreement or (ii) the other Company reasonably determines that it must inspect such Combined Tax Return to confirm its compliance with the terms of this Agreement. The Company responsible for preparing and filing such Combined Tax Return shall use its reasonable best efforts to make the relevant portions of such Combined Tax Return available for review as required under this Section 4.4 sufficiently in advance of the due date for filing such Combined Tax Return to provide the other Company with a meaningful opportunity to analyze and comment on such Combined Tax Return and have such Combined Tax Return modified before filing. Quanex and the Surviving Entity shall attempt in good faith to resolve any issues arising out of the review of such Combined Tax Returns.
     Section 4.5. Adjustment Requests; Carrybacks; Utilization of Tax Assets.
          (a) Adjustment Requests and Carrybacks Requiring Quanex’ Consent.
     Except as otherwise required by applicable Tax Law or unless Quanex otherwise consents in writing, the Surviving Entity hereby agrees to cause each Spinco Group Member (i) to not make any Adjustment Request with respect to any Tax for any Pre-Cutoff Period applicable to such Spinco Group Member and (ii) to make any available elections to relinquish the right to claim in any Pre-Cutoff Period any Carryback Items of any Spinco Group Member arising in a Post-Cutoff Period, including making the election under Section 172(b)(3) of the Code (and any similar provision of any other applicable Tax Laws) to relinquish the right to carry back net operating losses. With respect to any Adjustment Request to which Quanex grants its consent under the preceding sentence, the Surviving Entity shall reimburse Quanex for its legal, accounting, administrative and other related expenses incurred in preparing, filing and making any such Adjustment Request.
          (b) Carrybacks to Pre-Cutoff Periods.
     Notwithstanding Section 4.5(a), if any Spinco Group Member is required by applicable Tax Law to carry back a Carryback Item arising in a Post-Cutoff Period to a Pre-Cutoff Period, the Companies agree that any Carryback Item of any Quanex Group Member that may be carried back to the same Pre-Cutoff Period shall be deemed to be used before any Carryback Item of any Spinco Group Member. If any Quanex Group Member receives a refund or realizes a Tax Benefit as a result of a Carryback Item of any Spinco Group Member arising in a Post-Cutoff Period being carried back to a Pre-Cutoff Period, Quanex shall make a payment to the Surviving Entity in an amount equal to such refund or the realized Tax Benefit within 30 days following either the receipt of such refund or the filing of the Tax Return reflecting the realization of such Tax Benefit.

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          (c) Other Adjustment Requests Permitted.
     With respect to any Tax imposed on or attributable to any Group Member for any applicable Pre-Cutoff Period, Quanex may make an Adjustment Request with respect to such Tax, including carrying back a Carryback Item of any Quanex Group Member arising in a Post-Cutoff Period to any Pre-Cutoff Period. Any refund or other Tax Benefit obtained as a result of any such Adjustment Request pursuant to the preceding sentence shall be for the account of Quanex, and Quanex shall have no obligation to compensate or make a payment to any Spinco Group Member in the event any such Adjustment Request results in a Tax Detriment to any Spinco Group Member.
          (d) Utilization of Tax Assets.
     With respect to each Combined Tax Return and any adjustment to the Income Taxes reflected on a Combined Tax Return as a result of a Tax Contest, Adjustment Request or otherwise, each Group Member included in such Combined Tax Return shall be entitled to use, in accordance with applicable Tax Laws, any and all Tax Assets of each other Group Member included in such Combined Tax Return. Except as provided in Section 5.1, no Group Member that utilizes the Tax Assets of any other Group Member shall be required to compensate or make any payment to such other Group Member with respect to the utilization of such Tax Assets.
Section 5. Payments Under this Agreement.
     Section 5.1. Tax Payments With Respect to Combined Tax Returns and Spinco Separate Returns.
          (a) Estimated Income Tax Payments.
               (1) Combined Tax Returns.
                    (i) Quanex Combined Tax Returns. With respect to any estimated Income Tax payable on a Quanex Combined Tax Return that takes into account the Tax Items of any Spinco Group Member that are allocable pursuant to Section 3.1 to the portion of the Stub Period for which such estimated Income Taxes are payable, the Surviving Entity shall pay, or cause to be paid, to Quanex an amount (“Spinco’s Estimated Income Tax Payment”) equal to the estimated Income Tax such Spinco Group Member would pay if it filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Spinco Group Member for the applicable portion of the Stub Period; provided, that to the extent that such Spinco Group Member would be entitled to file an Income Tax Return with respect to the applicable Income Tax on a consolidated, combined or unitary basis with any other Spinco Group Member, Spinco’s Estimated Income Tax Payment for such Spinco Group Members shall be determined as though such Spinco Group Members filed an Income Tax Return with respect to such Income Tax on a consolidated, combined or unitary basis based solely on the income, apportionment factors and other Tax Items of such Spinco Group Members for the Stub Period.
                    (ii) Spinco Combined Tax Returns. With respect to any estimated Income Tax payable on a Spinco Combined Tax Return that takes into account the Tax

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Items of any Quanex Group Member that are allocable pursuant to Section 3.1 to the portion of the Stub Period for which such estimated Income Taxes are payable, Quanex shall pay, or cause to be paid, to the Surviving Entity an amount (“Quanex’ Combined Tax Return Estimated Income Tax Payment”) equal to the estimated Income Tax such Quanex Group Member would pay if it filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Quanex Group Member for the applicable portion of the Stub Period; provided, that to the extent that such Quanex Group Member would be entitled to file an Income Tax Return with respect to the applicable Income Tax on a consolidated, combined or unitary basis with any other Quanex Group Member, Quanex’ Combined Tax Return Estimated Income Tax Payment for such Quanex Group Members shall be determined as though such Quanex Group Members filed an Income Tax Return with respect to such Income Tax on a consolidated, combined or unitary basis based solely on the income, apportionment factors and other Tax Items of such Quanex Group Members for the Stub Period.
                    (2) Spinco Separate Return. With respect to any estimated Income Tax payable on a Spinco Separate Return that takes into account the Tax Items of any Spinco Group Member that are allocable pursuant to Section 3.1 to Pre-Cutoff Periods for which such estimated Income Taxes are payable, Quanex shall pay, or cause to be paid, to the Surviving Entity an amount (“Quanex’ Estimated Income Tax Payment”) equal to the estimated Income Tax such Spinco Group Member would pay if the amount of such estimated Income Tax were determined based solely on the income, apportionment factors and other Tax Items of such Spinco Group Member for the applicable portion of the Pre-Cutoff Period; provided, that to the extent that such Spinco Group Member files an Income Tax Return with respect to the applicable Income Tax on a consolidated, combined or unitary basis with any other Spinco Group Member, the aggregate amount of Quanex’ Estimated Income Tax Payment payable with respect to such Spinco Group Members shall be determined by taking into account the fact that such Spinco Group Members file an Income Tax Return with respect to such Income Tax on a consolidated, combined or unitary basis.
     (b) Income Tax Liability.
          (1) Combined Tax Returns.
                    (i) Quanex Combined Tax Returns. With respect to any Income Tax payable on a Quanex Combined Tax Return that takes into account the Tax Items of any Spinco Group Member that are allocable pursuant to Section 3.1 to the portion of the Stub Period for which such Income Taxes are payable, the Surviving Entity shall pay, or cause to be paid, to Quanex an amount equal to the excess, if any, of (i) the amount of Income Taxes that would be incurred by the Spinco Group Member had such Spinco Group Member filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Spinco Group Member for the portion of the Stub Period for which such Income Taxes are payable (“Spinco’s Separate Income Tax Liability”), over (ii) the aggregate amount of Spinco’s Estimated Income Tax Payments actually paid to Quanex with respect to Spinco’s Separate Income Tax Liability. If the aggregate amount of Spinco’s Estimated Income Tax Payments actually paid to Quanex with respect to Spinco’s Separate Income Tax Liability exceeds Spinco’s Separate Income Tax Liability, Quanex shall pay to the Surviving Entity an amount equal to such excess. In addition, to the extent that any Quanex Group Member utilizes

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any Tax Assets of a Spinco Group Member that accrues after the Cutoff Date and such utilization results in a Tax Benefit being realized by such Quanex Group Member (treating any Tax Assets attributable to the Quanex Group as utilized prior to the utilization of any Tax Assets attributable to the Spinco Group), then Quanex shall pay to the Surviving Entity the amount of such Tax Benefit and such Tax Assets for which Quanex has paid the Surviving Entity shall not be utilizable by any Spinco Group Member. For purposes of determining Spinco’s Separate Income Tax Liability, to the extent that any Spinco Group Member would be entitled to file an Income Tax Return on a consolidated, combined or unitary basis with any other Spinco Group Member, Spinco’s Separate Income Tax Liability shall be determined as though such Spinco Group Members had filed a consolidated, combined or unitary Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Spinco Group Members for the applicable portion of the Stub Period.
                    (ii) Spinco Combined Tax Returns. With respect to any Income Tax payable on a Spinco Combined Tax Return that takes into account the Tax Items of any Quanex Group Member that are allocable pursuant to Section 3.1 to the portion of the Stub Period for which such Income Taxes are payable, Quanex shall pay, or cause to be paid, to the Surviving Entity an amount equal to the excess, if any, of (i) the amount of Income Taxes that would be incurred by the Quanex Group Member had such Quanex Group Member filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Quanex Group Member for the portion of the Stub Period for which such Income Taxes are payable (“Quanex’ Combined Tax Return Separate Income Tax Liability”), over (ii) the aggregate amount of Quanex’ Combined Tax Return Estimated Income Tax Payments actually paid to the Surviving Entity with respect to Quanex’ Combined Tax Return Separate Income Tax Liability. If the aggregate amount of Quanex’ Combined Tax Return Estimated Income Tax Payments actually paid to the Surviving Entity with respect to Quanex’ Combined Tax Return Separate Income Tax Liability exceeds Quanex’ Combined Tax Return Separate Income Tax Liability, the Surviving Entity shall pay to Quanex an amount equal to such excess. In addition, to the extent that any Spinco Group Member utilizes any Tax Assets of a Quanex Group Member that accrues after the Cutoff Date and such utilization results in a Tax Benefit being realized by such Spinco Group Member (treating any Tax Assets attributable to the Spinco Group as utilized prior to the utilization of any Tax Assets attributable to the Quanex Group), then the Surviving Entity shall pay to Quanex the amount of such Tax Benefit and such Tax Assets for which the Surviving Entity has paid Quanex shall not be utilizable by any Quanex Group Member. For purposes of determining Quanex’ Combined Tax Return Separate Income Tax Liability, to the extent that any Quanex Group Member would be entitled to file an Income Tax Return on a consolidated, combined or unitary basis with any other Quanex Group Member, Quanex’ Combined Tax Return Separate Income Tax Liability shall be determined as though such Quanex Group Members had filed a consolidated, combined or unitary Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Quanex Group Members for the applicable portion of the Stub Period.
               (2) Spinco Separate Returns. With respect to any Income Tax payable on a Spinco Separate Return that takes into account the Tax Items of any Spinco Group Member that are allocable pursuant to Section 3.1 to Pre-Cutoff Periods, Quanex shall pay, or cause to be paid, to the Surviving Entity an amount equal to the excess, if any, of (i) the amount of Income Taxes that would be incurred by the Spinco Group Member had such Spinco Group Member

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filed an Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Spinco Group Member for the portion of the Pre-Cutoff Period for which such Income Tax is payable (“Quanex’ Separate Income Tax Liability”), over (ii) the aggregate amount of Quanex’ Estimated Income Tax Payments actually paid to the Surviving Entity with respect to Quanex’ Separate Income Tax Liability. If the aggregate amount of Quanex’ Estimated Income Tax Payments actually paid to the Surviving Entity with respect to Quanex’ Separate Income Tax Liability exceeds Quanex’ Separate Income Tax Liability, the Surviving Entity shall pay to Quanex an amount equal to such excess. In addition, to the extent that any Spinco Group Member utilizes any Tax Assets of a Spinco Group Member that accrues before the Cutoff Date and such utilization results in a Tax Benefit being realized by such Spinco Group Member (treating any Tax Assets accruing before the Cutoff Date as utilized prior to the utilization of any Tax Assets accruing after the Cutoff Date), then the Surviving Entity shall pay to Quanex the amount of such Tax Benefit. For purposes of determining Quanex’ Separate Income Tax Liability, to the extent that any Spinco Group Member files an Income Tax Return on a consolidated, combined or unitary basis with any other Spinco Group Member, Quanex’ Separate Income Tax Liability for such Spinco Group Members shall be determined by taking into account the fact that such Spinco Group Members file a consolidated, combined or unitary Income Tax Return.
          (c) Timing of Tax Payments.
     With respect to each Tax Payment required to be made by the Surviving Entity to Quanex or by Quanex to the Surviving Entity, as the case may be, under this Section 5.1, the Company responsible for preparing the Income Tax Return with respect to which such Tax Payment is attributable (the “Preparing Company”) shall prepare and deliver a schedule (the “Tax Schedule”) to the other Company (the “Receiving Company”) showing in reasonable detail the Preparing Company’s calculation of such Tax Payment not later than 15 days prior to the due date (including extensions if an extension with respect to the applicable Tax Return is requested) of such Income Tax Return. Within 15 days after the Receiving Company’s receipt of the Tax Schedule, the Receiving Company shall pay to the Preparing Company the amount of the Tax Payment reflected on the Tax Schedule.
          (d) Adjustments to Tax Payments.
     If there is any adjustment to any Income Tax described in Section 5.1(b), whether as a result of a Tax Contest, Adjustment Request or otherwise, the Preparing Company shall redetermine the amount of the Tax Payments due under Section 5.1(b) (the “Revised Tax Payment”) and deliver a statement (the “Revised Tax Schedule”) to the Receiving Company setting forth in appropriate detail the Preparing Company’s determination of the Revised Tax Payment. If the Revised Tax Payment exceeds the Tax Payment previously paid by the Receiving Company under Section 5.1(b) with respect to such Income Tax, the Receiving Company shall pay to the Preparing Company the difference between the Revised Tax Payment and the Tax Payment not more than 15 days after the Receiving Company’s receipt of the Revised Tax Schedule. If the Revised Tax Payment is less than the Tax Payment previously paid by the Receiving Company under Section 5.1(b) with respect to such Income Tax, the Preparing Company shall pay to the Receiving Company the difference between the Revised Tax Payment and the Tax Payment within 15 days after such adjustment.

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     Section 5.2. Payments to Tax Authorities.
     With respect to each Tax Return that a Company is required to prepare and file under this Agreement, such Company shall pay, or cause to be paid, to the applicable Tax Authority when due (including extensions) all Taxes determined to be due and payable.
     Section 5.3. Timing of Payments.
     In the event a Company is required to make a payment to another Company under this Agreement and the time for making such payment is not otherwise provided for in this Agreement, the first Company shall make such payment within 15 days of its receipt of such other Company’s written demand for such payment, which written demand shall include in reasonable detail an explanation and computation of the amount due.
     Section 5.4. Tax Treatment of Payments.
     Unless otherwise required by applicable Tax Law, the Companies agree that any payments made by one Company to another Company (other than any reimbursement of expense pursuant to Section 4.5(a) and interest payments pursuant to Section 5.5) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be, between Quanex and Spinco) made immediately prior to the Distribution and, accordingly, as not includible in the Taxable income of the recipient Company or as deductible by the payor Company.
     Section 5.5. Interest.
     Any payment that is not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest at the Default Rate, compounded semiannually, for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment. Notwithstanding Section 5.4, the interest payment shall be treated as interest expense to the payor (deductible to the extent provided by applicable Tax Law) and as interest income by the recipient (includible in income to the extent provided by applicable Tax Law).
Section 6. Assistance and Cooperation; Retention of Tax Records.
     Section 6.1. Assistance and Cooperation.
     Each Company shall cause each Group Member to cooperate with the other Company and its agents, including accounting firms and legal counsel, in connection with Tax matters relating to Group Members including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and the amount of any Taxes due (including estimated Taxes) or the right to an amount of any refund of Taxes and (iii) any Tax Contest. Such cooperation shall include making all information and documents, including Tax Records, in any Group Member’s possession relating to any Group Member available to the other Company for inspection during normal business hours upon reasonable notice and, upon request by the other Company, providing copies, at the expense of the Company providing such information and documents, of such information and documents, including Tax Records. Each Company shall also make

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available to the other Company, as reasonably requested and available, personnel (including each Group Member’s officers, directors, employees and agents) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Contest. Any information or documents provided under this Section 6 shall be kept confidential by the Company receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest.
     Section 6.2. Retention of Tax Records.
     Each Company shall preserve and keep all Tax Records exclusively relating to Separate Company Taxes of their respective Groups for Pre-Cutoff Periods, and Quanex shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Cutoff Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the date of the Distribution. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 6.2 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such Tax Records upon 90 days prior notice to the other Companies. Such notice shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.
Section 7. Tax Contests.
     Section 7.1. Notice.
     Each of the Companies shall provide prompt notice to the other Companies of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware that could affect any Tax liability for which any of the other Companies may be responsible under this Agreement, provided, however, that failure to give prompt notice shall not affect the indemnification obligations hereunder except to the extent the Indemnifying Company is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing such matters in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.
     Section 7.2. Control of Tax Contests.
          (a) Tax Contests Relating to Tax Returns.
     Except as otherwise provided in this Agreement, the Company responsible for preparing and filing a Tax Return pursuant to Section 4 of this Agreement shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of each Group in any Tax Contest relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax

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Contest. Such Company’s rights shall extend to any matter pertaining to the management and control of the Tax Contest, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Provided, however, if such Tax Contest relates to Taxes for which the other Company may be responsible under this Agreement, such Company shall be entitled to jointly control such Tax Contest at its own expense and such Tax Contest shall not be settled without the consent of such Company, which consent shall not be unreasonably withheld.
          (b) Distribution and Restructuring Taxes.
     Notwithstanding any other provision of this Agreement to the contrary, the Surviving Entity shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of each Group in any Tax Contest relating, in whole or in part, to Distribution and Restructuring Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest. The Surviving Entity’s rights shall extend to any matter pertaining to the management and control of the Tax Contest, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Provided, that Quanex may participate in such Tax Contests described in this Section 7.2(b) at its own expense, and such Tax Contest shall not be settled without the consent of Quanex, which consent shall not be unreasonably withheld.
          (c) Other Taxes.
     In the case of any Tax Contest with respect to any Other Tax for which the Surviving Entity is solely responsible under Section 2.5, the Surviving Entity shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of the Spinco Group in such Tax Contest and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest. With respect to any Other Tax not described in the preceding sentence, Quanex shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of the Groups in such Tax Contest and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest.
     Section 7.3. Reimbursement of Expenses.
     If the Indemnifying Company is not the Company that has the right to control an applicable Tax Contest pursuant to Section 7.2 (the “Controlling Company”), the Indemnifying Company shall reimburse the Controlling Company for its reasonable costs (including accountant’s fees, investigatory fees and fees and disbursements of tax counsel) (“Indemnification Expenses”) incurred in any Tax Contest that are reasonably allocable to the portion of the contested Taxes that would be the responsibility of the Indemnifying Company hereunder upon a Final Determination that such contested Taxes are due. The Controlling Company shall provide the Indemnifying Company with a written statement (a “Reimbursement Statement”) periodically (but not more often than monthly) that sets forth the amount of the Controlling Company’s Indemnification Expenses since the most recent Reimbursement Statement and due hereunder. Within 15 days of the Indemnifying Company’s receipt of each

25

Reimbursement Statement, the Indemnifying Company shall pay to the Controlling Company the total amount of the Indemnification Expenses shown on such Reimbursement Statement.
Section 8. Covenants Relating to Taxes.
     Except as otherwise provided in this Agreement, each Company (for itself and its Affiliates) agrees (i) not to take any action reasonably expected to result in an increased Tax liability to another Company, a reduction in a Tax Asset of another Company or an increased liability to another Company under this Agreement and (ii) to take any action reasonably requested by another Company that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to such requesting Company; provided, that such action does not result in any additional direct or indirect cost not fully compensated for by the requesting Company.
Section 9. Dispute Resolution.
     In the event that the Companies disagree as to the amount or calculation of any payment to be made under this Agreement, including a Tax Payment, or the interpretation or application of any provision under this Agreement, the Companies shall attempt in good faith to resolve such dispute. If such dispute is not resolved within 60 days following the commencement of the dispute, the Companies shall jointly retain an Independent Firm, reasonably acceptable to the Companies, to resolve the dispute; provided, however, that in order to pursue any such dispute resolution under this Section 9, the Indemnifying Company must first pay to the Indemnified Company, or place in an escrow reasonably satisfactory to the Indemnified Company pending resolution of such dispute, an amount equal to the payment, including any Tax Payment, which is the subject of such dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon the Companies. Following the decision of the Independent Firm, the Companies shall take, or cause to be taken, any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the Company that does not prevail in the dispute resolution proceeding. Notwithstanding any provision of this Agreement to the contrary, the dispute resolution provisions set forth in this Section 9 shall not be applicable to any disagreement between the Companies in connection with any matter relating to any Tax Contest.
Section 10. General Provisions.
     Section 10.1. Effectiveness; Termination of Prior Tax Allocation Agreements.
     This Agreement shall be effective on the date first written above. Immediately prior to the close of business on the date hereof (i) all Prior Tax Allocation Agreements shall be terminated, and (ii) amounts due under such Prior Tax Allocation Agreements as of the date hereof shall be settled. Upon such termination and settlement, no further payments by or to any Quanex Group Member or by or to any Spinco Group Member, with respect to such Prior Tax Allocation Agreements, shall be made, and all other rights and obligations resulting from such Prior Tax Allocation Agreements between the Quanex Group Members and Spinco Group Members shall cease at such time. Any payments pursuant to such Prior Tax Allocation Agreements shall be ignored for purposes of computing amounts due under this Agreement.

26

     Section 10.2. Survival of Obligations.
     The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect until 30 days after the statute of limitations (taking into account extensions) has expired on all Taxes set forth in this Agreement.
     Section 10.3. Addresses and Notices.
     All notices, consents, requests, instructions, approvals, statements, reports and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally or sent by registered mail, postage prepaid, or by facsimile transmission:
     If to Quanex:

     If to Spinco:

     If to Spinco Sub:

or to such other address that a Company may, from time to time, designate in a written notice to the other Companies given in a like manner. Notice delivered personally shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.
     Section 10.4. Binding Effect.
     This Agreement shall be binding upon and inure to the benefit of the Companies and their successors and assigns.
     Section 10.5. Waiver.
     No failure by any Company to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right or remedy or any other obligation, right or remedy under this Agreement.

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     Section 10.6. Invalidity of Provisions.
     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     Section 10.7. Further Action.
     Each Company shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Companies and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests under the control of any such other Company in accordance with Section 7.
     Section 10.8. Integration.
     This Agreement constitutes the entire agreement among the Companies pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.
     Section 10.9. Construction.
     The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Company.
     Section 10.10. No Double Recovery.
     No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged Company has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Company shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
     Section 10.11. Setoff.
     All payments to be made by any Company to another Company under this Agreement may be netted against payments due to such Company by such other Company under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.
     Section 10.12. Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

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     Section 10.13. No Third Party Rights.
     This Agreement is only intended to allocate the responsibility for certain Taxes between the Companies and to address the other Tax matters stated herein. Nothing in this Agreement, express or implied, is intended or shall confer any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement upon any Person other than the Companies. The Companies acknowledge and agree that the respective rights of the Quanex Indemnitees and the Spinco Indemnitees expressly provided under this Agreement may only be enforced by Quanex and the Surviving Entity, respectively.
     Section 10.14. Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware.
[Signature Page Follows]

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     In Witness Whereof, the Companies have caused this Agreement to be executed by their respective officers as of the date set forth above.

Quanex Corporation

By:

Name:

Title:

[SPINCO]

By:

Name:

Title:

[SPINCO SUB]

By:

Name:

Title:

30

Schedule 1.1
Members of Spinco Group
Besten Equipment, Inc., a Delaware corporation
Colonial Craft, Inc., a Delaware corporation
Imperial Products, Inc., a Delaware corporation
Mikron Industries, Inc., a Washington corporation (including (A) Mikron Washington LLC, a Washington limited liability company and wholly-owned subsidiary of Mikron Industries, Inc., (B) VL Investors I LLC, a Delaware limited liability company and wholly-owned subsidiary of Mikron Industries, Inc. and (C) Vinyl Link LLC, a Delaware limited liability company and 49% subsidiary of VL Investors I LLC)
Nichols Aluminum, Inc., a Delaware corporation
Nichols Aluminum-Alabama, Inc., a Delaware corporation
Quanex Foundation
Quanex Homeshield, Inc., a Delaware corporation
Truseal Technologies, Inc., a Delaware corporation (including Truseal Technologies, Ltd., a New Brunswick corporation and wholly-owned subsidiary of Truseal Technologies, Inc.)

Exhibit C-4
EMPLOYEE MATTERS AGREEMENT
DATED AS OF NOVEMBER ___, 2007
BETWEEN
QUANEX CORPORATION
AND
SPINCO*

-i-

(continued)
-ii-

(continued)
-iii-

EMPLOYEE MATTERS AGREEMENT
     THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is dated as of                      ___, 2007 by and between Quanex Corporation, a Delaware corporation (“Quanex”) and SPINCO*, a Delaware [                    ] and a wholly owned subsidiary of Quanex (“Spinco”).
     WHEREAS, Quanex intends to transfer or cause to be transferred to Spinco certain assets, which represent its businesses involving the manufacture and sale of aluminum sheet and engineered materials and components primarily used in the United States building products market, and Spinco intends to assume certain liabilities, as contemplated by the Distribution Agreement as defined below (the “Contribution”);
     WHEREAS, subsequent to the Contribution, all of the issued and outstanding shares of common stock of Spinco, par value $  per share (“Spinco Common Stock”), will be distributed on a pro rata basis (the “Distribution”) to the holders as of the Record Date of the outstanding common stock of Quanex, par value $0.50 per share (“Quanex Common Stock”);
     WHEREAS, Quanex and Spinco have entered into a Distribution Agreement dated as of the date hereof (the “Distribution Agreement”) and certain other agreements that will govern matters relating to the Distribution and the relationship of Quanex and Spinco following the Distribution;
     WHEREAS, pursuant to the Distribution Agreement, Quanex and Spinco have agreed to enter into this Agreement for purposes of allocating employees, assets, liabilities, and responsibilities with respect to employee compensation, benefits and other matters between Quanex and Spinco; and
     WHEREAS, Quanex and Spinco have determined to “spinoff” certain assets and liabilities of Quanex employee benefit plans to Spinco employee benefit plans.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
i

ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Affiliate” has the meaning given in the Distribution Agreement.
     “Agreement” means this Employee Matters Agreement, and all exhibits and schedules hereto.
     “Change in Control Agreements” means the agreements listed on Schedule 1.
     “Change in Control Payments” means payments under (i) the Change in Control Agreements, (ii) the Waiver and Release Agreements, (iii) payments due upon the termination of the Quanex Director Plan as provided in Section 9.5, (iv) payments due upon termination of Quanex restricted stock units as provided in Section 10.3, (v) payments of the bonuses as required under Section 11.2(b)(i) and Section 11.2(b)(iii), and (vi) any Section 280G gross-up payments made with respect to any such payment, each as in addition to, and in excess of, the amounts indicated for such payments, if any, on the unaudited balance sheet of Quanex dated October 31, 2007 (attached as Schedule 1 to the Distribution Agreement).
     “Closing” has the meaning given in the Merger Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Cutoff Date” has the meaning given in the Tax Matters Agreement.
     “Distribution” has the meaning given in the Recitals of this Agreement.
     “Distribution Agreement” has the meaning given in the Recitals of this Agreement.
     “Distribution Date” has the meaning given in the Distribution Agreement.
     “Distribution Time” means the time at which the Distribution shall be effective under the terms of the Distribution Agreement.
     “DOL” means the U.S. Department of Labor.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Estimated Pension Plan Transfer Amount” has the meaning given in Section 6.2(b)(i).
     “Final Offering Period Ending Date” has the meaning give in Section 11.1.
     “Final Pension Plan Transfer Amount” has the meaning given in Section 6.2(b)(iii).
     “Former Quanex Employee” means any individual who, as of the Distribution Time, (a) was formerly employed by Quanex and (b) is not a Spinco Employee.

     “Initial Transfer Amount” has the meaning given in Section 6.2(b)(ii).
     “IRS” means the U.S. Internal Revenue Service.
     “Liability” and “Liabilities” have the meanings given in the Distribution Agreement.
     “Merger Agreement” has the meaning given in Section 7.4(b).
     “Merger Consideration” has the meaning given in the Merger Agreement.
     “Minimum Statutory Tax Withholding Amount” means, with respect to a relevant option or share of restricted stock, the amount the employer is required to withhold for federal, state and local taxes based upon the applicable minimum statutory withholding rates required by the relevant tax authorities.
     “Option Payments” has the meaning given in Section 10.1(b).
     “Parent” has the meaning given in Section 7.4(b).
     “Quanex” has the meaning given in the preamble of this Agreement.
     “Quanex Bargaining Unit Employee Savings Plan” means the Quanex Corporation Bargaining Unit Employee Savings Plan.
     “Quanex Common Stock” has the meaning given in the Distribution Agreement.
     “Quanex Deferred Compensation Plan” means the Quanex Corporation Deferred Compensation Plan.
     “Quanex Director” means any individual who was a member or former member of the board of directors of Quanex at or before the Distribution Time and who is not a Spinco Director.
     “Quanex Director Plan” means the frozen Quanex Corporation Non-Employee Director Retirement Plan.
     “Quanex Employee” means collectively, the Retained Quanex Employees and Former Quanex Employees.
     “Quanex Employee Liabilities” has the meaning given in Section 3.2(b).
     “Quanex Employees Pension Plan” means the Quanex Corporation Employees’ Pension Plan.
     “Quanex Group” has the meaning given in the Distribution Agreement.
     “Quanex Hourly Savings Plan” means the Quanex Corporation Savings Plan for Hourly Employees.

     “Quanex Participant” means any individual who is a Quanex Director, Quanex Employee or former Quanex Employee or a beneficiary, dependent or alternate payee of any of the foregoing.
     “Quanex Plans” means the Quanex Employees Pension Plan, Quanex Savings Plan, Quanex Hourly Savings Plan, Quanex Bargaining Unit Employee Savings Plan, Quanex Deferred Compensation Plan, Quanex Supplemental Benefit Plan, Quanex Supplemental Salaried Employees’ Pension Plan, Quanex Severance Plan, Quanex Corporation Employee Stock Purchase Plan, Quanex Corporation Executive Incentive Compensation Plan, Quanex Corporation Long-Term Incentive Plan, Quanex Corporation Management Incentive Plan, Quanex Stock Plans, Quanex Corporation Non-Employee Director Pension Plan, Quanex Corporation Group Health Plan and Quanex Welfare Plans and all other employee benefit plans, policies, agreements and arrangements of Quanex.
     “Quanex Rabbi Trust” has the meaning given in Section 9.2(d).
     “Quanex Reimbursement Account Plan” has the meaning given in Section 8.1(c).
     “Quanex Restricted Stock” means a share of Quanex Common Stock granted pursuant to a Quanex Incentive Plan that is subject to forfeiture restrictions and provided under the applicable plan.
     “Quanex Restricted Stock Unit” means a notional restricted stock unit, the value of which is based on a share of Quanex Common Stock and which is granted pursuant to a Quanex Incentive Plan.
     “Quanex Savings Plan” means the Quanex Corporation Employees’ 401(k) Savings Plan.
     “Quanex SERP Rabbi Trust” has the meaning given in Section 9.4(d).
     “Quanex Service Plans” shall mean, collectively, the Quanex Employees Pension Plan, Quanex Hourly Savings Plan, Quanex Bargaining Unit Employee Savings Plan, Quanex Savings Plan, Quanex Severance Plans, the Quanex Corporation Group Health Plan and Quanex Welfare Plans to the extent eligibility for or level of benefits thereunder is dependent upon length of service.
     “Quanex Severance Plans” means the Quanex Corporation Severance Allowance Program and the Quanex Corporation Corporate Office-Houston Supplemental Severance Policy.
     “Quanex Stock Option” means an option to purchase Quanex Common Stock granted pursuant to a Quanex Stock Plan.
     “Quanex Stock Plans” means (a) the Quanex Corporation 2006 Omnibus Incentive Plan; (b) Quanex Corporation 1989 Non-Employee Director Stock Option Plan, (c) Quanex Corporation 1997 Non-Employee Director Stock Option Plan, (d) Quanex Corporation 1987 Non-Employee Director Stock Option Plan, (e) Quanex Corporation 1988 Stock Option Plan, (f) Quanex Corporation 1996 Employee Stock Option and Restricted Stock Plan, (g) Quanex

Corporation 1997 Key Employee Stock Plan and (h) Quanex Corporation Employee Stock Option and Restricted Stock Plan.
     “Quanex Stock Purchase Plan” means the Quanex Corporation Employee Stock Purchase Plan.
     “Quanex Supplemental Benefit Plan” means the Quanex Corporation Supplemental Benefit Plan.
     “Quanex Supplemental Pension Plan” means the Quanex Corporation Supplemental Salaried Employees’ Pension Plan.
     “Quanex Welfare Plans” has the meaning given in Section 8.1(a).
     “Quanex Vacation Policy” means the Quanex vacation policy.
     “Record Date” has the meaning given in the Distribution Agreement.
     “Retained Quanex Employee” means any individual who, as of the Distribution Time, (a) is actively employed by, or on an approved leave of absence or layoff with right of recall from, Quanex and (b) is not a Spinco Employee.
     “Revised Pension Plan Transfer Amount” has the meaning given in Section 6.2(b)(iii).
     “Service Crediting Date” has the meaning given in Section 5.3(b)(i).
     “Spinco” has the meaning given in the preamble of this Agreement.
     “Spinco Assets” has the meaning given in the Distribution Agreement.
     “Spinco Business” has the meaning given in the Distribution Agreement.
     “Spinco CBAs” has the meaning given in Article II.
     “Spinco Common Stock” has the meaning given in the Distribution Agreement.
     “Spinco Director” means any individual who is a member of the board of directors of Spinco after the Distribution Time.
     “Spinco Employee” means (a) any individual employed at the former corporate office of Quanex in Houston at or following the Distribution Time, (b) any individual who is employed by Spinco or its Subsidiaries at or following the Distribution Time and (c) any individual who was (i) a former employee of Quanex or any direct or indirect Subsidiary of Quanex in existence prior to the Distribution Time and (ii) whose employment was primarily associated with the Spinco Business.
     “Spinco Employee Liabilities” has the meaning given in Section 3.2(a).
     “Spinco Group” has the meaning given in the Distribution Agreement.

     “Spinco Hourly Savings Plan” has the meaning given in Section 7.2.
     “Spinco Mirror Plans” has the meaning given in Section 5.1.
     “Spinco Participant” shall mean any individual who is a Spinco Employee, a former Spinco Employee, or a beneficiary, dependent or alternate payee of any of the foregoing.
     “Spinco Pension Plan” has the meaning given in Section 6.1.
     “Spinco Pension Plan Participants” has the meaning given in Section 6.1.
     “Spinco Plans” means the Spinco Pension Plan, Spinco Hourly Savings Plan, Spinco Savings Plan, Spinco Severance Plans, SPINCO* Group Health Plan, Spinco Supplemental Benefit Plan, Spinco Supplemental Pension Plan, the Spinco Welfare Plans and all other employee benefit plans, policies, agreements and arrangements of Spinco.
     “Spinco Reimbursement Account Plan” has the meaning given in Section 8.1(c).
     “Spinco Savings Plan” has the meaning given in Section 7.3(a).
     “Spinco Service Plans” shall mean, collectively, the Spinco Pension Plan, Spinco Hourly Savings Plan, Spinco Savings Plan, Spinco Severance Plans, SPINCO* Group Health Plan and the Spinco Welfare Plans to the extent eligibility for or level of benefits thereunder is dependent upon length of service, including the Spinco vacation, sick and retiree medical, dental and life programs.
     “Spinco Supplemental Benefit Plan” has the meaning given in Section 9.4(a).
     “Spinco Supplemental Pension Plan” has the meaning given in Section 9.3(a).
     “Spinco Severance Plans” has the meaning give in Section 11.3(a).
     “Spinco Welfare Plans” has the meaning given in Section 8.1(a).
     “Subsidiary” shall mean any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective subsidiaries.
     “Third-Party Claim” has the meaning given in the Distribution Agreement.
     “Transaction Agreements” has the meaning given in the Distribution Agreement.
     “Transition Services Agreement” has the meaning given in the Distribution Agreement.
     “True-Up Amount” has the meaning given in Section 6.2(b)(iv).
     “Unrestricted Quanex Common Stock” has the meaning given in Section 10.2.
     “Waiver and Release Agreements” has the meaning given in Section 4.1.

ARTICLE II
COLLECTIVE BARGAINING AGREEMENTS
     As of the Distribution Time, the unions representing the employees of any member of the Spinco Group will continue to represent those employees for purposes of collective bargaining with their respective employers, and the collective bargaining agreements between those Spinco Group members and the unions representing their employees, which are listed on Schedule 2 (the “Spinco CBAs”), shall remain in effect. All and any obligations and Liabilities of any member of the Quanex Group under the Spinco CBAs shall be assumed by, and become the obligations and Liabilities of, and shall be performed by Spinco or one of the members of the Spinco Group, regardless of when or where such obligations and Liabilities arose or arise or were or are incurred, and each member of the Spinco Group agrees to take any and all steps necessary to assume such obligations and Liabilities under the Spinco CBAs.
        .

ARTICLE III
EMPLOYEES; ASSUMPTION OF LIABILITIES
     Section 3.1 Employees.
          (a) General. Effective as of the Distribution Time, (i) each Spinco Employee who was actively employed by, or on short- or long-term disability, approved leave of absence or layoff with right of recall from, Quanex or any of its Affiliates immediately prior to the Distribution Time, shall become an employee of Spinco and (ii) each Retained Quanex Employee shall continue to be an employee of Quanex or its Affiliate. Except as otherwise expressly provided herein or as required by applicable law, effective as of the Distribution Time each Spinco Employee shall cease to participate in all Quanex Plans. Except as otherwise expressly provided herein, no provision of this Agreement or the other Transaction Agreements shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Spinco Employee or other future, present, or former employee of Quanex or Spinco under any Quanex Plan or otherwise.
          (b) No Quanex Severance Payment. Except as otherwise specified in this Agreement, no Spinco Employee will be entitled to receive termination pay, separation pay, salary continuation, severance payments or similar benefits from Quanex or any other entity which, immediately following the Distribution Time, is a member of the Quanex Group.
          (c) Termination of Participation in Quanex Plans. Except as otherwise specified in the Agreement, each member of the Spinco Group shall terminate its participation in any and all Quanex Plans and each Spinco Employee shall cease to be a participant in any and all Quanex Plans as of the Distribution Time or at such earlier time as Quanex, in its discretion, may direct.
     Section 3.2 Assumption of Liabilities.
          (a) Assumption by Spinco. Effective as of the Distribution Time, Spinco and its Affiliates hereby assume and agree to pay, perform, fulfill and discharge, in accordance with their respective terms, as such relate to the Spinco Employees and Spinco Directors, (i) all of the  Liabilities relating to, arising out of, or resulting from obligations, Liabilities, and responsibilities expressly assumed or retained by Spinco pursuant to this Agreement, regardless of when or where such Liabilities arose or arise or were or are incurred and (ii) all of the Liabilities relating to or arising from the Spinco Employees and Spinco Directors but excluding any and all of the Liabilities for Spinco Directors and Spinco Employees who were employed at the corporate office in Houston of Quanex to the extent accrued on the unaudited balance sheet as of the Distribution Date (other than any such Liabilities relating to benefits under the Quanex Plans that are assumed by Spinco pursuant to the express terms of the Transaction Agreements) (collectively, the “Spinco Employee Liabilities”).
          (b) Liabilities Retained and Assumed by Quanex. All Liabilities relating to or arising from (i) the Quanex Directors, (ii) the Quanex Employees and (iii) Spinco Employees who were employed at the corporate office in Houston of Quanex to the extent accrued on the unaudited balance sheet of Quanex dated as of the Distribution Date (other than any such Liabilities relating to benefits under the Quanex Plans that are assumed by Spinco pursuant to the express terms of the Transaction Agreements), shall be retained by Quanex, and Quanex agrees to pay, perform, fulfill, and discharge in accordance with their respective terms all of such Liabilities, regardless of when or where such Liabilities arose or arise or were or are incurred (“Quanex Employee Liabilities”).
     Section 3.3 Transfer of Assets.
     Assets, if any, attributable to the Liabilities referenced in the preceding provisions of this Article III shall be allocated (if applicable) as provided in the remaining provisions of this Agreement.
     Section 3.4 Non-Solicitation of Employees.
     For a period of two years after the Distribution Date, (a) Spinco shall not, and shall cause its Subsidiaries to not, directly or indirectly solicit, hire or assist in soliciting or hiring any Retained Quanex Employee and (b) Quanex shall not, and shall cause its Subsidiaries to not, directly or indirectly, solicit, hire or assist in soliciting or hiring any Spinco Employee (regardless of whether such employee is actively employed at such time); provided that any solicitation or hiring of a Spinco Employee by Quanex or a Quanex Employee by Spinco through general advertising or public solicitations shall not constitute a breach of this Section 3.4.

ARTICLE IV
CHANGE IN CONTROL ARRANGEMENTS
     Section 4.1 Waiver and Release Agreements.
     Effective as of the Distribution Time, Spinco shall assume the waiver and release agreements by and between Quanex and each of Raymond A. Jean, Kevin P. Delaney, Thomas M. Walker, Paul A. Hammonds, John J. Mannion and Brent A. Korb (collectively, the “Waiver and Release Agreements”) and offer employment to each of the foregoing with (i) the same title, (ii) substantially the same duties and responsibilities, and (iii) a level of base pay and cash incentive bonus opportunities at or higher than each such individual had with Quanex immediately prior to the Distribution Time. Following the Closing, Quanex shall continue to fulfill any remaining obligations it may have under the Waiver and Release Agreements.
     Section 4.2 Change in Control Agreements.
     Effective as of the Distribution Time, Spinco shall enter into change in control agreements with Raymond A. Jean, Kevin P. Delaney, Thomas M. Walker, Paul A. Hammonds, John J. Mannion and Brent A. Korb substantially identical to the change in control agreements attached as Exhibit A to the Waiver and Release Agreements by and between Quanex and Raymond A. Jean, Kevin P. Delaney, Thomas M. Walker, Paul A. Hammonds, John J. Mannion and Brent A. Korb, respectively. Effective as of the Closing, Quanex shall have no further obligations under the Change in Control Agreements by and between Quanex and Raymond A. Jean, Kevin P. Delaney, Thomas M. Walker, Paul A. Hammonds, John J. Mannion and Brent A. Korb, respectively.
     Section 4.3 Spinco Severance Agreements.
     Effective as of the Distribution Time, Spinco shall enter into severance agreements with Raymond A. Jean, Kevin P. Delaney, Thomas M. Walker, Paul A. Hammonds, John J. Mannion and Brent A. Korb substantially identical to the severance agreements attached as Exhibit B to the Waiver and Release Agreements by and between Quanex and Raymond A. Jean, Kevin P. Delaney, Thomas M. Walker, Paul A. Hammonds, John J. Mannion and Brent A. Korb, respectively.
     Section 4.4 True-Up of Certain Change in Control Payments.
     Notwithstanding any other provision of this Agreement to the contrary, the responsibility for the Change in Control Payment shall be allocated between Quanex and Spinco as follows:
          (a) Quanex’ Responsibility for Change in Control Payments. Quanex shall be responsible for any and all Change in Control Payments to the extent the amount of the Change in Control Payments do not exceed $2.8 million. If the Change in Control Payments do not exceed $2.8 million, not later than three (3) business days following the Distribution Time (or such later time as mutually agreed by the parties) Quanex shall pay to Spinco an amount equal to the amount by which $2.8 million exceeds the amount of the Change in Control Payments.

          (b) Spinco’s Responsibility for Change in Control Payments. Spinco shall be responsible for any and all Change in Control Payments to the extent the amount of the Change in Control Payments exceed $2.8 million. If the amount of the Change in Control Payments exceed $2.8 million, not later than three (3) business days following the Distribution Time (or such later time as mutually agreed by the parties) Spinco shall pay to Quanex an amount equal to the amount by which the amount of the Change in Control Payments exceed $2.8 million.

ARTICLE V
SPINCO PLANS GENERALLY
     Section 5.1 Establishment of Spinco Plans.
     Spinco shall have adopted, or shall have caused to be adopted, effective as of the Distribution Time, the SPINCO* Group Health Plan, the Spinco Welfare Plans, Spinco Deferred Compensation Plan, Spinco Supplemental Benefit Plan, Spinco Supplemental Pension Plan, Spinco Savings Plan and Spinco Pension Plan (the “Spinco Mirror Plans”). Spinco or one of its Affiliates shall become the plan sponsor of, and from and after the date of adoption of each Spinco Mirror Plan, shall have sole responsibility for each Spinco Mirror Plan. Each Spinco Mirror Plan shall be substantially identical in all material respects to the corresponding Quanex Plan as in effect immediately prior to the adoption of such Spinco Mirror Plan.
     Section 5.2 Terms of Participation by Spinco Employees.
     Each of the Spinco Mirror Plans shall be, with respect to Spinco Employees who are participants in such plan, in all respects the successors in interest to and shall recognize all rights and entitlements as of the Distribution Time, under the corresponding Quanex Plan in which such Spinco Employee participated prior to the Distribution Time. Quanex and Spinco agree that Spinco Employees are not entitled to receive duplicative benefits from the Quanex Plans and the Spinco Plans. Spinco and Quanex shall agree on methods and procedures, including amending the respective plan documents, to prevent Quanex Employees and Spinco Employees from receiving duplicative benefits from the Spinco Plans and the Quanex Plans; provided, however, that nothing shall prevent Quanex or Spinco from unilaterally amending the Quanex Plans or the Spinco Plans, as applicable, to avoid any such duplication.
     Nothing in this Agreement, other than those provisions specifically set forth herein and the other Transaction Agreements to the contrary, shall preclude Spinco (or, as applicable, any member of the Spinco Group) from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Spinco Plan, any benefit under any Spinco Plan or any trust, insurance policy or funding vehicle related to any Spinco Plan.
     Section 5.3 Service Recognition.
          (a) Pre-Distribution Service Credit. Spinco shall give each Spinco Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any Spinco Plan for such Spinco Participant’s service with any member of the Quanex Group prior to the Distribution Date to the same extent such service was recognized by the applicable Quanex Plans immediately prior to the Distribution Date; provided, that, such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.
          (b) Post-Distribution Reciprocal Service Crediting. Each of Quanex and Spinco (acting directly or through their respective Affiliates) shall cause each of the Quanex Service Plans and the Spinco Service Plans, respectively, to provide the following service crediting rules effective as of the Distribution Date:

               (i) If a Quanex Employee who participates in any of the Quanex Service Plans becomes employed by a member of the Spinco Group prior to the first anniversary of the Distribution Date (or such later date as mutually agreed to by the parties) (the “Service Crediting Date”) and such Quanex Employee is continuously employed by the Quanex Group from the Distribution Date through the date such Quanex Employee commences active employment with a member of the Spinco Group, then such Quanex Employee’s service with the Quanex Group following the Distribution Date shall be recognized for purposes of eligibility, vesting and level of benefits under the appropriate Spinco Service Plans, in each case to the same extent as such Quanex Employee’s service with the Quanex Group was recognized under the corresponding Quanex Service Plans.
               (ii) If a Quanex Employee who participates in any of the Quanex Service Plans becomes employed by a member of the Spinco Group either (A) on or after the Service Crediting Date or (B) without having been continuously employed by the Quanex Group from the Distribution Date through the date such Quanex Employee commences active employment with a member of the Spinco Group, then, except to the extent required by applicable law, such individual’s service with the Quanex Group following the Distribution Date will not be recognized for any purpose under any Spinco Service Plan.
               (iii) If a Spinco Employee who participates in any of the Spinco Service Plans becomes employed by a member of the Quanex Group prior to the Service Crediting Date and such Spinco Employee is continuously employed by the Spinco Group from the Distribution Date through the date such Spinco Employee commences active employment with a member of the Quanex Group, then such Spinco Employee’s service with the Spinco Group following the Distribution Date shall be recognized for purposes of eligibility, vesting and level of benefits under the appropriate Quanex Service Plans, in each case to the same extent as such Spinco Employee’s service with the Spinco Group was recognized under the corresponding Spinco Service Plans.
               (iv) If a Spinco Employee who participates in any of the Spinco Service Plans becomes employed by a member of the Quanex Group either (A) on or after the Service Crediting Date or (B) without having been continuously employed by the Spinco Group from the Distribution Date through the date such Spinco Employee commences active employment with a member of the Quanex Group, then the corresponding Quanex Service Plans will only take into consideration such individual’s service with the Quanex Group and the Spinco Group, in each case, prior to the Distribution Date and, thus, except to the extent required by applicable law, such Spinco Employee’s service with the Spinco Group following the Distribution Date will not be recognized for any purpose under any Quanex Service Plan.
               (v) Nothing herein shall limit Quanex or Spinco or their respective Affiliates from recognizing service in addition to the recognition of service required hereunder.
     Section 5.4 Transition Services.
     Quanex shall provide transition services to Spinco Group and Spinco shall provide transition services to Quanex Group, each in accordance with the Transition Services Agreement.

ARTICLE VI
QUALIFIED DEFINED BENEFIT PLANS
     Section 6.1 Establishment of Spinco Pension Plan. Effective as of the Distribution Time, Spinco shall, or shall have caused one or more members of the Spinco Group to, establish a defined benefit pension plan and related trust to provide retirement benefits to Spinco Participants who immediately prior to the Distribution Time were participants in, or entitled to present or future benefits (except as provided in Section 6.2(e) of this Agreement, whether or not vested) under, the Quanex Employees Pension Plan (such Spinco Participants, the “Spinco Pension Plan Participants”). Spinco shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain and administer the Spinco Pension Plan so that it is qualified under section 401(a) of the Code and that the related trust thereunder is exempt under section 501(a) of the Code. Spinco (acting directly or through its Affiliates) shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the Spinco Pension Plan.
     Section 6.2 Spinco Pension Plan Participants.
          (a) Assumption of Quanex Employees Pension Plan Liabilities. Effective as of the Distribution Time, Spinco (acting directly or through its Affiliates) hereby agrees to cause the Spinco Pension Plan to assume, fully perform, pay and discharge, all Liabilities under the Quanex Employees Pension Plan relating to all Spinco Pension Plan Participants as of the Distribution Time.
          (b) Transfer of Quanex Employees Pension Plan Assets.
               (i) The parties intend that the portion of the Quanex Employees Pension Plan covering Spinco Pension Plan Participants shall be transferred to the Spinco Pension Plan in accordance with section 414(l) of the Code, Treasury Regulation § 1.414(l)-1, and Section 208 of ERISA. Any surplus assets under the Quanex Employees Pension Plan (i.e., any assets held under the Quanex Employees Pension Plan that are in excess of the assets required to be allocated to the Quanex Employees Pension Plan and the Spinco Pension Plan in accordance with the preceding sentence) shall be transferred to the Spinco Pension Plan in the same proportion as the other assets of the Quanex Employees Pension Plan are transferred to the Spinco Pension Plan in accordance with the succeeding provisions of this subsection (b). Prior to the Distribution Date (or such later time as mutually agreed by the parties), Quanex shall cause the actuary of the Quanex Employees Pension Plan to determine the estimated value, as of the Distribution Date, of the assets to be transferred to the Spinco Pension Plan in accordance with the assumptions and valuation methodology set forth on Schedule 6.2(b) attached hereto (the “Estimated Pension Plan Transfer Amount”).
               (ii) Not later than ten (10) business days following the Distribution Date (or such later time as mutually agreed by the parties), Quanex and Spinco (each acting directly or through their respective Affiliates) shall cooperate in good faith to cause an initial transfer of assets from the Quanex Employees Pension Plan to the Spinco Pension Plan in an amount equal (as determined in the discretion of Quanex) to ninety percent (90%) of the Estimated Pension Plan Transfer Amount (such amount, the “Initial Transfer Amount”). Quanex shall satisfy its obligation pursuant to this Section 6.2(b)(ii) by causing the Quanex Employees Pension Plan to transfer assets, in kind, equal to the Initial Transfer Amount.
               (iii) Within one hundred twenty (120) days (or such later time as mutually agreed by the parties) following the Distribution Date, Quanex shall cause the actuary of the Quanex Employees Pension Plan to provide Spinco with a revised calculation of the value, as of the Distribution Date, of the assets to be transferred to the Spinco Pension Plan determined in accordance with the assumptions and valuation methodology set forth on Schedule 6.2(b) attached hereto (the “Revised Pension Plan Transfer Amount”). Spinco may submit, at its sole cost and expense, the Revised Pension Plan Transfer Amount to the actuary for the Spinco Pension Plan (which actuary may be the same actuary as retained by the Quanex Plan) for verification; provided, that, such verification process and any calculation performed by the actuary of the Spinco Pension Plan in connection therewith shall be performed solely on the basis of the assumptions and valuation methodology set forth on Schedule 6.2(b) attached hereto. In order to perform such verification, upon request from Spinco, the actuary of the Spinco Pension Plan will receive the data and additional detailed methodology used to calculate the Initial Transfer Amount and the Final Pension Plan Transfer Amount (if reasonably needed) from the actuary of the Quanex Employees Pension Plan. Spinco will be responsible for the cost and expense of the actuary of the Spinco Pension Plan and Quanex will be responsible for the cost and expense for the actuary of the Quanex Employees Pension Plan for such data transfer. If the actuary of the Spinco Pension Plan so determines that the value, as of the Distribution Date, of the assets to be transferred to the Spinco Pension Plan differs from the Revised Pension Plan Transfer Amount, the actuary of the Spinco Pension Plan shall identify in writing to the actuary of the Quanex Employees Pension Plan all objections to the determination within sixty (60) days following provision of the revised value calculation to Spinco pursuant to the first sentence of this paragraph (iii), and the actuaries shall use good faith efforts to reconcile any such difference. If the actuaries fail to reconcile such difference, the actuaries shall jointly designate a third, independent actuary whose calculation of the value, as of the Distribution Date, of the assets to be transferred to the Spinco Pension Plan shall be final and binding; provided, that, such calculation must be performed within sixty (60) days following designation of such third actuary and in accordance with the assumptions and valuation methodology set forth on Schedule 6.2(b) attached hereto; and provided, further, that such value shall be between the value determined by the actuary of the Spinco Pension Plan and the Revised Pension Plan Transfer Amount or equal to either such value. Quanex and Spinco shall each pay one-half of the costs incurred in connection with the retention of such independent actuary. The final, verified value, as of the Distribution Date, of the assets to be transferred to the Spinco Pension Plan as determined in accordance with this Section 6.2(b)(iii) shall be referred to herein as the “Final Pension Plan Transfer Amount.”
               (iv) Within thirty (30) days (or such later time as mutually agreed by the parties) of the determination of the Final Pension Plan Transfer Amount, Quanex shall cause the Quanex Employees Pension Plan to transfer to the Spinco Pension Plan (the date of such transfer, the “Final Transfer Date”) an amount (as determined by Quanex in its discretion, in kind, in cash, cash-like securities or other cash equivalents), equal to (A) the Final Pension Plan Transfer Amount minus (B) the Initial Transfer Amount (such difference, as adjusted to reflect earnings or losses as described below, the “True-Up Amount”); provided, that, if the True-Up Amount is negative, Quanex shall not be required to cause any such additional transfer and instead Spinco shall be required to cause a transfer of cash, cash-like securities or other cash equivalents (or, if determined by Quanex in its discretion, assets in kind) from the Spinco Pension Plan to the Quanex Employees Pension Plan in amount equal to the True-Up Amount. The parties acknowledge that the Quanex Employees Pension Plan’s transfer of the True-Up Amount to the Spinco Pension Plan shall be in full settlement and satisfaction of the obligations of Quanex to cause the transfer of, and the Quanex Employees Pension Plan to transfer, assets to the Spinco Pension Plan pursuant to this Section 6.2(b)(iv).
               The True-Up Amount shall be paid from the Quanex Employees Pension Plan to the Spinco Pension Plan, as determined by Quanex in its discretion in kind, in cash, cash-like securities or other cash equivalents, and shall be adjusted to reflect earnings or losses during the period from the Distribution Date to the Final Transfer Date. Such earnings or losses shall be determined based on the actual rate of return of the Quanex Employees Pension Plan for the period commencing on the first day of the calendar month in which the Distribution Date occurs and ending on the last calendar day of the month ending immediately prior to the Final Transfer Date. Earnings or losses for the period from such last day of the month to the Final Transfer Date shall be based on the actual rate of return of the Quanex Employees Pension Plan during the last calendar month ending immediately prior to the Final Transfer Date determined as of the date that is as close as administratively practicable to the Final Transfer Date. If Spinco is obligated to cause the Spinco Pension Plan to reimburse the Quanex Employees Pension Plan pursuant to this Section 6.2(b)(iv), such reimbursement shall be performed in accordance with the same principles set forth herein with respect to the payment of the True-Up Amount. The parties acknowledge that the Spinco Pension Plan’s transfer of such reimbursement amount to the Quanex Employees Pension Plan shall be in full settlement and satisfaction of the obligations of Spinco to cause the transfer of, and the Spinco Pension Plan to transfer, assets to the Quanex Employees Pension Plan pursuant to this Section 6.2(b)(iv).
          (c) Form 5310-A. No later than thirty (30) days prior to the Distribution Date, Quanex and Spinco (acting directly or through their respective Affiliates) shall, to the extent necessary, file an IRS Form 5310-A regarding the transfer of assets and Liabilities from the Quanex Employees Pension Plan to the Spinco Pension Plan.
          (d) Continuation of Elections. As of the Distribution Date, Spinco (acting directly or through its Affiliates) shall cause the Spinco Pension Plan to recognize and maintain all existing elections, including, but not limited to, beneficiary designations, payment form elections and rights of alternate payees under qualified domestic relations orders with respect to Spinco Pension Plan Participants under the Quanex Employees Pension Plan.
          (e) Terminated Non-Vested Employees. Notwithstanding anything herein to the contrary, the Quanex Employees Pension Plan will retain all Liabilities (if any) under the Quanex Employees Pension Plan in respect of any Quanex Employee whose employment with the Quanex Group terminated on or before the Distribution Date with no vested benefit under the Quanex Employees Pension Plan, the Spinco Pension Plan will assume all Liabilities (if any) from the Quanex Employees Pension Plan in respect of any Spinco Employee whose employment with the Quanex Group terminated on or before the Distribution Date with no vested benefit under the Quanex Employees Pension Plan.
          (f) Certain Annuities. Effective as of the Distribution Time, to the extent permitted under the annuity contracts set forth on Schedule 6.2(f) attached hereto, Quanex shall assign to Spinco or shall cause the trustee of the Quanex Pension Plan to assign to the trustee of the Spinco Pension Plan, and Spinco shall assume or shall direct the trustee of the Spinco Pension Plan to assume, all rights and obligations under such annuity contracts. [The parties hereby acknowledge that the annuity contracts set forth on Schedule 6.2(f) attached hereto are intended to fund a portion of the benefits payable to certain Spinco Employees under the Quanex Pension Plan and the objective of the assignment of such annuity contracts is to provide the funding of such portion of the benefits of such Spinco Employees under the spun-off Spinco Pension Plan, and the parties hereby agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives or, to the extent such annuity contracts cannot be assigned to Spinco, to negotiate in good faith with respect to Quanex retaining or assuming the Liability for funding and paying such portion of the benefits of such Spinco Employees under the spun-off Spinco Pension Plan that would otherwise have been funded by such annuity contracts.]

ARTICLE VII
QUALIFIED DEFINED CONTRIBUTION PLANS
     Section 7.1 Quanex Savings Plan and Quanex Bargaining Unit Employee Savings Plan.
     At the Distribution Time, to the extent doing so will not adversely affect the tax-qualified status of the Quanex Savings Plan and the Quanex Bargaining Unit Employee Savings Plan, Spinco Employees who are not 100% vested in their benefits in the respective plans, if any, will be 100% vested in their benefits accrued as of such date. Effective as of the Distribution Time, Spinco Employees shall be considered to have incurred a termination of employment for purposes of the Quanex Savings Plan and Quanex Bargaining Unit Employee Savings Plan; provided, however, that, due to the pending transfer of assets and Liabilities with respect to the Spinco Employees from the Quanex Savings Plan to the Spinco Savings Plan as contemplated in Section 7.3(b), a Spinco Employee shall be deemed to have not incurred a termination of employment (unless such employee has also terminated employment after the Distribution Time with Spinco and its Affiliates) for purposes of (i) outstanding loans under the Quanex Savings Plan as of the Distribution Time, (ii) the right to make in-service withdrawals under the Quanex Savings Plan and (iii) the entitlement to distributions upon termination of employment under the Quanex Savings Plan.
     Section 7.2 Quanex Hourly Savings Plan.
     Effective immediately as of the Distribution Time, Spinco shall assume sponsorship of the Quanex Hourly Savings Plan and its related trust and shall be bound by all of the terms, provisions, limitations and conditions of the Quanex Hourly Savings Plan and its related trust to the same extent as if it had been the original sponsor thereto, and Quanex shall terminate its participation in the Quanex Hourly Savings Plan and transfer the sponsorship of the Quanex Hourly Savings Plan and its related trust to Spinco. Following Spinco’s assumption of sponsorship of the Quanex Hourly Savings Plan, such plan shall be renamed the “SPINCO* Savings Plan for Hourly Employees” (the “Spinco Hourly Savings Plan”). Spinco or one of its Affiliates shall have sole responsibility for the Spinco Hourly Savings Plan.
     Section 7.3 Spinco Savings Plan.
          (a) Establishment of Spinco Savings Plan. Effective as of the Distribution Time, Spinco shall, or shall have caused one of its Affiliates to, establish a defined contribution plan and trust for the benefit of Spinco Participants who have an account balance under the Quanex Savings Plan immediately prior to the Distribution Time (the “Spinco Savings Plan”). Spinco shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the Spinco Savings Plan so that each is qualified under section 401(a) of the Code and that their related trust(s) is exempt under section 501(a) of the Code. Spinco (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the Spinco Savings Plan.
          (b) Transfer of Quanex Savings Plan Assets. Not later than sixty (60) days following the Distribution Date (or such later time as mutually agreed by the parties), Quanex shall cause the accounts (including any outstanding loan balances) in the Quanex Savings Plan attributable to Spinco Participants and all of the assets in the Quanex Savings Plan related thereto to be transferred in-kind to the Spinco Savings Plan, and Spinco shall cause the Spinco Savings Plan to accept such transfer of accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge, all obligations of the Quanex Savings Plan relating to the accounts of Spinco Participants (to the extent the assets related to those accounts are actually transferred from the Quanex Savings Plan to the Spinco Savings Plan) as of the date of such transfer. The transfer of assets shall be conducted in accordance with section 414(l) of the Code, Treasury Regulation § 1.414(l)-1, and Section 208 of ERISA.
          (c) Continuation of Elections. Subject to Section Section 7.4, as of the Distribution Time, Spinco (acting directly or through its Affiliates) shall cause the Spinco Savings Plan to recognize and maintain all Quanex Savings Plan elections including, but not limited to, deferral, investment, and payment form elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to Spinco Participants, to the extent such election or designation is available under the Spinco Savings Plan.
          (d) Form 5310-A. No later than thirty (30) days prior to the Distribution Date, Quanex and Spinco (each acting directly or through their respective Affiliates) shall, to the extent necessary, file IRS Forms 5310-A regarding the transfer of assets and Liabilities from the Quanex Savings Plan to the Spinco Savings Plan as discussed in this Section 7.3(d).
     Section 7.4 Employer Securities.
          (a) Spinco Common Stock. Investments in Spinco Common Stock under the Quanex Savings Plan, Quanex Bargaining Unit Employee Savings Plan or Quanex Hourly Savings Plan, respectively, may be maintained on a wasting basis for a period of up to 12 months following the Distribution Time at the end of which time (or as soon as administratively practicable thereafter) such investments, if any, must be liquidated and the proceeds of such liquidations reallocated as determined by the respective administrative committees of such plans.
          (b) Quanex Common Stock. Each share, if any, of Quanex Common Stock held under the Quanex Savings Plan, Quanex Bargaining Unit Employee Savings Plan, Quanex Hourly Savings Plan, Spinco Savings Plan and Spinco Hourly Savings Plan shall receive the same treatment as each other share of Quanex Common Stock in accordance with the terms of the Agreement and Plan of Merger among Gerdau S.A. (“Parent”), Gerdau Delaware, Inc. and Quanex Corporation dated November 18, 2007 (the “Merger Agreement”).
     Section 7.5 Contributions as of the Distribution Time. All contributions payable to the Quanex Savings Plan and Quanex Hourly Savings Plan with respect to employee deferrals and contributions, matching contributions and other contributions for Spinco Participants through the Distribution Time, determined in accordance with the terms and provisions of the Quanex Savings Plan, the Quanex Hourly Savings Plan, ERISA and the Code, shall be paid by Quanex to the Quanex Savings Plan and Quanex Hourly Savings Plan, as applicable, prior to the date of the asset transfer described in Section 7.3(b) of this Agreement.

ARTICLE VIII
HEALTH AND WELFARE PLANS
     Section 8.1 Health And Welfare Plans Maintained By Quanex Prior To The Distribution Date.
          (a) Establishment of the Spinco Welfare Plans. Quanex or one or more of its Affiliates maintain the Quanex Corporation Group Health Plan and other health and welfare plans for the benefit of eligible Quanex Participants and Spinco Participants (collectively, the “Quanex Welfare Plans”). Effective as of the Distribution Time, Spinco shall, or shall cause a Spinco Affiliate to, adopt, for the benefit of eligible Spinco Participants, health and welfare plans, the terms of which are substantially identical to the applicable terms of the Quanex Welfare Plans as in effect immediately prior to the Distribution Time (collectively, the “Spinco Welfare Plans”).
          (b) Terms of Participation in Spinco Welfare Plans. Spinco (acting directly or through its Affiliates) shall cause all Spinco Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to Spinco Participants, other than limitations that were in effect with respect to Spinco Participants as of the Distribution Time under the Quanex Welfare Plans, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Spinco Participant following the Distribution Time to the extent such Spinco Participant had satisfied any similar limitation under the analogous Quanex Welfare Plan and (iii) credit towards the deductibles, copayments or other expenses for the year in which the Distribution Time occurs any amounts paid by the Spinco Participants as deductibles, copayments and other expenses under the corresponding Quanex Welfare Plans, respectively, during the year in which the Distribution Time occurs. Spinco shall provide that Spinco Participants shall initially be eligible for participation in and benefits under Spinco retiree welfare plans on the same basis under which they were eligible for participation in and benefits under the Quanex retiree welfare plans immediately before the Distribution.
          (c) Reimbursement Account Plan. Effective as of the Distribution Time, Spinco (acting directly or through its Affiliates) shall have established a health and dependent care reimbursement account plan (the “Spinco Reimbursement Account Plan”) with features that are substantially identical to those contained in the health and dependent care reimbursement account plan maintained by Quanex for the benefit of Spinco Participants immediately prior to the Distribution Time (the “Quanex Reimbursement Account Plan”).
               (i) With respect to Spinco Participants, Spinco (acting directly or through its Affiliates) shall assume responsibility for administering under the Spinco Reimbursement Account Plan all reimbursement claims of Spinco Participants with respect to the plan year in which the Distribution Date occurs, whether arising before, on, or after the Distribution Date. Spinco shall take all actions necessary and legally permissible to ensure that the Spinco Reimbursement Account Plan provides that as of the Distribution Time and for the plan year in which the Distribution Date occurs, but not for any specific time thereafter, (A) the Spinco Participants shall become participants in the Spinco Reimbursement Account Plan as of the beginning of the Quanex Reimbursement Account Plan’s plan year and at the level of coverage provided under the Quanex Reimbursement Account Plan; (B) the Spinco Participants’ salary reduction elections under the Quanex Reimbursement Account Plan, if any, shall be taken into account for the remainder of the Spinco Reimbursement Account Plan plan year as if made under the Spinco Reimbursement Account Plan; and (C) the Spinco Reimbursement Account Plan shall reimburse medical expenses incurred by the Spinco Participants at any time during the Quanex Reimbursement Account Plan’s plan year (including claims incurred prior to the Distribution Time but unpaid prior to the Distribution Time), up to the amount of the Quanex Reimbursement Account Plan Participants’ elections and reduced by amounts previously reimbursed by the Quanex Reimbursement Account Plan.
               (ii) Quanex will make available to Spinco, no less than five calendar days prior to the Distribution Date, a list of individuals who will become Spinco Employees as of the Distribution Time and who are participants in the Quanex Reimbursement Account Plan, together with the elections made prior to the Distribution Time with respect to such accounts through the Distribution Time.
          (d) Continuation of Elections. As of the Distribution Time, Spinco (acting directly or through its Affiliates) shall cause the Spinco Welfare Plans to recognize and maintain all elections and designations (including all coverage and contribution elections and beneficiary designations) made by Spinco Participants under, or with respect to, the Quanex Welfare Plans and apply such elections and designations under the Spinco Welfare Plans for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation is available under the corresponding Spinco Welfare Plan.
          (e) COBRA and HIPAA. Effective as of the Distribution Time, Spinco (acting directly or through its Affiliates) shall assume, or shall have caused the Spinco Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to eligible Spinco Participants. Quanex (acting directly or through its Affiliates) shall be responsible for administering compliance with any certificate of creditable coverage requirements of HIPAA or Medicare applicable to the Quanex Welfare Plans with respect to Spinco Participants. The parties hereto agree that neither the Distribution nor any transfers of employment that occur as of the Distribution Time shall constitute a COBRA qualifying event for purposes of COBRA; provided, that, in all events, Spinco (acting directly or through its Affiliates) shall assume, or shall have caused the Spinco Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to those Quanex Employees whose employment is transferred directly from the Quanex Group to the Spinco Group as of the Distribution Time to the extent such individual was, as of the day prior to such transfer of employment, covered under a Quanex Welfare Plan.
          (f) Liabilities.
               (i) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, Quanex shall cause the Quanex Welfare Plans to fully perform, pay and discharge all claims of Spinco Participants that are incurred at or before the Distribution Time and Spinco shall cause the Spinco Welfare Plans to fully perform, pay and discharge all claims of Spinco Participants that are incurred after the Distribution Time.

               (ii) Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis, (A) Quanex (acting directly or through its Affiliates) shall fully perform, pay and discharge, under the Quanex Welfare Plans, all claims of Spinco Participants who are Spinco Employees that are incurred but not paid at or before the Distribution Time, and (B) Spinco (acting directly or through its Affiliates) shall fully perform, pay and discharge, under the Spinco Welfare Plans, after the Distribution Time, all claims of Spinco Participants who are Spinco Employees that are incurred after the Distribution Time.
               (iii) Incurred Claim Definition. For purposes of this Section 8.1(f), a claim or Liability is deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (C) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (D) with respect to a period of continuous hospitalization, upon the date of admission to the hospital.
               (iv) Treatment of Other Liabilities, Recoveries and Adjustments. For purposes of applying the claim Liability provisions of clause (iii) above as it relates to retiree medical and dental claims: (A) recoveries made by the Quanex Welfare Plans or Quanex with respect to claims incurred at or before the Distribution Time, including subrogation/reimbursement recoveries, claim adjustment recoveries and demutualization proceeds, shall be taken into account as positive claim adjustments; and (B) other non-routine claim Liabilities paid by the Quanex Welfare Plans or Quanex with respect to claims incurred prior to the Distribution Time, including Medicare Secondary Payer Liability, shall be taken into account as claim Liabilities.
               (v) Claim Experience. Notwithstanding the foregoing, the parties (acting directly or through their Affiliates) shall take any action necessary to ensure that any claims experience under the Quanex Welfare Plans attributable to Spinco Participants shall be allocated to the Spinco Welfare Plans.
     Section 8.2 Leave of Absence Programs.
     Effective as of the Distribution Time, Spinco shall be responsible for the administration and compliance of all leaves of absences and related programs (including compliance with the Family and Medical Leave Act) affecting Spinco Employees following the Distribution Time.
     Section 8.3 Time-Off Benefits.
     Spinco shall credit each Spinco Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as such Spinco Participant had with the Quanex Group as of the Distribution Time. Notwithstanding the above, Spinco shall not be required to credit any Spinco Participant with any accrual to the extent that a benefit attributable to such accrual is provided by the Quanex Group.

ARTICLE IX
NONQUALIFIED PENSION PLANS
     Section 9.1 Generally.
          (a) Except as provided under this Article IX, Quanex shall retain all Liabilities for any benefits accrued by Quanex Participants or Spinco Participants under the Quanex Deferred Compensation Plan, the Quanex Supplemental Salaried Employee’s Pension Plan, the Quanex Supplemental Benefit Plan, and the Quanex Director Plan.
     Section 9.2 Quanex Corporation Deferred Compensation Plan.
          (a) Establishment of Spinco Deferred Compensation Plan. Effective as of the Distribution Time, Spinco shall, or shall cause one of its Affiliates to, establish a non-qualified deferred compensation plan and rabbi trust to benefit Spinco Participants who have accrued, or were eligible to accrue, benefits under the Quanex Deferred Compensation Plan immediately prior to the Distribution Time, the terms of which are substantially identical to the terms of the Quanex Deferred Compensation Plan and its related rabbi trust as in effect immediately prior to the Distribution Time (the “Spinco Deferred Compensation Plan”). Effective as of the Distribution Time, Spinco hereby agrees to cause the Spinco Deferred Compensation Plan to assume responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, of the Quanex Deferred Compensation Plan with respect to all Spinco Participants therein and Spinco Directors covered thereby. Spinco (acting directly or through its Affiliates) shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the Spinco Deferred Compensation Plan.
          (b) Deemed Investments in Quanex Common Stock. Each unit deemed invested in Quanex Common Stock under the Quanex Deferred Compensation Plan or Spinco Deferred Compensation Plan, shall, as of the Closing, be deemed liquidated and cancelled. The account of each Quanex Participant or Spinco Participant in the Quanex Deferred Compensation Plan or Spinco Deferred Compensation Plan who have amounts deemed invested in Quanex Common Stock shall, as of the Closing, be credited with an amount equal to the product of (x) the total number of shares in such Participant’s account deemed invested in Quanex Common Stock times the sum of (y) the Merger Consideration and (z) the closing sales price of a share of Spinco Stock on the Distribution Date as reported on the Exchange (as defined in the Distribution Agreement). The amounts credited to a Quanex Participant’s or Spinco Participant’s accounts under this Section 9.2(b) shall be allocated proportionately among the remaining deemed investments in such participants accounts and thereafter be subject to the terms and conditions of the respective plans.
          (c) Vesting. At the Distribution Time, Spinco Participants and Quanex Participants who are not 100% vested in their benefits in the Quanex Deferred Compensation Plan will be 100% vested in their benefits accrued as of such time.
          (d) Transfer of Rabbi Trust Assets. Not later than ten (10) days following the Distribution Date (or such later time as mutually agreed by the parties), Quanex shall cause the accounts in the Quanex Deferred Compensation Plan attributable to Spinco Participants and a certain portion (as determined below) of the assets in the rabbi trust that are used to fund the accounts of Spinco Participants in the Quanex Deferred Compensation Plan (the “Quanex Rabbi Trust”) to be transferred in-kind to the Spinco Deferred Compensation Plan, and Spinco shall cause the Spinco Deferred Compensation Plan to accept such transfer of accounts and underlying assets. Prior to the Distribution Date (or such later time as mutually agreed by the parties), Quanex shall cause the record keeper of the Quanex Deferred Compensation Plan to determine the estimated value, as of the Distribution Time, of the Liabilities under the Quanex Deferred Compensation Plan and the Spinco Deferred Compensation Plan and the trustee of the Quanex Rabbi Trust to determine the estimated value, as of the Distribution Time, of the assets maintained in the Quanex Rabbi Trust. At or prior to the Distribution Date(or such later time as mutually agreed by the parties), Quanex shall direct the trustee of the Quanex Rabbi Trust to transfer to the Spinco Deferred Compensation Plan an amount equal to the assets in the Quanex Rabbi Trust as of the Distribution Time multiplied by a fraction, the numerator of which is the amount of Liabilities transferred to the Spinco Deferred Compensation Plan at the Distribution Time and the denominator of which is the sum of the amount of Liabilities transferred to the Spinco Deferred Compensation Plan at the Distribution Time and the amount of Liabilities retained under the Quanex Deferred Compensation Plan at the Distribution Time. Each share, if any, of Quanex Common Stock held in the Quanex Rabbi Trust or trust that is used to fund the Spinco Deferred Compensation Plan shall be considered as held on behalf of third parties and shall receive the same treatment as each other share of Quanex Common Stock in accordance with the terms of the Merger Agreement.
     Section 9.3 Quanex Corporation Supplemental Salaried Employees’ Pension Plan
          (a) Establishment of Spinco Supplemental Pension Plan. Effective as of the Distribution Time, Spinco shall, or shall cause one of its Affiliates to, establish a non-qualified deferred compensation plan to benefit Spinco Participants who have accrued, or were eligible to accrue, benefits under the Quanex Supplemental Pension Plan immediately prior to the Distribution Date, the terms of which are substantially identical to the terms of the Quanex Supplemental Pension Plan as in effect immediately prior to the Distribution Time (the “Spinco Supplemental Pension Plan”). Effective as of the Distribution Time, Spinco hereby agrees to cause the Spinco Supplemental Pension Plan to assume responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, of the Quanex Supplemental Pension Plan with respect to all Spinco Participants therein. Spinco (acting directly or through its Affiliates) shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the Spinco Supplemental Pension Plan.
          (b) Continuation of Elections. As of the Distribution Time, Spinco (acting directly or through an Affiliate) shall cause the Spinco Supplemental Pension Plan to recognize and maintain all elections (including deferral, distribution and investment elections) and beneficiary designations with respect to Spinco Participants under the Quanex Supplemental Pension Plan to the extent such elections or designations are available under the Spinco Supplemental Pension Plan until a new election that by its terms supersedes such original election is made by the Spinco Participant in accordance with applicable law and the terms and conditions of the Spinco Supplemental Pension Plan.
          (c) No Vesting. The establishment of the Spinco Supplemental Pension Plan shall not affect the vesting, accrual or payment of any benefits to any Spinco Participants and

Quanex Participants under the Quanex Supplemental Salaried Employees’ Pension Plan or the Spinco Supplemental Salaried Employees’ Pension Plan.
     Section 9.4 Quanex Corporation Supplemental Benefit Plan
          (a) Establishment of Spinco Supplemental Benefit Plan. Effective as of the Distribution Time, Spinco shall, or shall cause one of its Affiliates to, establish a non-qualified deferred compensation plan and rabbi trust to benefit Spinco Participants who have accrued, or were eligible to accrue, benefits under the Quanex Supplemental Benefit Plan immediately prior to the Distribution Time, the terms of which are substantially identical to the terms of the Quanex Supplemental Benefit Plan and its related rabbi trust as in effect immediately prior to the Distribution Time (the “Spinco Supplemental Benefit Plan”). Effective as of the Distribution Time, Spinco hereby agrees to cause the Spinco Supplemental Benefit Plan to assume responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, of the Quanex Supplemental Benefit Plan with respect to all Spinco Participants therein. Spinco (acting directly or through its Affiliates) shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the Spinco Supplemental Benefit Plan.
          (b) Continuation of Elections. As of the Distribution Time, Spinco (acting directly or through an Affiliate) shall cause the Spinco Supplemental Benefit Plan to recognize and maintain all elections (including deferral, distribution and investment elections) and beneficiary designations with respect to Spinco Participants under the Quanex Supplemental Benefit Plan to the extent such elections or designations are available under the Spinco Supplemental Benefit Plan until a new election that by its terms supersedes such original election is made by the Spinco Participant in accordance with applicable law and the terms and conditions of the Spinco Supplemental Benefit Plan.
          (c) No Vesting. The establishment of the Spinco Supplemental Benefit Plan shall not affect the vesting, accrual or payment of any benefits to any Spinco Participants and Quanex Participants under the Quanex Supplemental Benefit Plan or the Spinco Supplemental Benefit Plan, respectively.
          (d) Transfer of Quanex SERP Rabbi Trust Assets. On or prior to the Distribution Time (or such later time as mutually agreed by the parties), Quanex shall cause the company-owned life insurance policies that cover any Spinco Participant that are held in the rabbi trust that is used to fund the Quanex Supplemental Benefit Plan (the “Quanex SERP Rabbi Trust”) to be assigned to the Spinco Supplemental Benefit Plan and its related trust, and shall direct the trustee of the Quanex SERP Rabbi Trust to transfer in-kind such policies to the Spinco Supplemental Benefit Plan. On or prior to the Distribution Time (or such later time as mutually agreed by the parties), Spinco shall cause the Spinco Supplemental Benefit Plan and its related trust to accept such assignment and transfer.
     Section 9.5 Quanex Director Plan.
     The Quanex Director Plan shall be terminated effective as of the Closing. Quanex shall retain all Liabilities for any benefits accrued by Quanex Directors under the Quanex Director Plan. Each participant under the Quanex Director Plan shall be entitled to a lump sum distribution of his or her accrued benefits, reduced for early payment [using the interest and mortality assumptions [TO BE DETERMINED], as soon as practicable following the Closing (but in no event later than ten business days after the Closing).

ARTICLE X
LONG-TERM INCENTIVE AWARDS
     Section 10.1 Quanex Options
          (a) Cancellation and Payment. Effective as of the Distribution Time, each Quanex Stock Option shall become 100% vested. Each Quanex Stock Option that is outstanding immediately prior to the Distribution Time shall be cashed out and then cancelled as provided for in the Merger Agreement.
          (b) Stock Option True-Up of Payments. Notwithstanding any other provision of this Agreement to the contrary, the responsibility for payments under Section 10.1(a) (“Option Payments”) shall be allocated between Quanex and Spinco as follows:
               (i) Quanex’ Responsibility for Option Payments. Quanex shall be responsible for any and all Option Payments to the extent the amount of the Option Payments do not exceed $40.6 million. If the amount of the Option Payments do not exceed $40.6 million, no later than three (3) business days following the Distribution Time (or such later time as mutually agreed by the parties), Quanex shall pay to Spinco an amount equal to the amount by which the amount of the Option Payments exceed $40.6 million.
               (ii) Spinco’s Responsibility for Option Payments. Spinco shall be responsible for any and all Option Payments to the extent the amount of the Option Payments exceed $40.6 million. If the amount of the Option Payments exceed $40.6 million, no later than three (3) business days following the Distribution Time (or such later time as mutually agreed by the parties), Spinco shall pay to Quanex an amount equal to the amount by which the amount of the Option Payments exceed $40.6 million.
     Section 10.2 Quanex Restricted Stock.
     Effective immediately prior to the Record Date, each outstanding share of Quanex Restricted Stock shall be 100% vested and all restrictions thereon shall lapse immediately prior to the Record Date (“Unrestricted Quanex Common Stock”). For the avoidance of doubt, the parties acknowledge that Unrestricted Quanex Common Stock shall be Quanex Common Stock for purposes hereof and the holder of such stock shall be a holder of Quanex Common Stock on the Record Date. Accordingly, the holders of each share of Unrestricted Quanex Common Stock shall receive the consideration provided under the Distribution Agreement to all other shareholders of Quanex Common Stock as determined on the Record Date and thereafter receive the same treatment as each other share of Quanex Common Stock in accordance with the terms of the Merger Agreement.
     Quanex shall satisfy any Minimum Statutory Tax Withholding Obligation arising upon the vesting of any shares of Unrestricted Quanex Common Stock by delivering to the holder a reduced number of shares of Quanex Common Stock in the manner specified herein. At the time of vesting of such shares, Quanex shall (a) calculate the amount of the Minimum Statutory Tax Withholding Amount on the assumption that all such shares of Quanex Common Stock vested under the award are made available for delivery, (b) reduce the number of such shares of Quanex Common Stock made available for delivery so that the fair market value of the shares of Quanex

Common Stock withheld on the vesting date approximates the Minimum Statutory Tax Withholding Amount and (c) in lieu of the withheld shares of Quanex Common Stock, remit cash to the United States Treasury and/or other applicable governmental authorities, on behalf of the holder, in the amount of the Minimum Statutory Tax Withholding Amount.
     Section 10.3 Quanex Restricted Stock Units.
     Each Quanex Restricted Stock Unit held by a Quanex Director that is outstanding immediately prior to the Closing shall be cashed out and then cancelled as provided for in the Merger Agreement.
     Section 10.4 Amendments.
     Prior to the Distribution Date, Quanex shall take such actions as may be required to effect this Article, including amending the applicable Quanex Stock Plans and award agreements as necessary.
     Section 10.5 SEC Registration.
     The parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the long-term incentive awards described in this Article X, to the extent any such registration statement is required by applicable law.

ARTICLE XI
ADDITIONAL COMPENSATION MATTERS
     Section 11.1 Quanex Stock Purchase Plan.
     Quanex and Spinco Employees will continue to participate in the Quanex Stock Purchase Plan through the last payroll date immediately preceding the Distribution Time, or such earlier time as determined by Quanex [(the “Final Offering Period Ending Date”). [Spinco shall pay to Quanex, within five days following the close of such offering period, the fair market value of the shares of Quanex Common Stock purchased under the Quanex Stock Purchase Plan during the offering period on behalf of Spinco Employees, less any amounts contributed under the Quanex Stock Purchase Plan through salary reductions by the Spinco Employees for such offering period. For this purpose, the fair market value of a share of Quanex Common Stock shall be the closing price of Quanex Common Stock on the New York Stock Exchange on the last trading day prior to the last payroll date preceding the Final Offering Period Ending Date.]
     Section 11.2 Incentive Awards.
          (a) Quanex Assumption or Retention of Incentive Liability. Except as otherwise provided herein and as provided in the attached Schedule 11.2, effective as of the Distribution Time, Quanex shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations relating to any incentive awards that any Spinco Participant is eligible to receive under the Quanex Corporation Long Term Incentive Plan, Quanex Corporation Management Incentive Plan or Quanex Corporation 2006 Omnibus Incentive Plan. These amounts shall be paid to such Spinco Participants no later than 30 days following the Distribution Time.
          (b) Special Bonus Provisions.
               (i) Quanex Corporation Long Term Incentive Plan Bonuses. Effective as of the Distribution Time, all incentive awards granted to Quanex Participants and Spinco Participants under the Quanex Corporation Long Term Incentive Plan shall fully vest and be distributable; provided, however, that with respect to awards granted under such plan in December 2005, such awards shall be payable based on the target amounts provided in the award and pro-rated by rounding up to the next full year in accordance with the terms of the Plan.
               (ii) Quanex Corporation Management Incentive Plan. Effective as of the Distribution Time, all incentive awards granted to Quanex or Spinco Participants who are or were employed in the corporate office of Quanex under the Quanex Corporation Management Incentive Plan shall fully vest and be distributable; provided, however, that the following rules shall apply:
                    (1) RONA Awards. With respect to RONA awards granted under such plan to Quanex or Spinco Participants who are or were employed in the corporate office of Quanex, such Participants shall be paid an amount under the award, if any, for the portion of the plan year prior to the Distribution Date based on year-to-date results and forecast for the remainder of the year, to be based on year-to-date eligible wages.

                    (2) Non-RONA Awards. With respect to non-RONA awards granted under such plan to Quanex or Spinco Participants who are or were employed in the corporate office of Quanex, such Spinco Participant shall be paid an amount under the award, if any, for the portion of the plan year prior to the Distribution Date based on year-to-date results and year-to-date eligible wages; provided, however, that in those instances where a formula requires a full year, the calculation shall be conducted using year-to-date results and forecast for the remainder of the year.
               (iii) Quanex Corporation 2006 Omnibus Incentive Plan. Effective as of the Distribution Time, all annual incentive awards or performance unit awards granted to Quanex and Spinco Participants under the Quanex Corporation 2006 Omnibus Incentive Plan shall fully vest and be distributable; provided, however, that the following rules shall apply:
                    (1) Annual Incentive Awards. With respect to annual incentive awards granted under the Quanex Corporation 2006 Omnibus Incentive Plan to Quanex Participants or Spinco Participants who are officers or division presidents, such Participant shall be paid an amount under the award, if any, for the portion of the plan year prior to the Distribution Date based on year-to-date results and forecast for the remainder of the year, to be paid based on year-to-date eligible wages.
                    (2) Performance Unit Awards. With respect to performance unit awards granted under the Quanex Corporation 2006 Omnibus Incentive Plan to Spinco Participants and Quanex Participants, such Participant shall be paid an amount under the award, if any, based on the target value of the performance unit and pro-rated by rounding up to the next full year in accordance with the terms of the Plan.
          (c) Time of Payment. Any payments distributable under this Section 11.2 shall be paid no later than thirty days after the Closing.
     Section 11.3 Severance Plans.
          (a) Establishment of Spinco Severance Plans. Effective as of the Distribution Time, Spinco shall take all steps necessary to establish a severance plan(s), which shall provide severance benefits in such amounts and to such employees as set forth in the Quanex Severance Plan (such Spinco severance plan(s) referred to herein as the “Spinco Severance Plans”).
          (b) Assumption of Severance and Retention Liabilities. Effective as of the Distribution Time, Spinco shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any severance or retention benefit to which a Spinco Employee is entitled under a Quanex Severance Plan or retention or severance agreement as of the Distribution Time. Likewise, Quanex shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any severance or retention benefit to which a Quanex Employee is entitled under a Quanex Severance Plan or severance or retention agreement.

     Section 11.4 Director, Officer and Key Man Life Insurance.
     Effective as of the Distribution Time, to the extent permitted under the policies, Spinco shall assume and maintain the life insurance policies applicable to Spinco Employees and Spinco Directors listed on Schedule 11.4, and Quanex shall have no further obligations under such policies. Except as provided in the first sentence of this Section, Quanex shall retain all director-owned and company-paid life insurance and current and former executive officer life insurance policies as listed on Schedule 11.4.
     Section 11.5 Quanex Vacation Policy.
     Effective as of the Distribution Time, Spinco shall assume all Liability with respect to any vacation which has accrued, in respect of the calendar year in which the Distribution Time occurs and the calendar year following the calendar year in which the Distribution Time occurs for those locations where vacation is accrued a year in advance, for the benefit of any Spinco Employee as of the Distribution Time under the Quanex Vacation Policy.
     Section 11.6 Sections 162(m)/409A.
     Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income Tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under section 409A of the Code.
     Section 11.7 Payroll Taxes and Forms W-2
     Pursuant to Section 5 of Revenue Procedure 2004-53, Spinco assumes Quanex’s or a member of the Quanex’s Group’s respective obligations to furnish Forms W-2 to Spinco Employees for the calendar year in which the Distribution Time occurs. Quanex shall provide Spinco with any information relating to periods ending at the Distribution Time necessary for Spinco to prepare and distribute Forms W-2 to Spinco Employees for the calendar year in which the Distribution Time occurs, which Forms W-2 will include all remuneration earned by Spinco Employees from Quanex or a member of the Quanex Group and Spinco during such year, and Spinco will prepare and distribute such forms.

ARTICLE XII
GENERAL
     Section 12.1 Approval by Quanex As Sole Stockholder.
     Effective as of the Distribution Time, Spinco shall have adopted the Spinco Plans in order to provide the benefits contemplated herein. The Spinco Plans shall be approved prior to the Distribution by Quanex as Spinco’s sole shareholder.
     Section 12.2 Sharing of Employee Information.
     Quanex and Spinco and their respective authorized agents shall, subject to and in compliance with all applicable laws regarding confidentiality, including but not limited to HIPAA, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for implementation of this Agreement. Any information shared or exchanged pursuant to this Agreement shall be subject to all applicable confidentiality laws as well as the confidentiality requirements set forth in the Distribution Agreement. The parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.
     Section 12.3 Reasonable Efforts/Cooperation.
     Each of the parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a governmental entity
     Section 12.4 Employer Rights.
     Nothing in this Agreement shall prohibit Spinco or any Spinco Affiliate from amending, modifying or terminating any Spinco Plan at any time within its sole discretion. In addition, nothing in this Agreement shall prohibit Quanex or any Quanex Affiliate from amending, modifying or terminating any Quanex Plan at any time within its sole discretion.
     Section 12.5 Effect on Employment.
     Except as expressly provided in this Agreement, the occurrence of the Distribution alone shall not cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Quanex Plans. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of Quanex, Spinco or any of their respective Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave, except as provided in any applicable collective bargaining agreement.

     Section 12.6 Consent Of Third Parties.
     If any provision of this Agreement is dependent on the Consent of any third party and such consent is withheld, the parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.
     Section 12.7 Access To Employees.
     Following the Distribution Time, Quanex and Spinco shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Quanex and Spinco) to which any employee, director or Benefit Plan of the Quanex Group or Spinco Group is a party and which relates to their respective Benefit Plans prior to the Distribution Time. The Party to whom an employee is made available in accordance with this Section 12.7 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection therewith.
     Section 12.8 Beneficiary Designation/Release Of Information/Right To Reimbursement.
     To the extent permitted by applicable law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Spinco Participants under Quanex Plans shall be transferred to and be in full force and effect under the corresponding Spinco Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Spinco Participant.
     Section 12.9 Effect if Distribution Does Not Occur.
     Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated prior to the Distribution Time, then all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Distribution Time, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to in writing by Quanex and Spinco and neither party shall have any Liability or further obligation to the other party under this Agreement.
     Section 12.10 Relationship of Parties.
     Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

     Section 12.11 Affiliates.
     Each of Quanex and Spinco shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by each of their Affiliates, respectively.
     Section 12.12 Survival.
     This Agreement shall survive the Distribution Time.
     Section 12.13 Notices.
     Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be given in accordance with the provisions for giving notice under the Distribution Agreement.
     Section 12.14 Interpretation.
     The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     Section 12.15 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.
     Section 12.16 Fiduciary Matters.
     The parties acknowledge that actions required to be taken pursuant to the Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law. Neither party shall be deemed to be in violation of the Agreement if it fails to comply with any provision of the Agreement based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party for any Liabilities caused by the failure to satisfy any such responsibility.
     Section 12.17 Consent to Jurisdiction and Service of Process.
     Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, hereby appoints the Corporation Trust Company as such party’s agent in the State of Delaware for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.
     Section 12.18 Waiver of Jury Trial.
     Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.
     Section 12.19 Force Majeure.
     No party (or any Person acting on its behalf) shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.
     Section 12.20 Authorization.
     Each of the parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such party.
     Section 12.21 Specific Performance.
     The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     Section 12.22 Assignment.
     Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party without the prior written consent of the other party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that, a party may assign this Agreement in connection with a merger transaction in which such party is not the surviving entity or the sale by such party of all or substantially all of its assets; and provided, further, that the surviving entity of such merger or the transferee of such assets shall agree in writing, reasonably satisfactory to the other parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

     Section 12.23 Successors and Assigns/No Third Party Beneficiary.
     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  This Agreement is solely for the benefit of Quanex and Spinco and their respective subsidiaries, Affiliates, successors and assigns, and is not intended to confer upon any other Persons any rights or remedies hereunder.
     Section 12.24 No Amendment of Plans.
     Unless explicitly designated otherwise, no provision of this Agreement is intended to be an amendment of any Quanex Plan or Spinco Plan. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to a Plan or another agreement, plan, program or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any amendatory effect.
     Section 12.25 Amendment.
     This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.
     Section 12.26 Entire Agreement.
     This Agreement, the Distribution Agreement, and each other ancillary agreement, including any annexes, schedules and exhibits hereto and thereto, as well as any other agreements and documents referred to herein and therein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. If there is any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.
     Section 12.27 Severability.
     If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.
     Section 12.28 Exhibits and Schedules.
     The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     Section 12.29 Waivers.
     The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.
     Section 12.30 Termination.
     Notwithstanding any provision hereof, following termination of the Distribution Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Time by and in the sole discretion of the Board of Directors of Quanex.  In the event of such termination, no party hereto or to any other Transaction Agreement shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement.
     Section 12.31 Counterparts.
     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 12.32 Construction.
     The parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     IN WITNESS WHEREOF, the parties have caused this Employee Matters Agreement to be executed as of the day and year first above written.

Quanex Corporation

By:

Name:
Title:

SPINCO*

By:

Name:
Title:
Signature Page—Employee Matters Agreement